RECEIVABLES PURCHASE AGREEMENT
Dated as of March 5, 2020
among
ADT LLC,
individually and as Servicer,
ADT FINANCE LLC,
as Seller,
THE VARIOUS PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
and
MIZUHO BANK, LTD.,
as Administrative Agent, Arranger, Collateral Agent and Structuring Agent

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APPENDIX A	Definitions

EXHIBIT A	Purchase Request
EXHIBIT B	Paydown Notice
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Information Package
EXHIBIT E	Forms of Contract
EXHIBIT F	Credit and Collection Policy
EXHIBIT G-1	Form of Lock-Box Account Payment Direction
EXHIBIT G-2	Form of Collection Account Payment Direction
EXHIBIT G-3	Form of Omnibus Account Payment Direction
EXHIBIT H	Form of Joinder

SCHEDULE I	Addresses for Notices
SCHEDULE II	Payment Instructions
SCHEDULE III	Advance Rate Matrix
SCHEDULE IV	Pool Limits
SCHEDULE V	Lock-box and Account Information
SCHEDULE VI	Certain UCC Details

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RECEIVABLES PURCHASE AGREEMENT
This RECEIVABLES PURCHASE AGREEMENT dated as of March 5, 2020 (this “Agreement”), is entered into by and among ADT LLC, a Delaware limited liability company (“ADT”), individually and as Servicer (as defined below), ADT FINANCE LLC, a Delaware limited liability company, (the “Seller”), the various PURCHASERS and PURCHASER AGENTS (as such terms are defined below) from time to time party hereto and MIZUHO BANK, LTD. (“Mizuho”), as Administrative Agent, Arranger, Structuring Agent and Collateral Agent (as such terms are defined below).
PRELIMINARY STATEMENT. ADT will, pursuant to the Sale Agreement (as defined below) from time to time, sell, or contribute, transfer and assign certain Receivables (as defined below) and the Related Assets (as defined below) to the Seller. Subject to the terms and conditions of this Agreement, the Purchasers may, from time to time, purchase from the Seller certain Receivables of the Seller on the terms set forth herein. Accordingly, the parties hereto agree as follows:
Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A, and the other interpretive provisions set out in Appendix A shall be applied in the interpretation of this Agreement.
ARTICLE I

PURCHASE OF RECEIVABLES
SECTION 1.1    Purchase of Pool Receivables and Related Assets; Purchase Price. In accordance with the procedures set forth in Section 1.2(a) and subject to the terms and conditions of this Agreement, including Article V, the Seller may, from time to time, elect to sell the Receivables identified in Annex A to the related Purchase Request, together with all Related Assets in respect thereof, to the Collateral Agent on behalf of the Purchasers and the Purchasers may in their sole discretion agree to purchase such Receivables and Related Assets. On each Purchase Date, in consideration of the payment to the Seller of the cash purchase price payable pursuant to Section 1.2(b), if any, (the “Cash Purchase Price”) by the participating Purchasers on such Purchase Date and the agreement to pay the deferred purchase price payable to the Seller pursuant to Section 1.2(g) (the “RPA Deferred Purchase Price”) the Seller shall sell, convey, transfer and assign to the Collateral Agent, on behalf of such Purchasers, each of the Receivables identified in Annex A to the related Purchase Request together with all Related Assets in respect thereto, in each case, as existing on the immediately preceding Cut-off Date (each, a “Purchase”). The Collateral Agent shall hold the Receivable Pool and Related Assets on behalf of the Purchasers in each Purchaser Group in accordance with the Proportionate Share of each Purchaser Group from time to time. Within each Purchaser Group each Purchaser Agent shall hold such Purchaser Group’s Proportional Share of the Receivable Pool and the Related Assets on behalf of the Purchasers in such Purchaser Group in accordance with the respective outstanding portions of the Investment funded by such Purchasers. The amount of the RPA Deferred Purchase Price determined on any Purchase Date relating to Receivables purchased by the Collateral Agent on behalf of the Purchasers on any Purchase Date in accordance with the terms of this Agreement shall be an amount equal to the aggregate Unpaid

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Balance of all such Eligible Receivables less the Cash Purchase Price, if any, paid for such Eligible Receivables.
SECTION 1.1    Purchase Procedures; Assignment of the Seller’s Interests.
(a)    Purchase Requests. Each Purchase of Receivables under this Agreement shall be made at the written request of the Seller or the Servicer (on behalf of the Seller) to the Administrative Agent (each a “Purchase Request”) not later than 11:00 a.m. (New York City time) on the fifth (5th) Business Day preceding the proposed Purchase Date. Any such Purchase Request shall be in substantially the form of Exhibit A hereto and shall specify (A) the desired date of such proposed Purchase (which shall be a Business Day occurring prior to the Purchase Termination Date and shall be a Settlement Date) and the Cut-off Date immediately preceding such proposed Purchase Date, (B) whether or not such proposed Purchase is a Non-Cash Purchase, (C) unless such proposed Purchase is to be a Non-Cash Purchase, the proposed Cash Purchase Price in respect of such proposed Purchase (which shall be an amount at least equal to $1,000,000 in the aggregate for all Purchaser Groups, or to the extent that the then available aggregate Purchasers’ Pool Limit is less than such amount, such lesser amount equal to such available unused portion of the aggregate Purchasers’ Pool Limit), (D) the RPA Deferred Purchase Price as of such proposed Purchase Date in respect thereof, (E) a detailed list of the Receivables proposed to be sold to the Purchaser on such proposed Purchase Date, including in respect of each Receivable the name and Billing Address of the related Obligor (or the identification number or code of such Obligor, provided that it includes the State (or commonwealth) in the United States in respect of such Billing Address), the account number or Contract identification number, the Remaining Term as of the proposed Purchase Date, the ADT Credit Score, the Product Type, whether a credit check was completed, the Unpaid Balance, the Financed Unpaid Balance, the aggregate Unpaid Balance of all such Receivables, and such additional detail that the Administrative Agent may from time to time reasonably request, of each Receivable as of the immediately preceding Cut-off Date, and (F) unless such proposed Purchase is to be a Non-Cash Purchase, the allocation of such proposed Purchase based on the Ratable Share of each Purchaser Group’s Purchase Limit; provided, however, that, the Seller (or the Servicer on its behalf) shall not submit a Purchase Request hereunder following the Purchase Termination Date. Each Purchase Request shall be accompanied by an Information Package (or in the case of the initial Purchase Date, a pro forma Information Package) in respect of the Settlement Period immediately preceding such proposed Purchase Date specified in such Purchase Request which shall also contain the pro forma information regarding such proposed Purchase required by Section 3.1(c). Upon the written request of the Seller or the Servicer, the Administrative Agent shall confirm to such requesting party each Purchasers Group’s Purchase Limit. A Purchase Request shall be irrevocable.
Not later than 1:00 pm (New York City time) on the same Business Day of its receipt of a Purchase Request together with the related Information Package pursuant to the foregoing paragraph (it being understood that if any such Purchase Request or Information Package is received by the Administrative Agent after 11:00 a.m. (New York City time) such Purchase Request and Information Package shall be deemed to have been received on the following Business Day), the Administrative Agent shall deliver a copy of such Purchase Request and Information Package to each Purchaser Agent. Except in respect of a proposed Non-Cash Purchase, each Purchaser Agent shall notify the Administrative Agent no later than 4:00 pm (New York City time) on the second (2nd) Business Day preceding the date of such proposed Purchase of whether the Purchasers in its Purchaser Group approve or reject the proposed Purchase; provided, that to the extent that any Purchaser Agent does not notify the Administrative Agent that it approves such proposed Purchase on or before 4:00 pm (New York City time) on such day, it shall be deemed to have rejected the proposed Purchase, unless on such day and prior to any proposed reallocation by the Administrative Agent of such Purchaser Group’s deemed rejected portion of the Ratable Share of the Cash Purchase Price in respect of such proposed Purchase, such non-responding Purchaser Agent approves in writing such proposed Purchase in the full amount of such requested Cash Purchase Price. In the event that some but not all of the Purchaser Groups agree to fund their Ratable Share of the Cash Purchase Price a proposed Purchase, the Seller may request the Administrative Agent to re-allocate the rejected portion of the proposed Purchase, and seek approval among the Purchaser Groups that approved the original proposed Purchase, based on the Ratable Share of the Purchase Limits of such Purchaser Groups; provided, that there shall be no obligation of any Purchaser in any Purchaser Group to fund any such incremental Purchase. Except in respect of a proposed Non-Cash Purchase, upon final allocation, which shall in no event result in the Purchaser Group Investment of any Purchaser Group to exceed its Purchaser Group Limit, the Administrative Agent shall advise each Purchaser Agent of the amount of the requested Purchase to be funded by each Purchaser in its Purchaser Group and the allocated share of each Purchaser of such Purchase (the “Allocated Share”), and each such approving Purchaser shall pay its Allocated Share of the applicable Cash Purchase Price on the proposed date of such Purchase (the “Purchase Date”) in accordance with clause (b) below. For the avoidance of doubt, no Purchaser shall have any obligation to approve any Purchase Request and except for the initial Purchase no Purchase shall be made on a day which does not constitute a Settlement Date. Neither the approval of any Purchaser Agent nor any other party will be required for any proposed Non-Cash Purchase and such Purchase shall be deemed to be made on the Settlement Date immediately following the date such Purchase Request is made in writing to the Administrative Agent (which Settlement Date shall be treated as the “Purchase Date” for such Non-Cash Purchase); provided, that (i) any Receivables included in such Non-Cash Purchase shall be treated as Eligible Receivables solely to the extent satisfying the definition thereof and (ii) each applicable condition precedent set forth in Section 5.2 shall be satisfied.
In connection with each Purchase Date, and in recognition of the sale of the Receivables hereunder and the sale of the Collections as existing on the immediately preceding Cut-off Date, the Servicer and Seller shall as promptly as practicable, and in any event within three (3) Business Days of such Purchase Date, deposit, or cause to be deposited, to the Collateral Agent’s Account, an amount equal to all Collections and other proceeds actually received by any ADT Entity with respect to such Pool Receivable that were collected during the period from (and including) the immediately preceding Cut-off Date and to (and including) such Purchase Date, and such deposit shall satisfy Seller’s and Servicer’s obligation to deposit or remit the corresponding portion of such Collections and other

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proceeds. For the avoidance of doubt, all Collections and other proceeds actually received after each Purchase Date, whether relating to a period prior to or after the related Purchase Date, shall be remitted to the Collateral Agent’s Account in accordance with this Agreement.
(b)    Payment of Cash Purchase. On each Purchase Date for any Purchase (other than any Non-Cash Purchase) which has been requested and approved in accordance with clause (a) above, the applicable Purchasers shall, upon satisfaction of the applicable conditions set forth herein (including in Article V) and upon the completion of the application of Collections in accordance with Section 3.1(d) with respect to such Purchase Date, pay their Allocated Share of the Cash Purchase Price with respect to such Purchase, which Cash Purchase Price shall equal the lesser of: (i) the amount requested by the Seller under clause (a) above, and (ii) the amount which, after giving effect to such Purchase and the application of all Collections on such Purchase Date in accordance with Section 3.1(d) is the largest amount that will not cause (a) the Purchasers’ Pool Investment to exceed the Purchasers’ Pool Limit, or (b) the sum of the Purchasers’ Pool Investment and the Required Reserves to exceed the Net Portfolio Balance. The Cash Purchase Price payable on any Purchase Date shall be paid in immediately available funds to the Seller at the account of the Seller specified on Schedule II or at such other account designated from time to time by the Seller or the Servicer (on behalf of the Seller) in the related Purchase Request.
(c)    Sale of Receivables. On each Purchase Date, the Seller hereby sells, assigns, and transfers to the Collateral Agent (for the benefit of the Purchasers) (ratably, according to each Purchaser’s Investment), in consideration of the aggregate Cash Purchase Price paid on each such Purchase Date, if any, and the agreement to pay the RPA Deferred Purchase Price in accordance with and subject to the terms of this Agreement, effective upon Seller’s receipt of payment of such Cash Purchase Price for such Receivables (or in the case of a Non-Cash Purchase, effective on the Settlement Date immediately following the date such Purchase Request is made in writing to the Administrative Agent), all of the Seller’s right, title and interest in, to and under (i) each of the Receivables specified on Annex A to the related Purchase Request, and (ii) all Related Assets with respect to such Receivables, in each case, as existing on the immediately preceding Cut-off Date. Notwithstanding such sale, assignment and transfer, neither the Collateral Agent nor any Purchaser shall have any right to sell, transfer or assign any Pool Receivables or Related Assets (or any interest therein) other than (x) pursuant to and in accordance with Section 10.2 following the Acceleration Date or (y) transfers of interests in the Receivable Pool and Related Assets in accordance with Section 13.3. On the Final Payout Date, all right, title and interest in, to and under the Pool Receivables and Related Assets shall revert back to the Seller, and any obligation to pay any RPA Deferred Purchase Price shall thereupon be extinguished.
(d)    Characterization as a Purchase and Sale; Recharacterization.
(i)    It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Receivable Pool and Related Assets to the Collateral Agent (for the benefit of the Purchasers) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Receivable Pool and Related Assets to the Collateral Agent (for the benefit of the Purchasers) hereunder shall be treated as a sale for all purposes (except for financial accounting purposes and except as may be permitted for tax purposes as provided in Section 1.2(d)(ii)). The provisions of this Agreement and the other Transaction Documents shall be construed to further these intentions of the parties. If, notwithstanding the foregoing, the transfer and conveyance of the Receivable Pool and Related Assets to the Collateral Agent (for the benefit of the Purchasers) is characterized by any bankruptcy trustee or any other Person as a pledge and not a sale, the parties intend that the Seller shall be deemed hereunder to have granted, and the Seller does hereby grant, to the Collateral Agent (for the benefit of the Purchasers) a security interest in and general lien on all of the Seller’s right, title, and interest now or hereafter existing in, to and under all of the Seller’s assets, whether now owned or hereafter acquired, and wherever located (whether or not in the possession or control of the Seller), including all of the Seller’s right, title and interest in, to and under the Receivable Pool and the Related Assets in respect thereof. For the avoidance of doubt, the foregoing shall not be construed to require any party hereto to characterize the transfer and conveyance of any Receivables hereunder as a sale for financial accounting purposes. Each of the parties hereto further expressly acknowledges and agrees that the Purchases by the Purchasers hereunder, regardless of the intended true sale nature of the overall transaction, are financial accommodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code to or for the benefit of the Seller. For the avoidance of doubt, the Receivables and Related Assets purchased by the Collateral Agent on behalf of the participating Purchasers on a Purchase Date, includes the right to receive all Collections and other proceeds payable or received by the Seller in respect of such Receivables on and after the Cut-off Date immediately preceding such Purchase Date, which Collections shall be applied in accordance with the terms of this Agreement, including without limitation Section 7.1(h).
(ii)    Tax Treatment.
(A)    It is the intention of the Seller (or, if applicable, ADT), the Servicer, the Administrative Agent, and the Purchasers that, for purposes of U.S. federal income tax and state and local taxes measured by net income, each Purchase will be treated as a loan from the applicable Purchaser to ADT or the Seller, as the case may be, under applicable tax laws (it being understood that all payments to the Purchasers, in their capacity as such, representing Yield, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments or other payments in connection with such loan), and none of the Seller (or, if applicable, ADT), the Servicer, the Administrative Agent, the Collateral Agent nor the Purchasers shall take any position inconsistent therewith for such tax purposes, unless otherwise required by applicable laws as confirmed in the opinion of nationally recognized tax counsel and the person taking any such inconsistent position provides written advance notice

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to the other Affected Parties of such change in position, it being understood that the parties to this Agreement will otherwise defend in good faith such agreed-upon position prior to such change in position.
(B)    ADT and the Seller, by entering into this Agreement, and the Purchasers, by funding the Purchase of the Receivable Pool and Related Assets, agree to treat the Purchase of the Receivable Pool and Related Assets, for purposes of U.S. federal income tax and state and local taxes measured by net income, and for state and local sales and other transactional tax purposes, as creating indebtedness secured by the Receivable Pool and Related Assets. Accordingly, the Seller (or, if applicable, ADT), rather than the Collateral Agent, the Administrative Agent, the Purchasers, or any other Affected Party, shall be entitled to and shall retain the benefit of (1) any bad debt deduction for written-off receivables for purposes of U.S. federal income tax and state and local taxes measured by net income, and (2) any deduction, credit, or refund with respect to state and local sales and other transactional taxes paid or collected and remitted to the appropriate Governmental Authority on written-off receivables. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties. For purposes of this Section 1.2(d)(ii)(B), the term “Affected Party” shall include any assignee pursuant to Section 13.3(c) or 13.3(d).
(e)    Purchasers Limitation on Payments. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Purchaser Agents, the Collateral Agent or the Administrative Agent shall be obligated (whether on behalf of a Purchaser or otherwise), to pay any amount to the Seller in respect of any portion of the RPA Deferred Purchase Price relating to the Receivable Pool, except in accordance with Section 1.2(g), from available Collections deposited in the Collateral Agent’s Account. Any amount which the Administrative Agent, the Collateral Agent, a Purchaser Agent or a Purchaser is not obligated to pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or obligation of, any Purchaser Agent, the Collateral Agent, any Purchaser, or the Administrative Agent, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to the Seller pursuant to the terms hereof and such party is contractually obliged to make such payment.
(f)    Obligations Not Assumed. The foregoing sale, assignment, transfer, and conveyance does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent, any Purchaser Agent, the Collateral Agent or any Purchaser of any obligation or liability of the Seller, ADT, the Servicer, or any other Person under or in connection with all, or any portion of, the Receivable Pool or Related Assets, all of which shall remain the obligations and liabilities of the Seller, ADT, the Servicer, and such other Persons, as applicable.

(g)    RPA Deferred Purchase Price. In accordance with the terms of, and subject to the limitations set forth in, this Agreement, the Collateral Agent (on behalf of the Purchasers in each Purchaser Group) shall pay to the Seller the RPA Deferred Purchase Price relating to the Receivable Pool on each Settlement Date from the related Monthly Collections that are available for allocation therefor (if any) pursuant to Section 3.1(d)(vii). Any payment of any amount of RPA Deferred Purchase Price shall be deemed to be made by each Purchaser Group according to its Proportionate Share of such amount. Any amounts properly distributed to the Seller in accordance with this Section 1.2(g) in respect of the RPA Deferred Purchase Price shall be for the account of the Seller, and may be applied by the Seller for so long as no Event of Termination or Unmatured Event of Termination would be continuing immediately after such application, toward the purchase of additional Receivables and Related Assets or may be distributed to ADT.
ARTICLE II

COMPUTATIONAL RULES
SECTION 2.1    Selection of Rate Tranches. Subject to the requirements set forth in this Article II, each Purchaser Agent shall from time to time, only for purposes of computing Yield with respect to each Purchaser in its Purchaser Group, account for such Purchaser’s Investment in terms of one or more Rate Tranches and the applicable Yield Rate, which may be different for each Rate Tranche. Each Purchaser’s Investment in respect of the Receivable Pool shall be allocated to each Rate Tranche by the related Purchaser Agent to reflect the funding sources for each portion of the Receivable Pool so that:
(a)    there will be one or more Rate Tranches in respect of the Receivable Pool, selected by each Purchaser Agent, reflecting the portion, if any, of the aggregate Investment of the Purchasers in its Purchaser Group funded or maintained by such Purchasers other than through the issuance of Commercial Paper Notes (including by outstanding Liquidity Advances or by funding under an Enhancement Agreement); and
(b)    there will be a Rate Tranche in respect of the Receivable Pool, selected by each Purchaser Agent, equal to the excess of the aggregate Investment of the Purchasers in its Purchaser Group over the aggregate amounts allocated at such time pursuant to clause (a) above, which Rate Tranche shall reflect the portion of such aggregate Investment funded or maintained by such Purchasers through the issuance of Commercial Paper Notes.
Each Purchaser Agent may in its sole discretion, allocate all or any portion of any Purchaser’s Investment in respect of any Purchaser in its Purchaser Group to one or more Rate Tranches as such Purchaser Agent shall select.
SECTION 2.2    Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment. In making any determination of the Purchasers’ Pool Investment, any Purchaser’s Investment and any Purchaser’s Tranche Investment, the following rules shall apply:

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(a)    (a)    each Purchaser’s Investment shall not be considered reduced unless Collections available for distribution pursuant to Section 3.1(d)(iv) shall have been actually paid to, and received by, the applicable Purchaser Agent for application hereunder to reduce such Purchaser’s Investment in accordance with the terms hereof;
(b)    each Purchaser’s Investment (or any other amounts payable under any Transaction Document) shall not be considered reduced (or paid) by any distribution of any portion of Collections or other payments, as applicable, if at any time such distribution or payment is rescinded or must otherwise be returned for any reason; and
(c)    if there is any reduction in any Purchaser’s Investment, there shall be a corresponding reduction (in the aggregate) in such Purchaser’s Tranche Investment with respect to one or more Rate Tranches selected by the related Purchaser Agent in its reasonable discretion.
SECTION 2.3    Computation of Yield. In making any determination of Yield, the following rules shall apply:
(a)    Yield shall accrue daily on the Purchasers’ Pool Investment on such day. Each Purchaser Agent shall determine the Yield accruing with respect to each Rate Tranche for the Purchasers in its Purchaser Group daily, in accordance with the definition of Yield;
(b)    no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and
(c)    Yield for any Rate Tranche shall not be considered paid by any distribution or other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason.
SECTION 2.4    Yield Rate, Fees, Etc. It is understood and agreed that (a) the Yield Rate for any Rate Tranche may change from one applicable Yield Period or Settlement Period to the next, and the applicable Bank Rate, Base Rate, CP Rate or Hedge Rate used to calculate the applicable Yield Rate may change from time to time and at any time during an applicable Yield Period or Settlement Period, (b) any rate information provided by any Purchaser Agent to the Seller or the Servicer shall be based upon such Purchaser Agent’s good faith estimate.
SECTION 2.5    Benchmark Replacement. (a) Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Seller may mutually agree to amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment will become effective without any further action or consent of the Purchase Agents, Purchasers or the Servicer: at 5:00 p.m. on the fifth (5th) Business Day (or such earlier Business Day set forth in the notice of such proposed amendment) after the Administrative Agent and the Seller have provided such proposed amendment to the Purchaser Agents and the Servicer in all cases. No replacement of the LIBO Rate with a Benchmark

Replacement pursuant to this Section 2.5 will occur prior to the applicable Benchmark Transition Start Date.
(a)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Seller will have the right to mutually agree to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Purchaser Agents or the Purchasers.
(b)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller, the Servicer and each Purchaser Agent of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent and the Seller pursuant to this Section 2.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Administrative Agent’s sole discretion and without consent from any Purchaser Agent, any Purchaser or the Servicer, except, in each case, as expressly required pursuant to this Section 2.5.
(c)    Benchmark Unavailability Period. During any Benchmark Unavailability Period, the Yield that would be computed using the LIBO Rate shall be computed using the Base Rate.
ARTICLE III

SETTLEMENTS
SECTION 3.1    Settlement Procedures.
The parties hereto will take the following actions with respect to each Settlement Date:
(a)    Information Package. By no later than the fifth (5th) Business Day prior to each Settlement Date specified in clause (a) of the definition thereof, (each a “Reporting Date” for and related to the Settlement Period ending immediately prior to such date and, to the extent required in clause (b) below, the Yield Period ending immediately prior to such Settlement Date), the Servicer shall deliver to the Collateral Agent and the Administrative Agent, which the Administrative Agent shall, upon receipt, forward to each Purchaser Agent, an e-mail attaching an Excel file and a file in .pdf or similar format signed by a Responsible Officer of the Servicer containing the information described in Exhibit D,

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including the information calculated by the Servicer pursuant to this Section 3.1 (each, an “Information Package”) for and related to the Settlement Period ending immediately prior to such Reporting Date; provided, that during the continuance of an Unmatured Event of Termination or Event of Termination, the Administrative Agent may (or at the request of the Required Purchasers shall) request, in its reasonable discretion, the Servicer to, and the Servicer agrees to, deliver any information related to the Pool Receivables and Related Assets, or the transactions contemplated hereby as the Administrative Agent or the Required Purchasers shall request (including a calculation of the Net Portfolio Balance, the Required Reserves and each component or subcomponent thereof (including as determined on dates other than as set forth therein), the daily Collections, etc.) on each Business Day.
(b)    Yield; Other Amounts Due. On or before the second (2nd) Business Day prior to each Reporting Date, each Purchaser Agent shall notify the Administrative Agent and the Servicer of (i) the amount of Yield accrued in respect of each related Rate Tranche funded by the Purchasers in each Purchaser Group for each day during, in respect of Yield calculated at the CP Rate, the most recently ended Settlement Period, and in respect of Yield calculated at the Bank Rate, the Yield Period ending immediately prior to the related Settlement Date, and (ii) all Fees accrued each day during the most recently ended Settlement Period, and (iii) all other amounts payable or to be paid by the Seller under this Agreement and the other Transaction Documents on the immediately succeeding Settlement Date (other than amounts described in clause (c) below) to such Purchaser Agent or any Purchaser in, or Affected Party related to, any Purchaser Group. Such Yield, Fees and other amounts accrued in respect of such immediately preceding Settlement Period or Yield Period, as applicable, shall be due and payable by the Seller on the next succeeding Settlement Date (notwithstanding any limitation on recourse or other liability limitation contained (other than for the avoidance of doubt, the usury savings clause set forth in this Agreement) herein to pay such amounts).
(c)    Settlement Computations. On each Reporting Date, the Servicer shall include in the Information Package, calculations, as of the most recent Cut-off Date for the related Settlement Period or Yield Period, as applicable, the following (I) without taking into account any Receivables included in a Purchase to be made on the Settlement Date next succeeding such Reporting Date, (A) the Unpaid Balance and Financed Unpaid Balance of each of the Pool Receivables, the Purchasers’ Pool Investment, the Purchaser Group Investment of each Purchaser Group, the Required Reserves, the Net Portfolio Balance, and each component of each of the foregoing, (B) the amount of the reduction or increase (if any) in each of the Required Reserves, the Net Portfolio Balance, the Purchasers’ Pool Investment and the Purchaser Group Investment since the Cut-off Date immediately preceding the Cut-off Date for the most recently ended Settlement Period, and each component of each of the foregoing (including a breakdown of Collections and Deemed Collections and any related Dilutions or other reductions, if any, during such Settlement Period), (C) the excess (if any) of the sum of the Purchasers’ Pool Investment and the Required Reserves, over the Net Portfolio Balance, (D) the excess (if any) of the Purchasers’ Pool Investment, over the Purchasers’ Pool Limit, (E) the excess (if any) of the Purchaser Group Investment of each Purchaser Group, over the Purchaser Group Limit of each such

Purchaser Group, (F) the aggregate Investment of any Exiting Purchasers, (G) the total Pool Deficiency Amount (if any), (H) the total Deemed Collections for such Settlement Period, (I) the amount of all other Obligations payable on the next Settlement Date, (J) the Excess Concentration Amount, (K) the Pool Receivables (and the aggregate Financed Unpaid Balance thereof) that are subject to the Conditional Service Guaranty and have been originated within the six (6) months prior to such Reporting Date, and (L) the amount of Monthly Collections; and (II) if any Purchase Request is being delivered contemporaneously with the delivery of such Information Package, the information specified in clauses (A), (C) through (I), (K) and (L) above, determined on a pro forma basis after giving effect the proposed Purchase to be made on the Settlement Date next succeeding such Reporting Date, the computation of the Collections available for allocation pursuant to each sub-section (i) through (vii) of Section 3.1(d), the computation of the Cash Purchase Price, if any, to be paid by the Purchasers on such next succeeding Settlement Date in respect of any Purchase in accordance with Section 1.2(b).
(d)    Order of Application. The Collateral Agent shall, on each Settlement Date, to the extent funds are available in the Collateral Agent’s Account, distribute the related Monthly Collections for the following purposes and in the following order of priority:
(i)    to the Servicer, all accrued then due and unpaid Servicing Fee;
(ii)    to the Collateral Agent and the Administrative Agent in respect of all costs, expenses, Fees and Indemnified Amounts then due and payable to the Collateral Agent and the Administrative Agent (solely in their capacities as such) under this Agreement and the other Transaction Documents; provided, that the expenses and Indemnified Amounts payable under this clause (i) on any Settlement Date shall not in the aggregate exceed $500,000;
(iii)    on a pari passu basis, to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Yield and Fees due and payable to them and the members of their respective Purchaser Groups) Yield accrued and unpaid on all Rate Tranches relating to the Receivable Pool for the Purchasers in its Purchaser Group howsoever funded or maintained during (x) in respect of Yield calculated at the CP Rate, the related Settlement Period and (y) in respect of Yield calculated at the Bank Rate, the Yield Period ending immediately prior to such Settlement Date and to the accrued and unpaid Fees for its Purchaser Group then due and payable;
(iv)    to the Purchaser Agents to the reduction of the Purchasers’ Pool Investment (A) if clause (C) below does not apply, to reduce, to the extent necessary, the Pool Deficiency Amount to zero in the priority set forth in Section 3.1(e), ratably (based upon the respective amounts of reduction of Investment owed to each Purchaser Group in respect of each application to the Purchasers in each such Purchaser Agent’s Purchaser Group), determined without taking into account any Receivables to be acquired by the Purchasers on such Settlement Date, (B) if clause (C) below does not apply, in the amount required pursuant to Section 3.2(b), ratably (based upon their respective Purchaser Group Investments), determined

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without taking into account any Receivables to be acquired by the Purchasers on such Settlement Date, or (C) during the continuance of an Event of Termination or an Unmatured Event of Termination or following the Purchase Termination Date, ratably (based upon their respective Purchaser Group Investments) to reduce the Purchasers’ Pool Investment to zero; provided, that for the avoidance of doubt, any amounts paid to any Purchaser Agent pursuant to this clause (iv) shall be applied in reduction of the Investment of the relevant Purchasers in such Purchaser Agent’s Purchaser Group;
(v)    to the Purchaser Agents and the Purchasers ratably (based on the aggregate accrued and unpaid Seller Obligations owing) in respect of all costs, expenses and Indemnified Amounts due and payable to the Purchaser Agents and the Purchasers (solely in their capacities as such) under this Agreement and the other Transaction Documents;
(vi)    first, ratably (based upon the amounts due and payable), to the Collateral Agent and the Administrative Agent in respect of expenses and Indemnified Amounts due and payable to the Collateral Agent and the Administrative Agent, to the extent such amounts were not paid pursuant to clause (i) above, and second, to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Seller Obligations owing to their respective Purchaser Groups) all accrued and unpaid other Seller Obligations due and payable to any Affected Parties in such Purchaser Agent’s Purchaser Group;
(vii)    to the Seller, for its own account, amounts in respect of payment of the RPA Deferred Purchase Price; and
(viii)    to the Seller, for its own account, any remaining amounts.
(e)    Priority for Investments Reductions. The Collateral Agent shall apply Monthly Collections in the Collateral Agent’s Account which are available to reduce the Pool Deficiency Amount in accordance with clause (iv)(A) of Section 3.1(d) to the applicable Purchaser Agents, pari passu based upon respective amounts owed to each Purchaser in the related Purchaser Groups for each such specified applications in the following order: (i) first, to reduce the Purchasers’ Pool Investment to an amount equal to the Net Portfolio Balance, minus the Required Reserves at such time, (ii) second, to reduce the Purchasers’ Pool Investment to an amount equal to the Purchasers’ Pool Limit, (iii) third, to reduce each Purchaser Group Investment to an amount equal to the related Purchaser Group Pool Limit, and (iv) fourth to reduce the aggregate Investment of all Exiting Purchasers to zero.
SECTION 3.2    Deemed Collections; Reduction of Purchasers’ Pool Investment, Etc.
(a)    Deemed Collections. If on any day:
(i)    the Unpaid Balance of any Pool Receivable is reduced, cancelled, subject to set-off, offset, netting, special refund or credit as a result of

Dilution or for any other reason, including pursuant to the Conditional Service Guaranty (other than solely as a result of such Pool Receivable becoming a Defaulted Receivable in accordance with the Credit and Collection Policy) as a result of the bankruptcy or insolvency of the related Obligor or a payment default of the related Obligor;
(ii)    the Financed Unpaid Balance of any Pool Receivable is less than the amount included to represent such amount in calculating the Net Portfolio Balance for purposes of any Information Package;
(iii)    any Pool Receivable (or the terms of any related Contract governing such Pool Receivable) is extended, amended, waived, or otherwise modified or adjusted (except as set forth in clause (iv) below) or as expressly permitted under Section 8.2(b);
(iv)    the due date for payment of any Pool Receivable is extended to a date that is more than thirty (30) days after such Pool Receivable’s original due date;
(v)    (A) any of the representations or warranties of the Seller set forth in clauses (j) or (n) or (bb) of Section 6.1 or the Servicer set forth in Section 6.2(t) were untrue when made with respect to any Pool Receivable, or (B) if the Level 1 Ratings Trigger is in effect, any Pool Receivable is a Conditional Service Guaranty Receivable; or
(vi)    any Collection Agent Fee is paid, including by setoff, offset or reduction of any Collections;
then, on such day, the Seller shall be deemed to have received a Collection of such Pool Receivable and, in respect of such Collections deemed received during any Settlement Period, the Seller shall, unless such amounts are permitted to be netted as provided below, pay to the Collateral Agent’s Account by the date which is no later than three (3) Business Days (x) in respect of clause (ii) or (v) above, after the Seller or the Servicer has knowledge thereof or has received notice thereof, and (y) in respect of any other clause above, prior to the Settlement Date immediately succeeding such Settlement Period or after the occurrence of an Event of Termination that remains continuing, within one (1) Business Day from the event giving rise to such Deemed Collection) for application by the Collateral Agent pursuant to Section 3.1(d) as provided in this Agreement an amount equal to:
(1)    in the case of clause (i) above, the amount of such reduction, set-off, offset, netting, special refund, credit or cancellation; in the case of clause (ii) above, the difference between the actual Financed Unpaid Balance and the amount included to represent such amount in respect of such Pool Receivable in calculating the Net Portfolio Balance in such Information Package; or, in the case of clause (iv) above, in the amount that such extension affects the Financed Unpaid Balance of the related Pool Receivable in the sole determination of the Administrative Agent, as applicable, by notice to

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the Seller and the Servicer; provided, that the aggregate amount of Deemed Collections paid by the Seller pursuant to this clause 1 in respect of any Pool Receivable shall not exceed its Financed Unpaid Balance; or
(2)    in the case of clause (iii) or (v) above, the amount of the entire Financed Unpaid Balance of the relevant Pool Receivable or Pool Receivables (as determined immediately prior to the applicable event) with respect to which such extension, amendment, waiver, or modification occurs or such representations or warranties were or are untrue; or
(3)    in the case of clause (vi) above, the amount by which such Collection Agent Fee exceeds the lesser of (i) the ordinary course and customary collection fees and expenses payable to Collection Agents by the Servicer and consistent with its past practices as reasonably demonstrated by the Servicer to the Administrative Agent, and (ii) an amount equal to 20% of the Financed Unpaid Balance of the applicable Pool Receivable as determined immediately prior to the payment of such Collection Agent Fee;
provided, that so long as no Event of Termination or Unmatured Event of Termination shall have occurred and be continuing, in the event the Seller has paid Deemed Collections in respect of a Pool Receivable at least equal to the amount of the full Financed Unpaid Balance thereof to the Collateral Agent’s Account, in accordance with and pursuant to this Section 3.2, such Pool Receivable and the Related Assets thereof shall be deemed repurchased by the Seller and shall be automatically released from the security interest of the Collateral Agent upon such payment in full of such Deemed Collections to the Collateral Agent’s Account, and upon such repurchase, the portion of the RPA Deferred Purchase Price relating to such Pool Receivable shall be deemed to be fully satisfied and discharged, without any further action on the part of any Person; provided, further, that for the avoidance of doubt, no ADT Entity shall initiate any amendments to any Pool Receivable or otherwise take any action that would result in a Deemed Collection for the purpose of repurchasing any Pool Receivable, and any such action shall constitute an Event of Termination under Section 10.1(q).
Collections deemed received by the Seller under this Section 3.2(a) are herein referred to as “Deemed Collections”. To the extent no Pool Deficiency Amount would result therefrom, the Seller may, at its option, net the amount of Deemed Collections required to be deposited in the Collateral Agent’s Account prior to any Settlement Date, from the amount of the RPA Deferred Purchase Price payable to the Seller on the next Settlement Date after the due date of payment of such Deemed Collections by Seller hereunder.
(b)    The Sellers’ Optional Reduction of Purchasers’ Pool Investment. The Seller may at any time and from time to time elect to reduce (in whole or in part) Purchasers’ Pool Investment by giving or causing the Servicer to give the Collateral Agent and the Administrative Agent at least five (5) Business Days’ prior written notice (which shall be in substantially the form of Exhibit B hereto) of such elected reduction, which notice shall include (i) the proposed date of such reduction, which shall be a Settlement Date, and (ii) the amount of any such proposed reduction (which amount shall be not less than $5,000,000 and shall be an integral multiple of $100,000 thereafter). Any such requested reduction in the Purchasers’ Pool Investment shall be applied to reduce the Investments of each Purchaser to the extent Monthly Collections are available therefor in accordance with Section 3.1(d).
SECTION 3.3    Payments and Computations, Etc.
(a)    Payments. All amounts to be paid to, or deposited by the Seller, the Servicer or ADT with, the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any other Person hereunder shall, except as otherwise expressly provided herein, be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the Collateral Agent’s Account or to such other account as the Collateral Agent shall designate in writing to the Seller and the Servicer from time to time.
All ADT Obligations to be paid by any ADT Entity (other than the Seller) to the Collateral Agent, the Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party or any Affected Party shall, except as otherwise expressly provided herein, be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the Administrative Agent’s Account.
Amounts remitted to the Administrative Agent’s Account in respect of ADT Obligations shall be distributed on each Settlement Date for the payment of ADT Obligations due and payable on or prior to such Settlement Date (i) to the Administrative Agent and the Collateral Agent for ADT Obligations then due and payable to it in accordance with the terms of this Agreement, and (ii) to the applicable Purchaser Agent for ADT Obligations then due and payable to it, its related Purchasers, its related Affected Parties and its related Indemnified Parties. For purposes of making the applications set forth in the immediately preceding sentence, the Administrative Agent shall rely upon the certifications (the “Demand Certifications”) of each of the Collateral Agent (if other than the Administrative Agent) and each of the Purchaser Agents (if other than the Administrative Agent) as to the ADT Obligations then due and payable to it (or in respect of a Purchaser Agent owing to it and its related Purchasers, Affected Parties and Indemnified Parties). Each of the Collateral Agent (if other than the Administrative Agent) and each Purchaser Agent shall provide the Administrative Agent with a Demand Certification upon making any demand or claim for payment of any ADT Obligations, which Demand Certification shall specify the date upon which such ADT Obligations are due and payable and the ADT Obligation giving rise to such payment. If amounts remitted in respect of ADT Obligations which are on deposit in the Administrative Agent’s Account on any Settlement Date are insufficient to pay in full all ADT Obligations which are then due and payable on such Settlement Date, the Administrative Agent shall distribute such funds on a pro rata basis to the relevant parties based upon the ADT Obligations then due and payable to such parties based upon the amount of the ADT Obligations then due and payable to it (in respect of each of its capacities hereunder) and the Demand Certifications which the Administrative Agent has received.

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The Administrative Agent shall have no liability for making payments in accordance with this Section 3.3(a) based upon the Demand Certifications.
(b)    Late Payments. Each ADT Entity, shall pay to the applicable Purchaser Agent, for the benefit of the applicable Affected Party, interest on all amounts not paid or deposited by such party on the date when due hereunder at an annual rate equal to 2.00% above the Base Rate, payable on demand, provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law.
(c)    Method of Computation. All computations of interest, Yield, Liquidation Discount, Yield and Fee Reserve, any Fees payable under Section 4.1, and any other fees payable by the Seller to the Collateral Agent, any Purchaser, any Purchaser Agent, the Administrative Agent, or any other Affected Party in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed (except that calculations with respect to the Prime Rate shall be on the basis of a year of 365 or 366 days, as the case may be).
(d)    Payment of Currency and Setoff. All payments by any ADT Entity or the Servicer to any Affected Party or any other Person in connection with the Transaction Documents shall be made in U.S. Dollars and without set-off or counterclaim, except, for the avoidance of doubt, any netting expressly permitted herein. Any ADT Entity’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.
(e)    Taxes.
(i)    Except to the extent required by applicable Law, any and all payments and deposits required to be made hereunder, under any other Transaction Document or under any instrument delivered hereunder or thereunder to any Affected Party or otherwise hereunder or thereunder by the Seller or the Servicer shall be made free and clear of, and without withholding or deduction for, any and all present or future Indemnified Taxes. If the Seller or the Servicer shall be required by applicable Law to make any such withholding or deduction, (A) the Seller (or the Servicer, on its behalf) shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.3(e)), such Affected Party receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) the Seller (or the Servicer, on its behalf) shall make such deductions, and (C) the Seller (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Law.
(ii)    The Seller will indemnify each Affected Party for the full amount of (A) Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Affected Party, as the case may be, and any reasonable expenses payable by such Affected Party arising therefrom or with respect thereto; and (B) any incremental U.S. federal income or withholding Taxes or state or local Taxes measured by net income that arise because a Purchase of the Receivable Pool or Related Assets is not treated by a taxing authority as intended for purposes of U.S. federal income Tax or state or local Taxes measured by net income under Section 1.2(d)(ii)(A) (such indemnification described in this clause (B) will include U.S. federal income and withholding Taxes and state and local Taxes measured by net income necessary to make such Affected Party whole on an after-tax basis taking into account the taxability of receipt of payments under this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing); provided, however, that no Affected Party shall be entitled to indemnification under this clause (B) for Taxes other than Taxes attributable solely and directly to income derived from the transactions effectuated by the Transaction Documents. Notwithstanding anything to the contrary in this Agreement, no Affected Party shall recover, whether through a payment of additional amounts pursuant to Section 3.3(e)(i) or a payment pursuant to the indemnification obligations of this Section 3.3(e)(ii), more than once for any Tax imposed. Any indemnification under this Section 3.3(e)(ii) shall be paid by the Seller to the Collateral Agent’s Account by the date which is no later than three (3) Business Days prior to the Settlement Date immediately succeeding the Settlement Period in which written demand therefor is made by any Affected Party , together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.
(iii)    Within five (5) days after the date of any payment of Taxes withheld by the Seller or the Servicer, as applicable, in respect of any payment to any Affected Party, the Seller or the Servicer, as applicable, will furnish to the Administrative Agent, the original or a certified copy of a receipt evidencing payment thereof (or other evidence reasonably satisfactory to the Administrative Agent).
(iv)    Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the resignation or replacement of, or any assignment by, any Affected Party, and the payment in full of Obligations hereunder.
(v)    (A)    Any Affected Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Servicer (on behalf of the Seller) and the Administrative Agent, at the time or times reasonably requested by the Seller or the Servicer and at the time or times prescribed by applicable Law, such properly completed and executed documentation reasonably requested by the Seller or the Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Party, if reasonably requested by the Seller or the Servicer, shall deliver such other documentation prescribed by

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applicable Law or reasonably requested by the Seller or the Servicer as will enable the Seller or the Servicer to determine whether or not such Affected Party is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, submission of such documentation (other than any documentation required by clause (B) below) shall not be required if in the Purchaser’s reasonable judgment such completion, execution, or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.
(A)    Without limiting the generality of the foregoing,
(1)    Each Affected Party that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Seller) and the Administrative Agent such certificates, documents, or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, W-IMY (or any successor form), with appropriate attachments, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Affected Party establishing that any payment made or deemed made to such Affected Party is (i) not subject to United States Federal withholding Tax under the Code because such payments are effectively connected with the conduct by such Affected Party of a trade or business in the United States, (ii) exempt or entitled to a reduction from United States Federal withholding tax under a provision of an applicable Tax treaty, (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Affected Party shall also deliver a certificate to the effect that such Affected Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Seller, within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or (iv) made to a person who is not the beneficial owner of the payments. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from the Seller or the Administrative Agent.
(2)    Each Affected Party that is a “United States person,” shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Seller) and the Administrative Agent such certificates, documents, or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 (or any successor form) or any other applicable certificate or statement of exemption properly completed and duly executed by such Affected Party establishing that payment made to such Affected Party is not subject to United States Federal backup withholding Tax under the Code. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents, or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from the Seller or the Administrative Agent.
(3)    Each Affected Party that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement, deliver to the Servicer (on behalf of the Seller) and the Administrative Agent such certificates, documents, or other evidence as may reasonably be requested by the Servicer (on behalf of the Seller) or the Administrative Agent, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents, or other evidence from time to time establishing that payments received hereunder are not subject to such withholding, or are subject to a reduced rate of withholding, upon receipt of a written request therefor from the Servicer (on behalf of the Seller) or the Administrative Agent.
(4)    If a payment made to an Affected Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to the Seller (or the Servicer on behalf of the Seller) and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller (or the Servicer on behalf of Seller) or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller (or the Servicer on behalf of Seller) or the Administrative Agent as may be necessary for the Seller (or the Servicer on behalf of the Seller) and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(vi)    For purposes of this Section 3.3(e), “applicable Law” includes FATCA.

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(vii)    Each Purchaser (or in respect of a Conduit Purchaser, the Purchaser Agent on behalf of such Conduit Purchaser) shall severally indemnify the Administrative Agent, within five (5) days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that the Seller or ADT has not already indemnified the Administrative Agent for such Indemnified Taxes and without limited the obligation of the Seller or ADT to do so), (ii) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 13.3(b) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant taxing authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by the Administrative Agent to the Purchase from any other source against any amount due to the Administrative Agent under this paragraph (e)(vii).
(viii)    Any Affected Party claiming compensation under Section 4.2(a) or any Indemnified Taxes or additional amounts payable pursuant to this Section 3.3 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Servicer, file any certificate or document reasonably requested in writing by the Seller or the Servicer or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Affected Party, be otherwise disadvantageous to such Affected Party.
(ix)    If any Affected Party receives a refund in respect of any Indemnified Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts, in each case pursuant to this Section, it shall promptly repay such refund to the Seller (to the extent of amounts that have been paid by the Seller (or the Servicer, on its behalf) under this Section with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Affected Party and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that the Seller (or the Servicer, on its behalf) upon the request of such Affected Party, agrees to return such refund (plus penalties, interest, or other charges) to such Affected Party in the event such Affected Party or the Administrative Agent is required to repay such refund. Nothing in this Section shall obligate any Affected Party to apply for any such refund.
(x)    If ADT determines that a reasonable basis exists for contesting an Indemnified Tax for which it has paid additional amounts or indemnification payments, each applicable Affected Party shall use reasonable efforts to cooperate with ADT as ADT may reasonably request in challenging such Tax. ADT shall indemnify and hold each such Affected Party harmless against any out-of-pocket expenses incurred by such person in connection with any request made by ADT pursuant to this Section 3.3(e)(x).
(xi)    Subject to the provisions of this Section 3.3, if any Affected Party shall, to its knowledge, have received notice of any attempt by a taxing authority to impose or collect any Indemnified Tax from such Affected Party, such Affected Party shall use commercially reasonable efforts to notify the Servicer (on the Seller’s behalf) of such attempt, and the Seller shall, provided that the Seller shall first deposit with the applicable Purchaser Agent amounts sufficient to indemnify the Affected Party as provided under Section 3.3(e)(ii), have the right, at their sole expense, (A) if such Affected Party is contesting the imposition of any such Tax in good faith by appropriate proceedings, to be kept reasonably informed by such Affected Party about the progress of such proceedings, or (B) if such Affected Party is not so contesting, to initiate any proceedings resisting or objecting to the imposition or collection of any such Tax.
(xii)    The Servicer (on behalf of the Seller) shall pay, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(xiii)    Nothing contained in this Section shall require any Affected Party to make available any of its Tax returns (or any other information relating to its Taxes which it deems to be confidential).
(xiv)    For purposes of this Section 3.3, the term “Affected Party” shall include any assignee pursuant to Section 13.3(c) or 13.3(d).
SECTION 3.4    Treatment of Collections and Deemed Collections. So long as the Seller or the Servicer shall hold any Collections (including Deemed Collections) required to be paid to the Collateral Agent’s Account, the Seller and the Servicer shall hold such Collections in trust for the Collateral Agent and shall clearly mark its records to reflect the same. The Seller shall promptly enforce all obligations of ADT under the Sale Agreement, including, payment of Deemed Collections (as defined in the Sale Agreement).
SECTION 3.5    Extension of the Purchase Termination Date. Provided that no Unmatured Event of Termination or Event of Termination has occurred and is continuing, no earlier than three (3) months prior to (but no later than forty-five (45) days prior to) the then current Purchase Termination Date, the Seller (or the Servicer on the Seller’s behalf) may request an extension of the then current Purchase Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Collateral Agent and the Administrative Agent, which the Administrative Agent shall, upon receipt, forward to each Purchaser Agent. Such Extension Request must specify (i) the date (which must be at least thirty (30) days after the applicable Extension Request is delivered to the Collateral Agent and the Administrative Agent) as of which each Purchaser is requested to respond to such Extension Request by (each, a “Response Date”). Promptly upon receipt of an Extension Request, each Purchaser Agent (on behalf of its Purchasers) shall

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notify the Servicer (on behalf of the Seller) as to whether each Purchaser in its Purchaser Group approves such Extension Request (it being understood that each Purchaser in a Purchaser Group may accept or decline such Extension Request in its sole discretion). The failure of any Purchaser to affirmatively notify the Servicer (on behalf of the Seller) of such Purchaser’s election regarding such Extension Request by the applicable Response Date shall be deemed to be a refusal by such Purchaser to grant the requested extension. In the event that the Administrative Agent and the Purchasers with Pool Limits which aggregate to an amount at least equal to 75% of the then current Purchasers’ Pool Limit shall approve of such request (such date, the “Approval Date”), then the current Purchase Termination Date shall be extended to the date which is 364 days after such Approval Date and each such Purchaser and the other parties hereto that approved such Extension Request shall enter into such documents as the Administrative Agent and such Purchasers may deem necessary or appropriate to reflect such extension. In the event that the Purchasers relating to a Purchaser Group decline an Extension Request (each such declining Purchaser, an “Exiting Purchaser”), the Purchaser Agent for such Exiting Purchasers shall so notify the Servicer (on behalf of the Seller), the Collateral Agent, the Administrative Agent, and each of the other parties hereto of such Exiting Purchaser’s determination. If the Purchasers of a Purchaser Group become Exiting Purchasers, such Purchaser Groups’ Pool Limit shall automatically be reduced to zero on the then-current Purchase Termination Date, without giving effect to any other Purchasers of any other Purchaser Group’s agreement to extend the Purchase Termination Date, if any. This Section 3.5 shall not be deemed to limit or restrict the ability of the parties hereto to extend the Purchase Termination Date pursuant to an amendment in accordance with Section 13.1.
SECTION 3.6    Account Control.
The Servicer acknowledges, represents and agrees that it has established each of the Lock-box Accounts, each of the Collection Accounts and the Omnibus Account and further acknowledges, represents and agrees that each such Account is a deposit account maintained at an Eligible Bank. Without limiting the Servicer’s obligation pursuant to Clauses (c) or (d) of Section 7.6, if, at any time, any Lock-box Account, any Collection Account or the Omnibus Account ceases to be with an Eligible Bank, the Servicer shall, as promptly as practicable and in any event within thirty (30) days after the Servicer or the Seller has knowledge thereof, (i) establish a new Lock-box Account, Collection Account or Omnibus Account, as the case may be, with a depository institution that is an Eligible Bank, (ii) transfer any amounts held in such Account to such new Lock-box Account, Collection Account or Omnibus Account, as the case may be, and (iii) cause a Payment Direction or Control Agreement to be in full force and effect in respect of such Eligible Bank. The Servicer shall not terminate any Collection Account or the Omnibus Account except as contemplated by this Section 3.6 without the prior written consent of the Collateral Agent.
ARTICLE IV

FEES AND YIELD PROTECTION
SECTION 4.1    Fees. From the Closing Date until the Final Payment Date, the Seller shall pay to the Collateral Agent for distribution to each Purchaser Agent and each Purchaser, as applicable, on each Settlement Date subject to Section 3.1(d) all Fees.

SECTION 4.2    Yield Protection.
(a)    If any Change in Law:
(i)    shall subject an Affected Party to any duty, cost or other charge (other than Taxes, which shall be governed by Section 3.3(e)) with respect to any Investment or interest in the Receivable Pool or Related Assets owned, maintained or funded by it (or its participation in any of the forgoing), or any obligations or right to make Purchases or to provide funding or maintenance therefor (or its participation in any of the foregoing);
(ii)    shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement against assets of any Affected Party, deposits, or obligations with or for the account of any Affected Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board or other Governmental Authority to be an affiliate) of any Affected Party, or credit extended by any Affected Party;
(iii)    shall impose any other condition affecting any Investment or the Receivable Pool or Related Assets owned, maintained, or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make (or participate in) Purchases or to provide (or participate in) funding therefor or the maintenance thereof;
(iv)    shall change the rate for, or changes the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) or similar Person assesses, deposit insurance premiums, or similar charges which an Affected Party is obligated to pay; or
(v)    shall (i) change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party or (ii) subject any Affected Party to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its Purchases, the Receivable Pool or Related Assets, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto;
and the result of any of the foregoing is or would be, in each case, as determined by the applicable Purchaser Agent or the applicable Affected Party:
(A)    to increase the cost to (or impose a cost on) (1) an Affected Party funding or making or maintaining any Purchases, any purchases, or loans or other extensions of credit under any Liquidity Agreement, any Enhancement Agreement, or any commitment (hereunder or under any Liquidity Agreement or any Enhancement Agreement) of such Affected Party with respect to any of the foregoing, or (2) the Collateral

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Agent, any Purchaser Agent, or the Administrative Agent for continuing its relationship with any Purchaser;
(B)    to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, any Liquidity Agreement or any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement) with respect thereto; or
(C)    to reduce the rate of return on the capital of such Affected Party as a consequence of its obligations hereunder, under any Liquidity Agreement or under any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement), including its funding or maintenance of any portion of any Investment or the Receivable Pool or Related Assets, or arising in connection herewith (or therewith) to a level below that which such Affected Party could otherwise have achieved hereunder or thereunder, then, within three (3) Business Days following its receipt of notice from such Affected Party (or by the Administrative Agent or a Purchaser Agent on its behalf) in accordance with Section 4.2(c), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.
(b)    Each Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf), shall use commercially reasonable efforts to promptly notify the Servicer (on behalf of the Seller) and the Administrative Agent of any event of which it has actual knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, that the Seller shall not be required to compensate an Affected Party pursuant to this Section 4.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Affected Party notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(c)    In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods that it, in its sole discretion, shall deem applicable. Any Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf) when making a claim under this Section 4.2 shall submit to the Servicer (on behalf of the Seller) and the Administrative Agent a written statement of such increased cost or reduced return, which statement, in the absence of manifest error, shall be conclusive and binding.
(d)    Except as set forth in Section 4.2(b), no failure or delay on the part of any Affected Party (or the Administrative Agent or any Purchaser Agent) to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Affected Party’s (or the Administrative Agent’s or any Purchaser Agent’s on its behalf) right to demand such compensation or otherwise adversely affect the rights of any Affected Party to such compensation.
(e)    The Seller acknowledges that any Affected Party may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Party’s interests or obligations under this Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 4.2 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Party (except for Taxes contemplated by clause (ii) of Section 4.2(a)(v)), to the extent such charges or compensation would otherwise be payable by the Seller under this Section 4.2 after such effective date of such Change in Law, following demand therefor without regard to whether such effective date has occurred but only to the extent of, and on or after such Affected Party’s measures must be implemented prior to such effective date at the demand of the applicable prudential regulator. The Seller further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Affected Party.
SECTION 4.3    Funding Losses. If any Affected Party incurs any cost, loss, or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, as a result of (a) any optional or required settlement or repayment with respect to any Purchaser’s Tranche Investment of any Rate Tranche, howsoever funded, being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, (b) any Purchase not being completed by the Seller in accordance with its request therefor under Section 1.2, or (c) the failure to exercise or complete (in accordance with Section 3.2(b)) any reduction in Purchasers’ Pool Investment elected to be made under Section 3.2(b), (d) any reduction in Purchasers’ Pool Investment elected under Section 3.2(b) exceeding the total amount of Rate Tranches, howsoever funded, with respect to which the last day of the related Yield Period is the date of such reduction, or (e) the failure to reduce Purchasers’ Pool Investment, then, upon written notice from such Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf) to the Servicer (on behalf of the Seller), the Seller shall pay to the Collateral Agent’s Account by the date which is no later than three (3) Business Days prior to the Settlement Date immediately succeeding the Settlement Period in which such written notice is delivered by such Affected Party. Such written notice shall, in the absence of manifest error, be conclusive and binding upon the Seller and the Servicer. If an Affected Party incurs any cost, loss, or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, and is not entitled to reimbursement for such loss or expense in the manner set forth above, such Affected Party shall individually bear such loss or expense without recourse to, or payment from, any other Affected Party.
SECTION 4.4    Mitigation; Replacement of Purchasers.
(a)    If any Affected Party requests compensation under Section 4.2, or if the Seller is required to pay any additional amount to any Affected Party or any Governmental

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Authority for the account of any Affected Party pursuant to Section 3.3(e), then such Affected Party and its related Purchaser Agent shall use reasonable efforts to designate a different office, branch or Affiliate for funding or booking its Investment hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Affected Party or such Purchaser Agent, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.2 or Section 3.3(e), in the future, and (ii) would not subject such Affected Party or its related Purchaser Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Party or its related Purchaser Agent. ADT hereby agrees to pay all reasonable costs and expenses incurred by such Affected Party and its related Purchaser Agent in connection with any such designation or assignment.
(b)    If (i) any Purchaser (or Affiliated Party relating to such Purchaser) requests compensation under Section 4.2 or (ii) any Purchaser has become an Exiting Purchaser, so long as no Event of Termination or Unmatured Event of Termination has occurred and remains continuing, the Seller may, at ADT’s sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to the Collateral Agent, the related Purchaser Agent and the Administrative Agent, require all Purchasers in the Purchaser Group relating to such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all of their respective interests, rights, and obligations under this Agreement and the other Transaction Documents to a willing assignee that is an Eligible Assignee and that shall assume such interests, rights, and obligations pursuant to a written agreement reasonably acceptable to the Collateral Agent, the Administrative Agent, and the assigning Purchasers; provided, that (x) the Seller shall have received the prior written consent of the Collateral Agent and the Administrative Agent with respect to any assignee that is not already a member of a Purchaser Group hereunder, which consent shall not unreasonably be withheld, conditioned, or delayed, and (y) each member of such assigning Purchaser Group shall have received payment of an amount equal to all outstanding Investments and Yield in respect thereof, accrued fees and all other amounts payable to it hereunder, from the assignee or the Seller; provided, further, that any such assigning Purchaser shall be a beneficiary of any of this Agreement’s terms that expressly survive termination of this Agreement; and provided, still further, that if the Person then serving as the Collateral Agent and/or the Administrative Agent is a member of the Purchaser Group being removed pursuant to this Section, such Person shall cease to be the Administrative Agent and/or Collateral Agent, as applicable, upon the foregoing assignment and such assignment shall not be effective until a successor Collateral Agent and/or Administrative Agent, as the case may be, has been appointed by the Required Purchasers and has accepted such appointment and assumed all of the obligations of such Person.
ARTICLE V

CONDITIONS OF PURCHASES

SECTION 5.1    Conditions Precedent to Effectiveness. The initial Purchase Date hereunder is subject to the conditions precedent that the Collateral Agent, the Administrative Agent and each Purchaser Agent shall have received (unless otherwise waived), each of the following in form and substance reasonably satisfactory to the Collateral Agent, the Administrative Agent and each Purchaser Agent:
(a)    a copy of the resolutions or unanimous written consents, as applicable, of the board of directors or managers or member (or any authorized sub-committee), as the case may be, of each of the ADT Entities required to authorize the execution, delivery, and performance by such ADT Entity of each Transaction Document to be delivered by it hereunder, certified by its secretary or any other authorized person;
(b)    good standing certificates (or the equivalent) for each of the ADT Entities issued by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized;
(c)    a certificate of the secretary or assistant secretary of each of the ADT Entities certifying the names and true signatures of the officers authorized on its behalf to sign the Transaction Documents to be delivered by it (on which certificate the Collateral Agent, the Administrative Agent, each Purchaser and each Purchaser Agent may conclusively rely until such time as such party shall have received from any such ADT Entity, a revised certificate meeting the requirements of this clause (c));
(d)    copies of the Constituent Documents of each of the ADT Entities duly certified by the secretary or an assistant secretary of each such ADT Entity, and in in the case of any certificates or articles of incorporation, formation or organization, certified by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized;
(e)    a search report by a nationally recognized search firm provided in writing to the Collateral Agent and the Administrative Agent by the Servicer listing all financing statements, state and federal tax, or ERISA liens and judgments that name the Seller or ADT, as debtor and that are filed in the jurisdictions in which filings were made pursuant to clause (f) and any other jurisdictions that the Collateral Agent or the Administrative Agent shall reasonably request together with copies of such financing statements;
(f)    copies of proper financing statements (form UCC-3) (including amendment and termination statements) and release documentation each in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent with respect to any financing statement included in the search report described in clause (e) above, to the extent that any such financing statement set forth therein covers any Pool Receivables or Related Assets, other than financing statements filed pursuant to this Agreement;

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(g)    proper financing statements naming the Seller as debtor, and the Collateral Agent as secured party, to be filed in all applicable jurisdictions in respect of the Collateral;
(h)    favorable opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP (including with respect to creation and perfection of security interests under the applicable UCC) counsel to the ADT Entities; non-consolidation, and true sale matters; and other customary opinions required by the Collateral Agent and the Administrative Agent;
(i)    completion of satisfactory due diligence in respect of the Receivable Pool by Purchasers, Purchaser Agents, the Collateral Agent, and the Administrative Agent;
(j)    duly executed copies of each of the Fee Letters;
(k)    duly executed copies of the Transaction Documents, including a Payment Direction in respect of each Lock-box Account, each Collection Account and the Omnibus Account which shall each be in full force and effect, and completion of the form of each Exhibit to this Agreement not attached hereto as of the Closing Date together with an amendment hereto attaching such Exhibits;
(l)    payment by or on behalf of the Seller of each Purchaser’s, each Purchaser Agent’s, the Collateral Agent’s, and the Administrative Agent’s reasonable and documented out-of-pocket costs and expenses, including all reasonable and documented invoiced legal fees of counsel to such parties and all audit fees of Protiviti Inc. and all Fees required to be paid on the Closing Date under any Fee Letter;
(m)    a pro-forma Information Package, which shall evidence compliance with the terms of this Agreement, after giving credit to the initial transfer of an interest in Receivables under this Agreement;
(n)    entry into a mutually satisfactory agreement, together with an amendment to this Agreement to reflect such agreement, in respect of applicable confidentiality and information protection requirements in respect of Non-Public Borrower Data, including reasonable and adequate safeguards for the protection of such Non-Public Borrower Data; and
(o)    such other agreements, instruments, certificates, opinions, and other documents as the Collateral Agent or the Administrative Agent may reasonably request reasonably in advance of (and in any event at least five (5) Business Days prior to) the initial Purchase Date.
SECTION 5.2    Conditions Precedent to All Purchases. Each Purchase (including the initial Purchase) shall be subject to the further conditions precedent that on the date of such Purchase, the following statements shall be true (and the Seller, on such Purchase Date, shall be deemed to have certified that):

(a)    each of the representations and warranties contained in this Agreement and in each other Transaction Document are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties explicitly refer solely to another date, in which case they shall be true and correct as of such other date);
(b)    no event has occurred, or would result from such Purchase that constitutes an Event of Termination or an Unmatured Event of Termination that remains continuing (other than, solely with respect to a Non-Cash Purchase, pursuant to Section 10.1(o));
(c)    immediately after giving effect to such Purchase on such Purchase Date and the application of Collections in accordance with Section 3.1(d), no Pool Deficiency Amount under clauses (i), (iii) or (iv) of the definition thereof will exist;
(d)    the Purchase Termination Date has not occurred; and
(e)    except with respect to a Non-Cash Purchase, the applicable Purchaser Agent has approved of the related Purchase Request in accordance with Section 1.2(a).
SECTION 5.3    Condition Subsequent. Each of ADT and the Seller hereby covenant and agree that as promptly as practicable after the Closing Date, but in any event no later than the twelve (12) month anniversary of the Closing Date, it shall (i) establish new accounts in to which only Collections in respect of Pool Receivables shall be deposited directly from the respective Obligors without any intermittent commingling, including with respect to Direct Deposit Obligors on the Pool Receivables, (ii) cause the Collateral Agent to have a first priority perfected interest, free of any Adverse Claims, in all such collections and accounts including pursuant to one or more Control Agreements, (iii) enter into amendments to the Transactions Documents to reflect such changes, and take all other actions reasonable and necessary to effectuate the purposes thereof, and (iv) deliver such certifications and opinions of counsel as the Collateral Agent or the Administrative Agent shall reasonably request, in each case in form, scope and manner reasonably satisfactory to the Administrative Agent, Collateral Agent and each Purchaser Agent.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.1    Representations and Warranties of the Seller. The Seller represents and warrants, as of the Closing Date, each Purchase Date, each Settlement Date upon which the Purchasers’ Pool Investment is reduced pursuant to Section 3.2(b) and in respect of clause (k) and (n) below, as of the date of each Information Package, as follows:
(a)    Organization and Good Standing. It has been duly organized in, and is validly existing and in good standing under the Laws of its jurisdiction of organization, with organizational power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

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(b)    Due Qualification. It has obtained all necessary licenses, approvals, and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party and the performance by it of its obligations contemplated in the Transaction Documents.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity and (B) perform its obligations under the Transaction Documents applicable to it and (ii) has duly authorized by all necessary limited liability company action the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party.
(d)    Valid Sale; Binding Obligations. This Agreement constitutes either (x) an absolute and irrevocable valid sale, transfer, and assignment of the Pool Receivables and Related Assets to the Collateral Agent (on behalf of the Purchasers), enforceable against creditors of and purchasers from the Seller, or (y) a security agreement granting a security interest in the Pool Receivables and Related Assets to the Collateral Agent (on behalf of the Purchasers and the other Affected Parties); and this Agreement and each other Transaction Document to which it is a party when duly executed and delivered by it will constitute its legal, valid, and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(e)    No Violation. The execution and delivery of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under, (A) its Constituent Documents, (B) any indenture, agreement, or instrument binding on it or any of its assets or properties, or (C) the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement, (ii) result in the creation or imposition of any Adverse Claim upon any of its assets or properties pursuant to the terms of any such indenture, agreement, or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents, or (iii) violate any Law applicable to it or any of its assets or properties.
(f)    No Proceedings. There are no actions, suits, or proceedings by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened against or affecting it, the Receivable Pool or Related Assets or any of its other assets or properties (i) as to which, if assuming there were to be an adverse determination thereof, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the sale and assignment of all or any portion of the Receivable Pool or Related Assets or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, or (iii) that involve this Agreement or any other Transaction Document or the purposes thereof.

(g)    Bulk Sales Act. No transaction contemplated hereby requires compliance by the Seller with any bulk sales act or similar Law.
(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery, and performance of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V.
(i)    Use of Proceeds. The use of all funds obtained by it under this Agreement will not conflict with or contravene any of Regulations T, U, and X promulgated by the Board of Governors of the Federal Reserve System.
(j)    Quality of Title. It has acquired from ADT, for fair consideration and reasonably equivalent value, all of the right, title, and interest in each Pool Receivable and the Related Assets in respect thereof and such acquisition constitutes a True Sale. Each Contract and Pool Receivable and the Related Assets related thereto, are owned by it free and clear of any Adverse Claim; and upon any Purchase the Collateral Agent (for the benefit of the Purchasers) shall have acquired and shall at all times thereafter continuously maintain a valid perfected ownership interest or a first priority perfected security interest in each Pool Receivable, together with the Related Assets, free and clear of any Adverse Claim; and no valid effective financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein or the Related Assets is on file in any recording office except such as may be filed (i) in favor of ADT or the Seller in accordance with any Transaction Document (and assigned to the Collateral Agent), or (ii) in favor of the Collateral Agent for the benefit of the Purchasers in accordance with this Agreement or any Transaction Document. Without limiting the foregoing, no Chattel Paper evidencing Pool Receivables (x) is in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and the Seller), the Collateral Agent or the Collateral Agent’s designee, or (y) has any marks or notations indicating that it has been pledged, assigned, or otherwise conveyed to any Person other than the Seller or the Collateral Agent.
(k)    Accurate Reports. None of the reports, financial statements, certificates, or other written information (other than forward-looking statements, projections, and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it or any other ADT Entity (including, without limitation, by electronic delivery) to the Administrative Agent, any Purchaser, or any Purchaser Agent in connection with this Agreement or any other Transaction Document or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) including without limitation, each Purchase Request, each Information Package and the reports and information provided pursuant to Section 7.5(f) contains any material misstatement of fact or omits to state any material fact necessary to make the statements

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therein, in the light of the circumstances under which they were made, not materially misleading. The Seller has disclosed to the Collateral Agent and the Administrative Agent (a) all agreements, instruments, and corporate or other restrictions to which the Seller is subject, and (b) all other matters known to any ADT Entity, the Servicer or any of their Affiliates, that individually or in the aggregate with respect to (a) or (b) above could reasonably be expected to result in a Material Adverse Effect.
(l)    UCC Details. It is a “registered organization” (as defined in Section 9-102(a) of the UCC) that is formed or organized solely under the laws of the State of Delaware and is “located” in Delaware for purposes of Section 9-307 of the UCC and the offices where it keeps all its physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral, if any, are located at the addresses specified in Schedule VI (or at such other locations, notified to the Collateral Agent and the Administrative Agent in accordance with Section 7.1(f)), in jurisdictions where all action required by Section 8.5 has been taken and completed. It has never had any, trade names, fictitious names, assumed names, or “doing business as” names and is “located” in Delaware for purposes of Section 9-307 of the UCC. It is organized only in a single jurisdiction.
(m)    Accounts. The Lock-boxes and names and addresses of all of the Lock-box Banks, together with the account numbers of the Lock-box Accounts at such Lock-box Banks, are specified in Schedule V (or have been notified to and approved by the Collateral Agent and the Administrative Agent in accordance with Section 7.3(d)). The Collection Accounts and Omnibus Accounts, the account numbers for each such account and the account banks maintaining each such account are specified in Schedule V except for such changes as are expressly permitted by Section 3.6.
(n)    Eligible Receivables. Each Pool Receivable listed as an Eligible Receivable in any Purchase Request or Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance on any date is an Eligible Receivable as of the effective date of the information reported in such Purchase Request or Information Package or as of the date of such calculation, as the case may be, or has been cured through a repurchase in accordance with Section 3.2. In selecting the Receivables specified in each Purchase Request, and in selecting the Receivables that it acquired from ADT under the Sale Agreement (i) it did not utilize any selection process for choosing such Receivables that was, in any respect, adverse to the interests of the Purchasers and such selection process did not disadvantage the Purchasers in any way, it being understood that any selection solely on the basis of satisfying the eligibility requirements set forth in the definitions of “Eligible Contract”, or “Eligible Receivable” or in order to limit the Excess Concentration Amount for purposes of inclusion in the Net Portfolio Balance shall not in and of itself be deemed adverse or disadvantageous to the Purchasers, (ii) ADT, the Seller and Servicer has no reason to expect that the performance of the Receivables in any Purchase Request would be worse than any Receivables that it is not offering for sale hereunder or under the Sale Agreement, and (iii) each such Receivable adheres to the Credit and Collection Policy. As of each Purchase Date, it has no knowledge of any fact (including any defaults by the Obligor thereunder or any Service Charge Receivable) that would cause it to expect any payment on any Eligible Receivable not to be paid in full when due.
(o)    Adverse Change. Since the Closing Date, (i) there has been no material adverse change in the value, validity, collectability, or enforceability of all or a material portion of the Pool Receivables, and (ii) there has been no Material Adverse Effect with respect to the Seller.
(p)    Credit and Collection Policy. It has engaged the Servicer to service the Pool Receivables in accordance with the Credit and Collection Policy and all applicable Law. It has complied in all material respects with all applicable Law and with the Credit and Collection Policy.
(q)    Financial Information. All of its and its Affiliates’ financial statements delivered to the Administrative Agent in accordance with this Agreement present fairly, in all material respects, the actual financial position and results of operations of it and its Affiliates, as the case may be, as of the date and for the period presented or provided, in each case in accordance with GAAP.
(r)    Investment Company Act; Covered Fund. It is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act. It is not a “covered fund” as defined in Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(s)    No Other Obligations. It does not have outstanding any security of any kind except membership interests issued to ADT in connection with its organization and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt, and no Person has any commitment or other arrangement to extend credit to the Seller, other than as will occur in accordance with the Transaction Documents.
(t)    Representations and Warranties in Other Transactions Documents. It hereby makes for the benefit of the Collateral Agent, the Administrative Agent, each Purchaser Agent and each Purchaser all of the representations and warranties that the Seller makes, in any capacity, under the Sale Agreement, as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.
(u)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchasers (or to the Collateral Agent, the Administrative Agent or any Purchaser Agent on their behalf) under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller, and (ii) made in the ordinary course of business or financial affairs of the Seller.
(v)    Tax Matters. It has filed all federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments,

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if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided. No tax lien has been filed, and, to the knowledge of the Seller, no claim is being asserted, with respect to any such tax or assessment, except where such tax or lien is being contested as set forth above or as could not reasonably be expected to have a Material Adverse Effect. It has paid all sales taxes to be paid by it in connection with the Equipment and installation related to each Pool Receivable in compliance with Section 7.1(p), and has promptly notified the Administrative Agent of (i) any failure to pay any sales taxes with respect to any Receivable and whether or not such sales taxes are being contested as set forth above, and (ii) any asserted tax lien relating to any such sales taxes and whether or not such lien is being contested as set forth above.
(w)    Tax Status. It has not made, at any time, any entity classification election under Treas. Reg. Sec. 301.7701-3 nor is it otherwise treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. It has not taken any action that could subject it nor is it otherwise subject to any material amount of Tax imposed by a state or local taxing authority.
(x)    No Event of Termination, Etc. No event has occurred and is continuing, or would result from any Purchase that constitutes or would constitute an Unmatured Event of Termination or Event of Termination.
(y)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions.
(i)    Each ADT Entity and their respective Subsidiaries is in compliance in all material respects with the material provisions of the USA PATRIOT Act, and, on or prior to the Closing Date, the Seller has provided or caused to be provided to the Administrative Agent all information related to the ADT Entities (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than 10 Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Purchaser.
(ii)    None of the ADT Entities, any of their respective Subsidiaries, nor, to the knowledge of the Seller, any director, officer, agent, employee or Affiliate of any ADT Entity is currently the target of any sanctions administered by the United States, including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions”) and each ADT Entity and, to the knowledge of the Seller, their respective directors, officers, employees and agents are in compliance with sanctions laws and regulations administered by the United States, including OFAC and the U.S. State Department, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, the “Sanctions Laws”) in all material respects.

The Seller will not directly or indirectly use the proceeds of any Purchases or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions Laws, or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.
(iii)    Each ADT Entity, each of their respective Subsidiaries, and to the knowledge of the Seller, their directors, officers, agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the ADT Entities conduct their business and to which they are lawfully subject (“Anti-Corruption Laws”), in each case, in all material respects. No part of the proceeds of any Purchases made hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(z)    The Seller does not hold (nor will it hold throughout the term of this Agreement) “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
(aa)    Accounting Treatment. The Seller and ADT expect that the Receivables, Related Assets, and Collections relating to the Receivable Pool will be included on the consolidated balance sheet of the Parent and ADT for purposes of GAAP to the extent they are outstanding as of the end of any reporting period.
(bb)    Advertisements, Promotions. No Pool Receivable is subject to any advertisement, promotion or other arrangement offered by any ADT Entity, subject to which such Pool Receivable or the Contract related to such Pool Receivable can be cancelled or terminated, in any manner which would excuse the related Obligor of its obligation to pay all or any part of the Unpaid Balance thereof, except pursuant to the Conditional Service Guaranty.
(cc)    Pool Deficiency Amount. Immediately after giving effect to any Purchase on a Purchase Date and the application of the Collections in accordance with Section 3.1(d) on such Purchase Date, no Pool Deficiency Amount under clauses (i), (iii) or (iv) of the definition thereof will exist.
(dd)    Payment Directions; Control. A Payment Direction in the form of Exhibit G-1 is in full force and effect in respect of each Lock-box Account, a Payment Direction in the form of Exhibit G-2 is in full force and effect in respect of each Collection Account, and a Payment Direction in the form of Exhibit G-3 is in full force and effect in respect of the Omnibus Account, other than, in each case, to the extent any such Lock-Box Account, Collection Account or the Omnibus Account is subject to a Control Agreement.

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SECTION 6.2    Representations and Warranties of ADT. ADT, individually and when acting as the Servicer, represents and warrants, as of the Closing Date and each Settlement Date, upon which the Purchaser’s Pool Investment is reduced pursuant to Section 3.2(b) and in respect of clause (j) and (l) below, as of the date of each Information Package, as follows:
(a)    Organization and Good Standing. It has been duly organized and is validly existing as a limited liability company in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.
(b)    Due Qualification. It is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary qualifications, licenses, and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses, or approvals, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, and (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, and (ii) has duly authorized by all necessary limited liability company action the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(e)    No Violation. The execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not (i) violate or result in a default under, (A) its Constituent Documents, (B) any indenture, agreement or instrument binding on it or its assets or properties or (C) the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement, (ii) result in the creation or imposition of any Adverse Claim upon any of its assets or properties pursuant to the terms of any such indenture, agreement, or instrument, or (iii) violate any Law applicable to it or any of its assets or properties, except in the case of this clause (iii) to the extent that any such violations individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.
(f)    No Proceedings. There are no actions, suits, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Servicer, threatened against or affecting the Servicer or any of its assets or properties

(i) as to which, if assuming there were to be an adverse determination thereof, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) seeking to prevent the servicing of the Receivables relating to the Receivable Pool or otherwise involving or affecting any Transaction Document or the purposes thereof.
(g)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery, and performance of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for (x) the filing of the UCC financing statements referred to in Article V, and (y) such authorizations, approvals, actions, notices or filings as have been obtained or made or for which the failure to obtain or make the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(h)    Quality of Title. The Seller has acquired from ADT, for fair consideration and reasonably equivalent value, all of the right, title, and interest in each Pool Receivable and the Related Assets in respect thereof and such acquisition constitutes a True Sale. Immediately prior to each sale or contribution of a Receivable under the Sale Agreement, ADT owned each Contract and Pool Receivable and the Related Assets related thereto free and clear of any Adverse Claim; and upon any Purchase hereunder, the Collateral Agent (for the benefit of the Purchasers) has acquired and at all times thereafter continuously maintains a valid perfected ownership interest or a first priority perfected security interest in each Pool Receivable, together with the Related Assets, free and clear of any Adverse Claim; and no valid effective financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein or the Related Assets is on file in any recording office except such as may be filed (i) in favor of ADT or the Seller in accordance with any Transaction Document (and assigned to the Collateral Agent), or (ii) in favor of the Collateral Agent for the benefit of the Purchasers in accordance with this Agreement or any Transaction Document. Without limiting the foregoing, no Chattel Paper evidencing Pool Receivables (x) is in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and the Seller), the Collateral Agent or the Collateral Agent’s designee, or (y) has any marks or notations indicating that it has been pledged, assigned, or otherwise conveyed to any Person other than the Seller or the Collateral Agent.
(i)    Financial Condition. All financial statements of the ADT Entities and their respective Subsidiaries (including the notes thereto) delivered to the Collateral Agent, the Administrative Agent, and each Purchaser Agent pursuant to Section 7.5(a), present fairly, in all material respects, the actual financial position and results of operations and cash flows of such entities as of the dates and for the periods presented or provided other than in the case of annual financial statements, in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Parent and ADT.

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(j)    Accurate Reports. None of the reports, financial statements, certificates, or other written information (other than forward-looking statements, projections, and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it or any other ADT Entity (including each Purchase Request and each Information Package furnished by the Servicer and each report furnished pursuant to Section 7.5(f)) (including, without limitation, by electronic delivery) to the Collateral Agent, the Administrative Agent, any Purchaser, or any Purchaser Agent in connection with this Agreement or any other Transaction Document or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. ADT, its Affiliates and subsidiaries have disclosed to the Collateral Agent and the Administrative Agent (a) all agreements, instruments, and corporate or other restrictions to which any ADT Entity or its Subsidiaries are subject, and (b) all other matters known to any ADT Entity, the Servicer or any of their Affiliates, that individually or in the aggregate with respect to (a) or (b) above could reasonably be expected to result in a Material Adverse Effect.
(k)    Accounts. The Lock-boxes, names and addresses of all of the Lock-box Banks, together with the account numbers of the Lock-box Accounts at such Lock-box Banks, are specified in Schedule V (or have been notified to and approved by the Collateral Agent and the Administrative Agent in accordance with Section 7.3(d)). The Collection Accounts and Omnibus Accounts, the account numbers for each such account and the account bank maintaining each such account are specified in Schedule V, except for such changes as are expressly permitted by Section 3.6.
(l)    Eligible Receivables. Each Pool Receivable listed as an Eligible Receivable in any Purchase Request or Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance on any date is an Eligible Receivable as of the effective date of the information reported in such Purchase Request or Information Package or as of the date of such calculation, as the case may be, or has been cured through a repurchase in accordance with Section 3.2. In selecting the Receivables to be sold or contributed to the Seller pursuant to the Sale Agreement (i) it did not utilize any selection process for choosing such Receivables that was, in any respect, adverse to the interests of the Seller or the Purchasers and such selection process did not disadvantage the Seller or the Purchasers in any way it being understood that any selection solely on the basis of satisfying the eligibility requirements set forth in the definitions of “Eligible Contract”, or “Eligible Receivable” or in order to limit the Excess Concentration Amount for purposes of inclusion in the Net Portfolio Balance shall not in and of itself be deemed adverse or disadvantageous to the Purchasers, (ii) ADT, the Seller and Servicer has no reason to expect that the performance of the Receivables in any Purchase Request would be worse than any Receivables that it is not offering for sale hereunder or under the Sale Agreement, and (iii) each such Receivable adheres to the Credit and Collection Policy. As of each Purchase

Date of Eligible Receivables hereunder it has no knowledge of any fact (including any defaults by the Obligor thereunder or any Service Charge Receivable) that would cause it to expect any payment on such Eligible Receivable not to be paid in full when due.
(m)    Adverse Change. Since the Closing Date, (i) there has been no material adverse change in the validity, collectability, or enforceability of all or a material portion of the Pool Receivables, and (ii) there has been no Material Adverse Effect with respect to ADT or the Parent.
(n)    Credit and Collection Policy; Law. It has complied with the Credit and Collection Policy and such policies have not changed in any respect since the Closing Date, except as permitted under Sections 7.3(c) and 7.5(g). It has complied with all applicable Law, except where the failure to so comply, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.
(o)    Investment Company Act. It is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act.
(p)    ERISA. No ERISA Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect.
(q)    Tax Returns and Payments. It has filed all federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided. No tax lien has been filed, and, to the knowledge of the Servicer, no claim is being asserted, with respect to any such tax or assessment, except where such tax or lien is being contested as set forth above or as could not reasonably be expected to have a Material Adverse Effect. It has paid all sales taxes to be paid by it in connection with the Equipment and installation related to each Pool Receivable in compliance with Section 7.4(l), and has promptly notified the Administrative Agent of (i) any failure to pay any sales taxes with respect to any Receivable and whether or not such sales taxes are being contested as set forth above, and (ii) any asserted tax lien relating to any such sales taxes and whether or not such lien is being contested as set forth above.
(r)    No Event of Termination, Etc. No event has occurred and is continuing, or would result from any Purchase of Receivables, that constitutes or would constitute an Unmatured Event of Termination or Event of Termination.
(s)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions.
(i)    Each ADT Entity is in compliance in all material respects with the material provisions of the USA PATRIOT Act, and, on or prior to the Closing Date, the Servicer has provided or caused to be provided to the Administrative Agent all information related to the ADT Entities (including names, addresses and tax

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identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than 10 Business Days prior to the Closing Date and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Purchaser.
(ii)    None of the ADT Entities, or an of their respective Subsidiaries, nor, to the knowledge of the Servicer, any director, officer, agent, employee or Affiliate of any ADT Entity is currently the target of any Sanctions and each ADT Entity and, to the knowledge of the Servicer, their respective directors, officers, employees and agents are in compliance with Sanctions Laws in all material respects. The Servicer will not directly or indirectly cause the proceeds of any Purchases to be used or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions Laws, or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.
(iii)    Each ADT Entity, each of their respective Subsidiaries, and to the knowledge of the Servicer, their directors, officers, agents or employees, are in compliance with Anti-Corruption Laws in all material respects. No part of the proceeds of any Purchases made hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(t)    Advertisements, Promotions. No Pool Receivable is subject to any advertisement, promotion or other arrangement offered by any ADT Entity, subject to which such Pool Receivable or the Contract related to such Pool Receivable can be cancelled or terminated, in any manner which would excuse the related Obligor of its obligation to pay all or any part of the Unpaid Balance thereof, except pursuant to the Conditional Service Guaranty.
(u)    Pool Deficiency Amount. Immediately after giving effect to any Purchase on a Purchase Date and the application of Collections in accordance with Section 3.1(d), on such Purchase Date, no Pool Deficiency Amount under clauses (iii) or (iv) of the definition thereof will exist.
(v)    Payment Directions. A Payment Direction in the form of Exhibit G-1 is in full force and effect in respect of each Lock-box Account, a Payment Direction in the form of Exhibit G-2 is in full force and effect in respect of each Collection Account, and a Payment Direction in the form of Exhibit G-3 is in full force and effect in respect of the Omnibus Account, other than, in each case, to the extent any such Lock-Box Account, Collection Account or the Omnibus Account is subject to a Control Agreement.

(w)    Permitted Securitization Financing. The transfer and purchase of Receivables contemplated by the Transaction Documents constitute a Permitted Securitization (as defined in the ADT Credit Agreement) and the entry by any ADT Entity into any Transaction Document and their respective performance thereunder is permitted by the ADT Credit Agreement, each ADT Indenture and each ADT Collateral Agreement, and will not conflict with or violate the terms of the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement. The Pool Receivables, the Related Assets, related Collections and other Collateral are free and clear of any Adverse Claim.
ARTICLE VII

GENERAL COVENANTS
SECTION 7.1    Affirmative Covenants of the Seller. From the date hereof until the Final Payout Date, the Seller shall:
(a)    Compliance with Laws, Etc. Comply with all applicable Laws, in respect of the conduct of its business, the Pool Receivables, and each of the related Contracts, except where the failure to so comply, individually or in the aggregate could not reasonably be expected to adversely affect any Pool Receivable, or (otherwise give rise to a Material Adverse Effect.
(b)    Preservation of Existence. Preserve and maintain its existence, rights, franchises, and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction, except where the failure to qualify or preserve or maintain such existence, rights, franchises, or privileges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Inspections. From time to time, at the expense of ADT upon reasonable prior notice, upon the request by the Administrative Agent or the Required Purchasers (or any Purchaser Agent if an Unmatured Event of Termination or Event of Termination has occurred and is continuing) and during regular business hours, permit the Collateral Agent, the Administrative Agent, and the Purchaser Agents, or any of their respective representatives to visit and inspect its properties, to examine and make extracts from its Records, and to discuss its affairs, finances, and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless an Event of Termination, or an Unmatured Event of Termination has occurred and is continuing at the time of any such inspection, ADT shall only be required to reimburse the reasonable documented out-of-pocket costs and expenses related to one such inspection of the Seller during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agent; provided, further, that the Collateral Agent, the Administrative Agent and the Purchaser Agents shall use reasonable efforts to coordinate the timing of any inspections made of the Seller pursuant to this Section 7.1(c) and of ADT pursuant to Section 7.4(c).

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(d)    Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables, the Related Assets and the Service Charge Receivables in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records, and other information necessary or advisable for the collection of the Pool Receivables and Related Assets (including records adequate to permit the daily identification of (i) each new Pool Receivable, all Collections relating to each Pool Receivable and adjustments to each existing Pool Receivable received, made or otherwise processed on that day, and (ii) the portion of the amounts received from each Obligor that constitute Collections on the related Pool Receivables and the portion that relates to Collections in respect of Service Charge Receivables in order to effect the priority of payments set forth in the related Contracts.
(e)    Performance and Compliance with Pool Receivables and Contracts. At ADT’s expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, except where the failure to so perform or comply, individually or in the aggregate could not reasonably be expected to adversely affect any Pool Receivable or Related Assets or otherwise result in a Material Adverse Effect.
(f)    Location of Records. Keep all its physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral (and any original documents relating thereto), if any, at the address(es) of the Seller referred to in Section 6.1(l) or, upon thirty (30) days’ prior written notice to the Collateral Agent and the Administrative Agent, at such other locations in jurisdictions where all action required to protect and perfect the Collateral Agent’s first priority perfected security interest in the Receivable Pool and the Related Assets free and clear of any Adverse Claim shall have been taken and completed.
(g)    Credit and Collection Policy. Cause the Servicer to service the Pool Receivables, Related Assets, and Contracts in respect of the Receivable Pool in accordance with the Credit and Collection Policy and not agree to any changes thereto, except as permitted under Section 7.3(c).
(h)    Collections. Cause the Servicer to promptly withdraw from the bank accounts and/or charge the credit or debit cards of the Direct Deposit Obligors all amounts necessary to effect the timely payment when due of the Unpaid Balance of the Pool Receivables relating to such Direct Deposit Obligors and immediately remit such amounts within one (1) Business Day of the date of withdrawal, debit or credit, directly to a Collection Account, without any commingling of such amounts with any other funds other than Other Permitted Amounts. Instruct, or cause the Servicer to instruct, each Obligor that to the extent any payment in respect of the related Pool Receivable is not to be made through the Servicer’s withdrawal from the bank account of each such Obligor and/or through the charge of the credit or debit card of each such Obligor, all Collections in respect of the Pool Receivables of each such Obligor shall be made to a Lock-box and remitted directly to a Lock-box that remits such amounts directly to a Lock-box Account covered by a Payment Direction or Control Agreement. Cause the Servicer to as promptly as practicable and in any event within one (1) Business Day of receipt in any Lock-box Account (and within two (2) Business Days of receipt in the related Lock-box) of any Collections, remit, or cause to be remitted, such amounts directly to the Omnibus Account, without any commingling of such amounts with any other funds other than Other Permitted Amounts. Cause the Servicer to as promptly as practicable and in any event within one (1) Business Day of receipt of any Collections in respect of any Pool Receivable in any Collection Account, remit or cause to be remitted such amounts directly to the Omnibus Account, without any commingling with any Funds other than Other Permitted Amounts, all amounts which constitute Collections on the Pool Receivables. Cause the Servicer to as promptly as practicable and in any event within two (2) Business Days of receipt of any Collections in the Omnibus Account, segregate Collections on Pool Receivables from any Other Permitted Amounts and remit or cause to be remitted directly to the Collateral Agent’s Account, without any intervening commingling, all amounts which constitute Collections on the Pool Receivables and ensure that no amounts other than Collections on Pool Receivables are remitted to or are on deposit in the Collateral Agent’s Account. To the extent any Lock-box Account or Collateral Account is subject to a Control Agreement rather than a Payment Direction, all amounts therein, after removal of any amounts, if any, that do not constitute Collections in respect of Pool Receivables, shall be remitted within two (2) Business Days of receipt to the Collateral Agent’s Account rather than to the Omnibus Account.
(i)    Right and Title. Hold all right, title, and interest in each Pool Receivable, except to the extent that any such right, title, or interest has been transferred or granted to the Collateral Agent (on behalf of the Purchasers).
(j)    Transaction Documents. Without limiting its covenants or agreements set forth herein or in any other Transaction Document, (i) comply with each and every of its covenants and agreements under the Sale Agreement and its Constituent Documents, and (ii) take all actions reasonably necessary to ensure that each Transaction Document remains enforceable and in effect.
(k)    Enforcement of Sale Agreement. On its own behalf and on behalf of Purchasers, Purchaser Agents, the Collateral Agent, and the Administrative Agent, (x) promptly enforce all covenants and obligations of ADT contained in the Sale Agreement, and (y) deliver to the Collateral Agent and the Administrative Agent (which will deliver such consents to each Purchaser Agent) all consents, approvals, directions, notices, and waivers and take other actions under the Sale Agreement as may be reasonably directed by the Collateral Agent, the Administrative Agent or the Required Purchasers.
(l)    Filing of Financing Statements. At ADT’s expense, take all actions necessary (including all filings) to vest in, and maintain in the Collateral Agent (on behalf

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of the Purchasers) a valid, first priority perfected security interest or perfected ownership interest in the Pool Receivables and Related Assets free and clear of any Adverse Claims. Without limiting the foregoing, at ADT’s expense, as promptly as practicable (within five (5) Business Days) following such request execute, authorize and deliver all instruments and documents and take all action, necessary or reasonably requested by the Collateral Agent, the Administrative Agent, or any Purchaser Agent (including the filing of financing or continuation statements, amendments thereto, or assignments thereof) to enable the Collateral Agent to exercise and enforce all of its rights hereunder and to vest and maintain vested in the Collateral Agent a valid, first priority perfected security interest or perfected ownership interest in the Pool Receivables, the Related Assets with respect thereto, the Sale Agreement, the Collections with respect thereto and the other Collateral free and clear of any Adverse Claim. The Seller hereby authorizes the Administrative Agent and the Collateral Agent to file any continuation statements, amendments thereto, and assignments thereof as the Collateral Agent, the Administrative Agent, or any Purchaser Agent may from time to time determine to be necessary or desirable to perfect or maintain the perfection or priority of its security interest in the Pool Receivables, the Collections with respect thereto, the Related Assets with respect thereto, the Sale Agreement, and the other Collateral free and clear of any Adverse Claims.
(m)    Location. Maintain at all times its jurisdiction of organization and its chief executive office within a jurisdiction in the United States in which Article 9 of the UCC (2001 or later revision) is in effect.
(n)    Tax Matters. Pay all applicable taxes required to be paid by it when due and payable in connection with the transfer of the Pool Receivables and Related Assets by the Seller; the Seller acknowledges that none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any responsibility with respect thereto. Pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable, except such as may be contested in good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP.
(o)    Credit Risk Retention. From and after the EU Retention Effective Date, cooperate with each Purchaser (including by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that ADT retain credit risk in the amount and manner required by the EU Securitization Rules and the CRR and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the EU Securitization Rules and the CRR.
(p)    Certain Governmental Fees, Surcharges, and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges, or taxes, pay (or cause to be paid) such governmental fees, surcharges, or taxes to the applicable Governmental Authority when due in accordance with applicable Law (except for any such governmental fees, surcharges, or taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided), and none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. Pay all sales taxes to be paid in connection with the Equipment and installation related to each Pool Receivable by the due date thereof (except for any such sales taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided).
(q)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects, by the Seller and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions Laws in connection with its business operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(r)    Accounting Treatment. Provide the Collateral Agent and the Administrative Agent with written notice delivered not less than twenty (20) days prior to the last day of each fiscal quarter or fiscal year, if the Receivables relating to the Receivable Pool will not be included on the consolidated balance sheet of ADT for purposes of GAAP as of such date.
SECTION 7.2    Reporting Requirements of the Seller. From the date hereof until the Final Payout Date, the Seller shall furnish to the Collateral Agent and the Administrative Agent (who shall promptly send the same to the Purchaser Agents):
(a)    Financial Statements. As soon as available and in any event within 75 days after the end of its fiscal year, copies of the unaudited annual income statement and balance sheet of the Seller, prepared in conformity with GAAP.
(b)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination accompanied by a written statement of an appropriate officer of the Seller (or the Servicer on its behalf) setting forth details of such event and the action that the Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after any Responsible Officer of the Seller or the Servicer obtains actual knowledge thereof.
(c)    Other Information. Promptly, from time to time, such Records or other information, documents, records, or reports respecting the condition or operations, financial or otherwise, of the Seller, its performance under the Transaction Document and the Pool Receivables and Related Assets as the Collateral Agent, the Administrative Agent, or any Purchaser Agent may from time to time reasonably request.
(d)    Notices Under Sale Agreement. A copy of each notice received by the Seller from ADT pursuant to any provision of the Sale Agreement.

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(e)    ERISA. Written notice of any ERISA Event.
SECTION 7.3    Negative Covenants of the Seller. From the date hereof until the Final Payout Date, the Seller shall not:
(a)    Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the Sale Agreement, sell, assign, or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to (in each case, other than its or ADT’s ownership interest or contingent claim to ownership), any of its assets or properties (including any Pool Receivable or Related Assets, any other Receivable, any Contract relating to a Receivable, any related Equipment, any Service Charge Receivable or any proceeds of any of the foregoing, or any interest therein, any Collection Account, the Omnibus Account, any Lock-box Account or any other account to which any Collections on Pool Receivables are sent, or any right to receive income or proceeds from or in respect of any of the foregoing).
(b)    Extension or Amendment of Receivables. Except as provided in Section 8.2(b) and to the extent resulting from the Conditional Service Guaranty, extend, amend or otherwise modify the terms of any Pool Receivable (in each case, including, without limitation, by means of any promotional activity, advertising or other statement or warranty (including on any ADT Entity’s website)), or amend, modify or waive any term or condition of any Contract related thereto or permit the Servicer to do the same.
(c)    Change in Credit and Collection Policy, Business, or Constituent Documents. (i) Make or consent to any change or amendment to the Credit and Collection Policy or permit the Servicer to make any such change or amendment if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability, or enforceability of any Pool Receivables or the Related Assets or decrease the credit quality of any Pool Receivable or the Related Assets or otherwise give rise to a Material Adverse Effect without (x) the prior written consent of the Collateral Agent, the Administrative Agent, and each Purchaser Agent, or (y) in the case of any such change or amendment required by Law, upon delivery to the Collateral Agent and the Administrative Agent of a certificate of a Responsible Officer of ADT which certifies, that based upon advice of reputable counsel, such change or amendment is required to be made as a result of a change in Law, or (ii) make any change in the character of its business or amend or otherwise modify its Constituent Documents in any respect without the prior written consent of the Collateral Agent, the Administrative Agent and the Required Purchasers.
(d)    Change in Lock-box Bank, Lock-box or Lock-Box account. (i) Add any bank, lock-box or lock-box account not listed on Schedule V as a Lock-box Bank, Lock-box or Lock-box Account unless the Collateral Agent and the Administrative Agent shall have previously approved and received duly executed copies of Payment Directions in the form of Exhibit G-1 or a Control Agreement duly executed by the parties thereto, (ii) terminate any Lock-box Bank, or related Lock-box, or Lock-box Account without the prior written consent of the Collateral Agent, the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-box Bank will, upon termination of such Lock-box Bank and at all times thereafter, be deposited in a Lock-box Account with another Lock-box Bank covered by a Payment Direction in the form of Exhibit G-1 or a Control Agreement, or (iii) amend, supplement, or otherwise modify any Lock-box agreement.
(e)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collections on Pool Receivables to any account not covered by the proper Payment Direction or a Control Agreement or (ii) permit any amount to be deposited, credited or remitted to any Lock-box Account, any Collection Account, or the Omnibus Account other than Collections in respect of Pool Receivables and Other Permitted Amounts. Except for the Collateral Agent’s Account, permit any Collections in respect of Pool Receivables to be deposited, or credited in any account which is not subject to a Payment Direction or a Control Agreement which is in full force and effect.
(f)    Name Change, Mergers, Acquisitions, Sales, etc. (i) Change its name or the location of any office at which its physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral, if any, are maintained, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest (or similar ownership interest) in, any other Person; or, sell, transfer, convey, contribute, or lease all or any substantial part of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto and to the Sale Agreement) to any Person, or (iii) have any subsidiaries.
(g)    Debt and Business Activity. Incur, assume, guarantee, or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise), or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents.
(h)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity, or corporate structure or make any other change such that any financing statement filed or other action taken to perfect the Collateral Agent’s interests under this Agreement would become misleading or would otherwise be rendered ineffective, unless the Seller shall have given the Administrative Agent and the Collateral Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances. The Seller shall not amend or otherwise modify or waive its Constituent Documents or any provision thereof without the prior written consent of the Collateral Agent and the Administrative Agent.
(i)    Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Pool Receivable, together with the Related Assets, not to be owned by it free and clear of any Adverse Claim; or take any action that could cause the Collateral Agent not to have a valid perfected ownership interest or first priority perfected

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security interest in the Receivable Pool and Related Assets and all products and proceeds of the foregoing, free and clear of any Adverse Claim, or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable, any Related Asset, any Contract, or any proceeds thereof on file in any recording office except such as may be filed (i) in favor of the Seller pursuant to the Transaction Document, (ii) in favor of the Collateral Agent (for the benefit of the Purchasers) in accordance with this Agreement or any Transaction Documents, or (iii)  in favor of any other Person (other than an Affiliate of any ADT Entity, or in respect of the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement to the extent such filings are in effect on the Closing Date and any continuation statement in respect thereof) which the Seller in good faith believes is filed in error or is invalid, has notified the Administrative Agent and the Collateral Agent of its determination, the Seller is diligently contesting the filing of such financing statement, and which the Seller has terminated or caused to be terminated within the earlier to occur of (x) sixty (60) days of the filing thereof, and (y) thirty (30) days of the discovery thereof.
(j)    Actions by ADT. Notwithstanding anything to the contrary set forth in the Sale Agreement, consent to (i) any change or removal of any notation required to be made by ADT pursuant to Section 3.3 of the Sale Agreement, or (ii) any waiver of or departure from any term set forth in Section 5.4 of the Sale Agreement, in each case, without the prior written consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent.
(k)    Tax Status. Take (or permit any other Person to take) any action that could (or could reasonably be expected to) cause the Seller to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not take (or permit any other Person to take) any action that could cause it to be subject to any material amount of Tax imposed by a state or local taxing authority (which shall not be deemed to include, for the avoidance of doubt, any annual Taxes, franchise Taxes or similar Taxes).
(l)    Chattel Paper. Permit any Chattel Paper relating to the Pool Receivable or Related Assets to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and the Seller), the Collateral Agent or the Collateral Agent’s designee.
(m)    Distributions. If an Event of Termination or Unmatured Event of Termination has occurred and is continuing, distribute any amounts that it receives in respect of the RPA Deferred Purchase Price to the Parent or any other Affiliate of the Parent.
SECTION 7.4    Affirmative Covenants of ADT. From the date hereof until the Final Payout Date, ADT, individually and when acting as the Servicer, shall:
(a)    Compliance with Laws, Etc. Comply with all applicable Laws in respect of the conduct of its business, its assets and properties, the Pool Receivables, the related Contracts and the servicing and collection thereof, except where the failure to so comply, individually or in the aggregate could not reasonably be expected to adversely affect any Pool Receivable, or otherwise give rise to a Material Adverse Effect.

(b)    Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing in each jurisdiction except where the failure to preserve or maintain such existence, rights, franchises, or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Inspections. From time to time, at its expense, upon reasonable prior notice, upon the reasonable request by the Administrative Agent or the Required Purchasers (or any Purchaser Agent if an Unmatured Event of Termination or Event of Termination has occurred and is continuing) and during regular business hours, permit the Administrative Agent, the Collateral Agent, and the Purchaser Agents, or any of their respective representatives to visit and inspect its properties, to examine and make extracts from its Records, and to discuss its affairs, finances, and condition with its officers and independent accountants with respect to the Pool Receivables and the Related Assets and the performance of its obligations (as Servicer or otherwise) under the Transaction Documents as often as reasonably requested; provided that, unless an Event of Termination, or an Unmatured Event of Termination has occurred and is continuing at the time of any such inspection, the Servicer shall only be required to reimburse the reasonable documented out-of-pocket costs and expenses related to one such inspection during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agent; provided, further, that the Collateral Agent, the Administrative Agent and the Purchaser Agents shall use reasonable efforts to coordinate the timing of any inspections made of ADT pursuant to this Section 7.4(c) and of the Seller pursuant to Section 7.1(c).
(d)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Pool Receivables, the Related Assets and the Service Charge Receivables in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records, and other information necessary or advisable for the collection of all Pool Receivables, and Related Assets (including records adequate to permit the daily identification of (i) each new Pool Receivable and all Collections relating to the Receivable Pool of and adjustments to each existing Pool Receivable received, made, or otherwise processed on that day, and (ii) the portion of the Collections received from each Obligor that represents Collections of Pool Receivables from such Obligor and collections of Service Charge Receivables from such Obligor in order to effect the priority of payments set forth in the related Contracts. In addition, it shall keep its physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral (and any original documents relating thereto), if any, at the address(es) referred to in Annex 2 of the Sale Agreement or at such other address(es) as set forth in the Sale Agreement or, upon thirty (30) days’ prior written notice to the Collateral Agent and the

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Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 hereof shall have been taken and completed.
(e)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions, covenants, and other promises required to be observed by it under the Contracts and the Pool Receivables relating to the Receivable Pool, except where the failure to so perform or comply, individually or in the aggregate, could not reasonably be expected to adversely affect any Pool Receivable or Related Assets or otherwise result in a Material Adverse Effect.
(f)    Credit and Collection Policy. Comply with the Credit and Collection Policy in regard to each Pool Receivable, the Related Assets, each Service Charge Receivable, the related Contract and the servicing and collection thereof.
(g)    Collections. Promptly withdraw from the bank accounts and/or charge the credit or debit cards of the Direct Deposit Obligors all amounts necessary to effect the timely payment when due of the Unpaid Balance of the Pool Receivables relating to such Direct Deposit Obligors and immediately remit such amounts, within one (1) Business Day of the date of withdrawal, debit or credit directly to a Collection Account, without any commingling of such amounts with any other funds other than Other Permitted Collections. Instruct each Obligor that to the extent any payment in respect of the related Pool Receivable is not to be made through the Servicer’s withdrawal from the bank account of each such Obligor and/or through the charge of the credit or debit card of each such Obligor, all Collections in respect of the Pool Receivables of each such Obligor shall be made to a Lock-box and remitted directly to a Lock-box that remits such amounts directly to a Lock-box Account covered by a Payment Direction or Control Agreement. As promptly as practicable and in any event within one (1) Business Day of receipt in any Lock-box or Lock-box Account of any Collections, remit, or cause to be remitted, such amounts directly to the Omnibus Account, without any commingling of such amounts with any other funds other than Other Permitted Amounts. As promptly as practicable and in any event within one (1) Business Day of receipt of any Collections in respect of any Pool Receivables in any Collection Account, remit or cause to be remitted such amounts directly to the Omnibus Account, without any commingling, all amounts which constitute Collections on the Pool Receivables. As promptly as practicable and in any event within two (2) Business Days of receipt of any Collections in the Omnibus Account, segregate Collections on the Pool Receivables from any Other Permitted Amounts and remit or cause to be remitted directly to the Collateral Agent’s Account, without any intervening commingling, all amounts which constitute Collections on the Pool Receivables and ensure that no amounts other than Collections on Pool Receivables are remitted to or are on deposit in the Collateral Agent’s Account.
(h)    Filing of Financing Statements. At its expense, take all actions necessary (including all filings) to vest in, and maintain in the Collateral Agent (on behalf of the Purchasers) a valid, first priority perfected security interest or perfected ownership interest in the Pool Receivables and Related Assets free and clear of any Adverse Claims.

Without limiting the foregoing, cause the financing statements described in Sections 5.1(f), that have not previously been filed, to be duly filed in the appropriate jurisdictions at its expense, as promptly as practicable (and in any event, within five (5) Business Days) following such request and to execute, authorize, and deliver all instruments and documents and take all action, necessary or reasonably requested by the Collateral Agent, the Administrative Agent, or any Purchaser Agent (including the filing of financing or continuation statements, amendments thereto, or assignments thereof) to enable the Collateral Agent to exercise and enforce all of its rights hereunder and to vest and maintain vested in the Collateral Agent a valid, first priority perfected security interest or perfected ownership interest in the Pool Receivables, the Related Assets with respect thereto, the Sale Agreement, the Collections with respect thereto, and the other Collateral free and clear of any Adverse Claim. The Servicer hereby authorizes the Collateral Agent and the Administrative Agent to file any continuation statements, amendments thereto, and assignments thereof as the Collateral Agent, the Administrative Agent, or any Purchaser Agent may from time to time determine to be necessary or desirable to perfect or maintain the perfection or priority of its security interest in the Pool Receivables, the Collections with respect thereto, the Related Assets with respect thereto, the Sale Agreement, and the other Collateral free and clear of any Adverse Claims.
(i)    Transaction Documents. Without limiting its covenants or agreements set forth herein or in any other Transaction Document, (i) comply with each and every of its covenants and agreements under the Sale Agreement and its Constituent Documents, and (ii) take all actions reasonably necessary to ensure that each Transaction Document remains enforceable and in effect.
(j)    Tax Matters. Pay all applicable taxes required to be paid by it when due and payable in connection with the transfer of the Receivables to the Seller under the Sale Agreement; ADT acknowledges that none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any responsibility with respect thereto. Pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable, except such as may be contested in good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP.
(k)    Credit Risk Retention. After the EU Retention Effective Date, include in each Information Package delivered hereunder, a confirmation as to ADT’s continued compliance with clauses (i), (ii), and (iii) of Section 5.2(m) of the Sale Agreement. After the EU Retention Effective Date, cooperate with each Purchaser (including, to the extent not prohibited by Law, by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that ADT retains credit risk in the amount and manner required by the EU Securitization Rules and the CRR and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the EU Securitization Rules and the CRR; provided however, that no ADT Entity

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shall be required to take actions that could cause a change in the accounting or tax treatment of the transactions contemplated by this Agreement.
(i)    Until the later to occur of (x) the Purchase Termination Date, or (y) the date on which the Purchasers’ Pool Investment is equal to zero:
(A)    as an “originator” for the purposes of the Securitization Regulation, hold and maintain the Retained Interest on an ongoing basis;
(B)    not short, hedge, otherwise mitigate its credit risk or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Interest, except to the extent permitted by the EU Securitization Rules;
(C)    From and after the EU Retention Effective Date, confirm to each Purchaser (which may be in electronic form) that it continues to comply with paragraphs (A) and (B) above in each Information Package;
(D)    After the EU Retention Effective Date, provide notice promptly to each Purchaser in the event of any breach of paragraphs (A) or (B) above;
(E)    After the EU Retention Effective Date, promptly notify each Purchaser of any change to the form of retention of the Retained Interest;
(F)    After the EU Retention Effective Date, to the extent necessary in order for any Purchaser to comply with its obligations under, or in relation to, the EU Securitization Rules, to the extent reasonably requested by such Purchaser, provide all information, documents, and reports regarding the Receivables and the transaction contemplated by this Agreement which are in ADT’s possession or control, unless subject to confidentiality restrictions or restricted by Law (provided that ADT shall undertake reasonable efforts to obtain consent for the disclosure of such information, documents and reports; provided further that such efforts shall not include payment of any amounts to any Person or any violation of Law);
(G)    Originate the Receivables pursuant to a sound and well-defined credit granting criteria, and maintain clearly established criteria and processes for approving, amending, renewing and financing the Receivables (“Originations and Revisions”) and have effective systems in place to apply those criteria and processes to ensure that any such Originations and Revisions are granted and approved based on a thorough assessment of each Obligor’s creditworthiness; and

(H)    own 100% of the equity interests of the Seller.
(l)    Certain Governmental Fees, Surcharges, and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges, or taxes, pay (or cause to be paid) such governmental fees, surcharges, or taxes to the applicable Governmental Authority when due in accordance with applicable Law (except for any such governmental fees, surcharges, or taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided, and none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. Pay all sales taxes to be paid in connection with the Equipment and installation related to each Pool Receivable by the due date thereof (except for any such sales taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided).
(m)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects, by ADT, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions Laws in connection with ADT’s or its Subsidiaries’ business operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(n)    Application of Obligor Payments. Apply payments made by an Obligor under a Contract relating to a Pool Receivable to amounts billed on such Obligor’s invoice in the following order: (i) first, to amounts due in respect of the related Pool Receivables; (ii) second, to amounts due in respect of the related Service Charge Receivables; and (iii) third, other amounts owing by such Obligor. For the avoidance of doubt, any amounts paid by any Obligor in respect of Service Charge Receivables that must be applied pursuant to clause (i) above, shall be deemed to be Collections and remitted to the Collateral Agent’s Account pursuant to the terms of this Agreement and the other Transaction Documents as such.
(o)    Servicing Programs. If a license or approval is required for the Collateral Agent’s, the Administrative Agent’s, or such successor Servicer’s use of any software or other computer program used by ADT in the servicing of the Receivables, then, following delivery of a Successor Notice, at its own expense make commercially reasonable efforts to arrange for the Collateral Agent, the Administrative Agent, or such successor Servicer to receive any such required license or approval.
(p)    Corporate Separateness; Related Matters and Covenants. ADT agrees to cause the Seller to fully comply with its covenants in Section 7.8, it being understood that the foregoing shall in no event be deemed to obligate ADT to make any capital or other contributions to the Seller.

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SECTION 7.5    Reporting Requirements of ADT. From the date hereof until the Final Payout Date, ADT shall furnish to the Collateral Agent and the Administrative Agent (who shall promptly send the same to the Purchaser Agents):
(a)    (i)     Quarterly Financial Statements. Within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of ADT and the Parent, the Parent’s Form 10-Q as filed with the SEC (which shall be deemed delivered upon the filing of such Form 10-Q on the SEC’s website).
(i)    Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of ADT and the Parent, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of each of ADT and the Parent and their respective Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for ADT and the Parent and their respective Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit that are inconsistent with the standards of the Public Company Accounting Oversight Board), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of ADT and the Parent and their respective Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which shall be deemed delivered upon the filing of the Parent’s Form 10-K on the SEC’s website).
(ii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C signed by an authorized officer of ADT and the Parent, respectively and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(b)    Financial Statements and Other Information. The following:
(i)    promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which ADT or the Parent files with the SEC (which shall be deemed delivered upon the filing thereof on the SEC’s website);
(ii)    promptly following a request therefor, any documentation or other information (including with respect to the Seller and the Parent) that the Collateral Agent, the Administrative Agent, any Purchaser Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act including the provision of information regarding beneficial ownership required by 31 C.F.R. §1010.230; and

(iii)    from time to time such further information regarding the business, affairs and financial condition of the Seller, ADT, the Parent and their Affiliates as the Collateral Agent, the Administrative Agent or the Required Purchasers shall reasonably request.
(c)    Written notice of any ERISA Event.
(d)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination, accompanied by a written statement of an appropriate officer of the Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after a Responsible Officer of the Servicer obtains actual knowledge thereof.
(e)    Litigation. As soon as possible, and in any event within two (2) Business Days of knowledge of any Responsible Officer thereof, notice of any litigation, investigation, or proceeding initiated against the Seller or, to the extent it could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, against ADT, the Servicer, and/or the Parent.
(f)    Agreed Upon Procedures Report. Not later than three (3) months after the end of each fiscal year of the Servicer (at the sole cost and expense of the Servicer), a copy of an agreed upon procedures report of an accounting firm or consulting firm reasonably acceptable to the Collateral Agent and the Administrative Agent (who shall promptly send the same to the Purchaser Agents), addressed to the Collateral Agent, the Administrative Agent, and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of the Servicer for the prior fiscal year or twelve (12) month period, as reasonably requested by the Collateral Agent, the Administrative Agent or any Purchaser Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by the Collateral Agent, the Administrative Agent and the Required Purchasers.
(g)    Change in Credit and Collection Policy or Business. Prior to (i) the effectiveness of any change in or amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment, and (B) if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability, or enforceability of the Pool Receivables or decrease the credit quality of any Pool Receivables or otherwise give rise to a Material Adverse Effect, requesting the Collateral Agent’s, the Administrative Agent’s and each Purchaser Agent’s consent thereto.
(h)    Other Information. Promptly, from time to time, such Records or other information, documents, records, or reports respecting the condition or operations, financial or otherwise, of ADT, the Parent and their Affiliates, ADT’s and the Seller’s performance under the Transaction Documents and the Pool Receivables, the Related Assets, and the Service Charge Receivables as the Collateral Agent, the Administrative Agent, or

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any Purchaser Agent may from time to time reasonably request and ADT can deliver without violating applicable Law.
SECTION 7.6    Negative Covenants of ADT. From the date hereof until the Final Payout Date, ADT shall not:
(a)    Extension or Amendment of Receivables. Except as provided in Section 8.2(b) and to the extent resulting from the Conditional Service Guaranty, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract (in each case, including, without limitation, by means of any promotional activity, advertising or other statement or warranty (including on any ADT Entity’s website)) related thereto.
(b)    Change in Credit and Collection Policy or Business. (i) Make or consent to any change or amendment to the Credit and Collection Policy if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability, or enforceability of any Pool Receivable or the Related Assets or decrease the credit quality of any Pool Receivables or the Related Assets, or otherwise give rise to a Material Adverse Effect, without (x) the prior written consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent or (y) in the case of any such change or amendment required by Law, upon delivery to the Collateral Agent and the Administrative Agent of a certificate of a Responsible Officer of ADT which certifies, that based upon advice of reputable counsel, such change or amendment is required to be made as a result of a change in Law, or (ii) make a change in the character of its business that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, without the prior written consent of the Collateral Agent, the Administrative Agent, and the Required Purchasers.
(c)    Change in Lock-box Banks. (i) Add any bank, lock-box or lock-box account not listed on Schedule V as a Lock-box Bank, Lock-box or Lock-box Account unless the Collateral Agent and the Administrative Agent shall have previously approved and received duly executed copies of Payment Directions in the form of Exhibit G-1 or a Control Agreement, duly executed by the parties thereto, (ii) terminate any Lock-box Bank, or related Lock-box, or Lock-box Account without the prior written consent of the Collateral Agent, the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-box Bank will, upon termination of such Lock-box Bank and at all times thereafter, be deposited in a Lock-box Account with another Lock-box Bank covered by a Payment Direction in the form of Exhibit G-1 or a Control Agreement, or (iii) amend, supplement, or otherwise modify any Lock-box agreement.
(d)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collections on Pool Receivables to any account not covered by the proper Payment Direction or a Control Agreement. Except for the Collateral Agent’s Account, permit any Collections in respect of Pool Receivables to be deposited, or credited in any account which is not subject to a Payment Direction or a Control Agreement which is in full force and effect.

(e)    Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or would result immediately after giving effect thereto, (ii) if ADT is not the surviving entity or if ADT sells or transfers all or substantially all of its property and assets, the surviving entity or the Person purchasing the assets is an Affiliate of ADT and agrees to be bound by the terms and provisions applicable to ADT hereunder, (iii) no Change of Control shall result, (iv) the Parent has reaffirmed in a writing, in form and substance reasonably satisfactory to the Collateral Agent, the Administrative Agent and the Required Purchasers, that its obligations under the Performance Support Agreement shall apply to the surviving entity and are in full force and effect, (v) no Material Adverse Effect could reasonably be expected to result therefrom, and (vi) the Collateral Agent, the Administrative Agent and each Purchaser Agent receive such additional certifications and opinions of counsel as the Collateral Agent, the Administrative Agent or the Required Purchasers shall reasonably request.
(f)    Sales, Adverse Claims, Liens, Etc. Except as otherwise provided herein or in the Sale Agreement, sell, assign (by operation of Law or otherwise), or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than its or the Seller's ownership interest or contingent claim to ownership) upon or with respect to, any Pool Receivable or other Receivable or any Contract or Related Assets, the related Equipment, any Service Charge Receivable, or any proceeds of any of the foregoing or any interest therein, or any Collection Account, the Omnibus Account or any Lock-box Account or any other account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.
(g)    Chattel Paper. Permit any Chattel Paper relating to any Pool Receivable to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and the Seller), the Collateral Agent, or the Collateral Agent’s designee.
(h)    Corporate Separateness; Related Matters and Covenants. ADT agrees that it shall not take any action, on its part, to cause the Seller to violate its covenants in Section 7.8, it being understood that the foregoing shall in no event be deemed to obligate ADT to make any capital or other contributions to the Seller.
SECTION 7.7    Nature of Obligations. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Seller’s obligations hereunder to remit (or repay, to the extent the transactions hereunder is treated as a financing) in full the Purchasers’ Pool Investment and to remit (or pay, to the extent the transactions hereunder are treated as a financing) all Yield, Fees, the Purchasers and all other Seller Obligations are full recourse general obligations of the Seller, and all obligations of ADT (as Servicer or otherwise) so specified hereunder shall be full recourse general obligations of ADT.

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SECTION 7.8    Corporate Separateness; Related Matters and Covenants. The Seller covenants and agrees to take such actions as shall be necessary in order that:
(a)    Special Purpose Entity. The Seller will be a special purpose limited liability company whose activities are restricted in its Constituent Documents to: (i) negotiating, authorizing, executing, delivering, entering into and performing its obligations under the Transaction Documents to which it is a party and undertaking any other activities related thereto, including (A) purchasing or otherwise acquiring Pool Receivables, Related Assets and other assets from ADT, and owning, holding, transferring, assigning, selling, contributing to capital, pledging and otherwise dealing with such assets, (B) entering into and performing its obligations under agreements for the selling, servicing and financing of the Receivable Pool, (C) opening, maintaining and/or terminating any accounts in connection therewith, (D) making all payments of Yield, Fees and other amounts owed by it under or in connection with this Agreement and the other Transaction Documents, and (E) receiving cash payments of the RPA Deferred Purchase Price, and making cash payments from such amounts to ADT as purchase price in accordance with the Sale Agreement or paying dividends and distributions to ADT; and (ii) engaging in any lawful act or activity and exercising any powers not prohibited under the Transaction Documents and permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to, and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.
(b)    Commingling. Except as otherwise expressly permitted by this Agreement, the Seller shall not commingle any of its assets or funds with those of any of its Affiliates.
(c)    Independent Manager. At least one member of the Seller’s board of directors shall be an Independent Manager and the limited liability company agreement of the Seller shall provide: (i) for substantially the same definition of “Independent Manager” as used herein, (ii) that prior to the Final Payout Date, no Person shall be authorized or empowered to, and the Seller shall not, without the prior unanimous written consent of the Seller’s board of managers and the Independent Manager, file a voluntary bankruptcy petition or file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal or state law relating to bankruptcy naming the Seller as debtor or otherwise institute bankruptcy or insolvency proceedings by or against the Seller or otherwise seek with respect to such entity relief under any laws relating to the relief from debts or the protection of debtors generally, and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended prior to the Final Payout Date without the prior written consent of the Administrative Agent and the Collateral Agent, and the prior unanimous written consent of the Seller’s board of managers and the Independent Manager.
(d)    Corporate Formalities. The Seller will strictly observe corporate formalities in its dealings with the Servicer, ADT, and any Affiliates thereof. Except as expressly contemplated by this Agreement, the Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, ADT, and any Affiliates (other than the

Seller) thereof has independent access. The Seller shall maintain its Constituent Documents in conformity with this Agreement.
(e)    Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate, and customary company formalities, including, but not limited to, holding all regular and special members’ and board of directors’ (or managers’) meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts (to the extent applicable).
(f)    No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in the Transaction Documents nor, incur any Debt other than pursuant to this Agreement and the other Transaction Documents and Debt which is incidental thereto, incurred in the ordinary course of business.
(g)    Books and Records. The Seller shall maintain (or cause to be maintained) company records, books of account and financial statements separate from those of any of its Affiliates, in a manner such that it will not be difficult or costly to segregate, ascertain, or otherwise identify the assets and liabilities of the Seller from the assets and liabilities of its Affiliates, including ADT and the Parent.
(h)    Operating Expenses. Except as expressly contemplated by the Transaction Documents, and except from capital contributions from its members, the Seller’s operating expenses will not be borne by any of its Affiliates, including ADT and the Parent.
(i)    Disclosure of Transactions. All financial statements of the Parent, ADT and any other Affiliates of the Seller that are consolidated to include the Seller will include notes or other disclosure that will clearly reflect that the assets of the Seller are owned by the Seller, and not available to pay creditors of Parent, ADT or the Seller’s other Affiliates.
(j)    Arm’s-Length Relationships. The Seller shall maintain an arm’s-length relationship with the Parent, ADT, and its other Affiliates. Neither the Seller on the one hand, or ADT, or any of its other Affiliates on the other hand will be or will hold itself out to be liable for the debts of the other. The Seller, ADT, and its other Affiliates will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.
(k)    Allocation of Overhead. To the extent that the Seller, on the one hand, and ADT or any Affiliate of ADT (other than the Seller), on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

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(l)    Identification. The Seller shall at all times hold itself out to the public under its own name as a legal entity separate and distinct from its equity holders, members, managers, ADT, the Parent or any of its other Affiliates.
(m)    Capital. The Seller shall maintain adequate capital in light of its contemplated business operations.
(n)    In respect of the Seller:
(i)    the Seller shall not issue any security of any kind except membership interests issued to ADT in accordance with the Seller’s Constituent Documents, or incur, assume, guarantee, or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation other than (i) in connection with the Transaction Documents, and (ii) ordinary course operating expenses;
(ii)    the Seller shall not sell, pledge, or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents;
(iii)    the Seller shall not purchase any asset (or make any investment, by share purchase, loan, or otherwise) except as permitted by, or as provided in, the Transaction Documents;
(iv)    the Seller shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Voting Securities, security interest, or equity interest in the Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents);
(v)    the Seller shall not make, declare, or otherwise commence or become obligated in respect of, any dividend, stock, or other security redemption or purchase, distribution, or other payment to, or for the account or benefit of, any owner of any Voting Securities or other equity interest in the Seller to any such owner or any Affiliate of any such owner other than from funds received by it in respect of the RPA Deferred Purchase Price or under Article III, or the issuance of additional equity interests to ADT in connection with contributions of cash or other assets, and so long as, in any case, the result would not directly or indirectly cause the Seller to be considered insolvent;
(vi)    The Seller shall not have any employees or subsidiaries; and
(vii)    The Seller will provide for not less than ten (10) Business Days’ prior written notice to the Collateral Agent and the Administrative Agent of any removal, replacement, or appointment of any manager that is currently serving or is proposed to be appointed as an Independent Manager of the Seller, such notice to include the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an

Independent Manager set forth in this Agreement and the limited liability company agreement of the Seller.
ARTICLE VIII

ADMINISTRATION AND COLLECTION
SECTION 8.1    Designation of the Servicer.
(a)    ADT as the Servicer. The servicing, administering, and collection of the Pool Receivables on behalf of the Seller, the Administrative Agent, Purchaser Agents, the Collateral Agent, and Purchasers shall be conducted in accordance with this Agreement by the Person designated as the Servicer hereunder (the “Servicer”) from time to time in accordance with this Section 8.1. Until the Collateral Agent (with the consent, or acting at the direction of, the Required Purchasers) delivers to ADT and the Seller a Successor Notice in accordance with Section 8.1(b), ADT is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Servicer shall receive a daily Servicing Fee in respect of the Receivable Pool, payable monthly in arrears for each Settlement Period on each subsequent Settlement Date, subject to the priorities of payments in Section 3.1(d), for the performance of its duties hereunder. The Seller, the Administrative Agent, the Collateral Agent, Purchasers, and Purchaser Agents hereby acknowledge and agree to this appointment of the Servicer.
(b)    Successor Notice. In the event that an Event of Termination has occurred and is continuing, upon the written direction of the Required Purchasers or the Administrative Agent, the Collateral Agent shall, by notice to ADT and the Seller, immediately designate a successor Servicer pursuant to the terms hereof (a “Successor Notice”) which successor shall be selected by the Administrative Agent with the written consent of the Required Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed); it being understood and agreed that, in any event, the Administrative Agent, with the written consent of the Required Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed), may (but shall not be obligated to) serve as successor Servicer. Upon receipt of a Successor Notice, ADT agrees that it shall terminate its activities as the Servicer hereunder in a manner that the Administrative Agent determines will facilitate the transition of the performance of such activities to the successor Servicer, and successor Servicer shall assume each and all of ADT’s rights and obligations to service and administer the Pool Receivables, on the terms and subject to the conditions herein set forth, and ADT shall do all things necessary or appropriate to assist such successor Servicer in assuming such obligations. The Collateral Agent shall not give, and the Administrative Agent and the Purchasers shall not instruct the Collateral Agent to give, ADT a Successor Notice except after the occurrence of any Event of Termination that remains continuing.
(c)    Subservicers; Subcontracts. The Servicer may not subcontract with any Person or otherwise delegate any of its duties or obligations hereunder except (at its own expense) (i) to Collection Agents to collect amounts owed from the Obligors in respect of Defaulted Receivables, or (ii) with the prior written consent of the Collateral Agent, the

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Administrative Agent and the Required Purchasers (such consents not to be unreasonably withheld, conditioned, or delayed); provided, that, notwithstanding any such designation, delegation, or subcontract or any replacement or substitution of Servicer pursuant to clause (a) or (b) above, the Servicer shall remain primarily and directly liable for the performance of all the duties and obligations of the Servicer pursuant to the terms hereof.
SECTION 8.2    Duties of the Servicer. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect, administer, and service each Pool Receivable from time to time with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the collection, administration and servicing of its own assets, and in accordance with (i) applicable Laws, (ii) the Credit and Collection Policy, and (iii) this Agreement. During the continuance of an Event of Termination, the Collateral Agent shall have the sole right to direct the Servicer to commence or settle any legal actions to enforce collection of any Pool Receivables; provided, that the Servicer shall have no obligation to commence any legal actions or enforce collection of any Pool Receivable in a commercially unreasonable manner, taking into account the costs and recoveries expected in connection with such legal action or enforcement.
(a)    Allocation of Collections; Segregation. The Servicer shall apply and remit Collections in accordance with the terms of this Agreement, including without limitation, Section 7.4(g).
(b)    Extension and Modification of Receivables. So long as no Event of Termination or Unmatured Event of Termination is continuing or would result therefrom, the Servicer, may solely, in accordance with the Credit and Collection Policy extend, waive, amend, or otherwise modify the terms of any Pool Receivables as the Servicer may reasonably determine to be appropriate to maximize Collections thereof, in a manner that does not adversely affect any Pool Receivable, including the validity, enforceability or collectability of any Pool Receivable or result in such Pool Receivable not constituting an Eligible Receivable, or otherwise give rise to a Material Adverse Effect; provided, that, (A) after giving effect to such extension, amendment, waiver, or other modification, the sum of Purchasers’ Pool Investment and the Required Reserves in respect of such Receivable Pool at such time shall not exceed the Net Portfolio Balance at such time, (B) no such extension, amendment, waiver, or other modification shall make or be deemed to make any such Pool Receivable current or otherwise modify the aging thereof, or limit or reduce the rights of the Seller or any Secured Party under this Agreement, and (C) following the occurrence of the Purchase Termination Date, during the continuation of an Unmatured Event of Default or Event of Default, the Servicer may only extend, waive, amend or otherwise modify the terms of the any Pool Receivables with the prior written consent of the Administrative Agent.
(c)    Documents and Records. The Seller and ADT shall deliver to the Servicer, and the Servicer shall hold in trust for the Seller, the Administrative Agent, the Collateral Agent, each Purchaser Agent, and each Purchaser, all Records (and any original documents relating thereto) (and after the occurrence of an Event of Termination or Unmatured Event of Termination that remains continuing, shall deliver the same to the

Collateral Agent or its designees promptly upon the Collateral Agent’s written request). Upon the reasonable written request of the Collateral Agent, the Administrative Agent or any Purchaser Agent, the Servicer shall provide the Collateral Agent, the Administrative Agent and each Purchaser Agent with the location(s) of all physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral (and any original documents relating thereto), if any.
(d)    Termination. ADT’s authorization as Servicer under this Agreement shall terminate upon the earlier to occur of (i) the Final Payout Date, and (ii) the effective date of the replacement of the Servicer with a successor servicer in accordance with Section 8.1(b).
(e)    Power of Attorney. The Seller hereby grants to the Servicer, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller any and all steps which are necessary or advisable to endorse, negotiate, or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Seller in connection with any Pool Receivable or under the related Records. Each of the Seller and the Servicer hereby grants during the continuance of an Event of Termination to the Administrative Agent and the Collateral Agent, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller and the Servicer any and all steps which are necessary or advisable to endorse, negotiate, or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or the Servicer or transmitted or received by the Seller or the Servicer in connection with any Pool Receivable or under the related Records, including such actions as may be necessary or desirable, in the reasonable determination of the Administrative Agent and the Collateral Agent, as the case may be, to collect any and all amounts or portions thereof due under the Pool Receivables, Related Assets and all other Collateral, including indorsing the name of the Seller on checks and other instruments representing Collections and enforcing all of the rights and remedies of the Collateral Agent and the Administrative Agent under and in connection with this Agreement and the other Transaction Documents.
(f)    Resignation of ADT as the Servicer. ADT shall not resign in its capacity as the Servicer hereunder without the prior written consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent, which consent shall be given or withheld in the sole and absolute discretion of the Collateral Agent, the Administrative Agent, and each Purchaser Agent, except following the receipt of a Successor Notice and in accordance with Section 8.1(b).
(g)    Servicing Expenses. For the avoidance of doubt, in consideration of the Servicing Fee payable hereunder, the Servicer shall pay all of the costs and expenses it incurs in connection with the servicing and administration of the Receivable Pool and Related Assets and the performance of its obligations under the Transaction Documents, including, without limitation, all costs and expenses of enforcement of the Receivables against the Obligors and all Collection Agent Fees.

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SECTION 8.3    Rights of the Collateral Agent. In addition to all of its other rights herein including under Articles IX and X, under the other Transaction Documents or at Law or in equity, the Administrative Agent and Collateral Agent shall have the other following rights set forth in this Section 8.3:
(a)    Notice to Obligors. At any time during the continuance of any Event of Termination upon the written direction of the Required Purchasers or the Administrative Agent, (A) the Collateral Agent may notify the Obligors of Pool Receivables, or any of them, of its interests in the Receivable Pool or Related Assets and instruct them to make payments on the Pool Receivables as instructed by, the Collateral Agent, and may debit and/or charge Obligors accounts and credit cards directly or through automated clearing house or ACH, and (B) the Servicer shall (on behalf of the Seller), at the Servicer’s expense, give notice of the Collateral Agent’s interest in the Pool Receivables to each said Obligor and instruct them to make payments on the Pool Receivables as instructed in writing by, the Collateral Agent or the Administrative Agent.
(b)    Other Rights. At any time during the continuance of any Event of Termination, the Servicer shall, (A) at the Collateral Agent’s request and at the Servicer’s expense, assemble all of the Records and deliver such Records to the Collateral Agent or its designee, and (B) at the request of the Collateral Agent or its designee, exercise or enforce any of their respective rights hereunder, under any other Transaction Document, Pool Receivable, or under any Related Asset (to the extent permitted hereunder or thereunder). Without limiting the generality of the foregoing, at any time, each of the Servicer and the Seller shall upon the request of the Administrative Agent, the Collateral Agent, any of their respective designee or the Required Purchasers and at the Servicer’s expense:
(I)    authorize, execute (if required) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and
(II)    mark its master data processing records evidencing that the Pool Receivables have been sold in accordance with this Agreement.
(c)    Additional Financing Statements; Performance by the Administrative Agent. The Seller hereby authorizes the Collateral Agent and the Administrative Agent or their respective designees to file one or more financing or continuation statements, and amendments thereto and assignments thereof, or any similar instruments in any relevant jurisdiction relative to all or any of the Pool Receivables, and Related Assets now existing or hereafter arising in the name of the Seller. The Seller agrees that a similar filing against it may also be filed for the purposes hereof and to perfect the security interest and transfers created hereby. If the Seller or the Servicer fails to perform any of its agreements or obligations under this Agreement or any other Transaction Document, the Collateral Agent, the Administrative Agent, or any of their respective designees may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Collateral Agent or the Administrative Agent or its designee incurred in connection therewith shall be payable by the Seller as provided in Section 13.6.

(d)    Investment of Funds on Deposit in the Collateral Agent’s Account. The Collateral Agent may invest and reinvest, in its own name or in the name of its nominee, amounts on deposit in the Collateral Agent’s Account, in Cash Equivalents, having maturities not exceeding the next succeeding Settlement Date. All such Cash Equivalents and interest and income thereon and the net proceeds realized on the sale or redemption thereof shall for all purposes of this Agreement be deemed to be Collections credited to the Collateral Agent’s Account. The Collateral Agent may liquidate Cash Equivalents from time to time to the extent necessary or appropriate, in the sole discretion of the Collateral Agent, to effect the applications of Collections to be made on each Settlement Date pursuant to Section 3.1(d).
The Collateral Agent shall have no liability for (i) the investment performance of any amounts invested by the Collateral Agent pursuant to this Section 8.3(d), (ii) failing to invest any amount on deposit in the Collateral Agent’s Account, or (iii) any loss resulting from the sale or liquidation of any such investment prior to its stated maturity date.
SECTION 8.4    Responsibilities of the Servicer. Anything herein to the contrary notwithstanding:
(a)    Contracts. The Servicer shall perform all of its obligations under the Records to the same extent as if the Receivable Pool and Related Assets had not been sold hereunder and the exercise by the Collateral Agent or its designee of its rights hereunder shall not relieve the Servicer from such obligations.
(b)    Limitation of Liability. None of the Collateral Agent, the Administrative Agent, any Purchaser, or any Purchaser Agent shall have any obligation or liability with respect to any Pool Receivables, Related Assets or Contracts related thereto, nor shall any of them be obligated to perform any of the obligations of the Servicer, ADT, or the Seller thereunder.
SECTION 8.5    Further Action Evidencing Purchases. ADT agrees that from time to time, at its expense, it shall (or cause the Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that the Collateral Agent, the Administrative Agent, any of their respective designees or the Required Purchasers may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents.
SECTION 8.6    Application of Collections. Subject to Section 7.4(n), unless the Collateral Agent instructs otherwise, any payment by an Obligor in respect of any Pool Receivable shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied using the same systems, practices, and procedures as the Servicer uses for the application of payments on all of the receivables serviced by it for itself and its Affiliates whether or not such payments are being made with respect to Pool Receivables.

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ARTICLE IX

SECURITY INTEREST
SECTION 9.1    Grant of Security Interest. Without limiting Section 1.2(c) or (d), to secure all Seller Obligations of the Seller and all other amounts owing by the Seller to any Affected Party under or in connection with this Agreement and the other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts payable pursuant to Section 12.1, payments on account of Collections received or deemed to be received and fees and expenses, the Seller hereby assigns and pledges to the Collateral Agent, for the benefit of the Affected Parties (and each of the Affected Parties is hereby deemed to appoint the Collateral Agent as its agent and representative for purposes of this Section 9.1), and hereby grants to the Collateral Agent, for the benefit of the Affected Parties, a security interest in all of the following: all of the Seller’s right, title, and interest now or hereafter existing in, to and under the following of the Seller’s assets, whether now owned or existing or hereafter acquired, and wherever located (whether or not in the possession or control of the Seller), and all proceeds of the foregoing (collectively, and together with the Receivable Pool and Related Assets, the “Collateral”): (I) all Receivables comprising the Receivable Pool; (II) the Related Assets in respect of the Receivable Pool; (III) the Collections in respect of the Receivable Pool; (IV) all Transaction Documents; (V) all Chattel Paper in respect of the Receivable Pool; (VI) all Contracts related to the Receivable Pool; (VII) all Deposit Accounts; (VIII) all Documents in respect of the Receivable Pool; (IX) all Payment Intangibles in respect of the Receivable Pool; (X) all General Intangibles in respect of the Receivable Pool; (XI) all Instruments in respect of the Receivable Pool; (XII) all Inventory in respect of the Receivable Pool; (XIII) all Investment Property in respect of the Receivable Pool; (XIV) all letter of credit rights and supporting obligations in respect of the Receivable Pool; (XV) the Sale Agreement and all rights and remedies of the Seller thereunder; (XVI) all other assets in the Receivable Pool and Related Assets; (XVII) all rights, interests, remedies, and privileges of the Seller relating to any of the foregoing including the right to sue for past, present, or future infringement of any or all of the foregoing; and (XVIII) to the extent not otherwise included, all products and Proceeds (the capitalized term in clauses (I) through (XVIII) not otherwise defined in this Agreement, as defined in the UCC) of the of the foregoing clauses (I) through (XVIII) and all accessions to, substitutions and replacements for, and rents, profits, and products of the of the foregoing (including insurance proceeds), and all distributions (whether in money, securities, or other property) and collections from or with respect to any of the foregoing, and all accession to, substitutions and replacements for, and rents, profits, and products of the of the foregoing (including insurance proceeds), and all distributions (whether in money, securities, or other property) and collections from or with respect to any of the foregoing.
The Seller and the Servicer hereby authorize the filing of financing statements, including those filed under Section 8.3(c), describing the collateral covered thereby, and in respect of the Seller, as “all of debtor’s personal property and assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 9.1. This Agreement shall constitute a security agreement under applicable Law.

SECTION 9.2    Waiver. To the fullest extent it may lawfully so agree, the Seller and the Servicer agree that it will not at any time insist upon, claim, plead, or take any benefit or advantage of any appraisal, valuation, stay, extension, moratorium, redemption, or similar Law now or hereafter in force in order to prevent, delay, or hinder the enforcement hereof or the absolute sale of any part of the Collateral; the Seller and the Servicer, each for itself and all who claim through it, so far as it or they now or hereafter lawfully may do so, hereby waive the benefit of all such Laws and all right to have the Collateral marshaled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Agreement may order the sale of the Collateral in its entirety. Without limiting the generality of the foregoing, the Seller and the Servicer hereby waive and release any and all right to require the Collateral Agent or the Administrative Agent to collect any of such obligations from any specific item or items of the Collateral or from any other party liable as guarantor or in any other manner in respect of any of such obligations or from any collateral for any of such obligations.
ARTICLE X

EVENTS OF TERMINATION
SECTION 10.1    Events of Termination. The following events shall be “Events of Termination” hereunder:
(a)    Any of the following events:
(i)    the Servicer, or any ADT Entity shall fail to perform or observe any covenant or agreement as and when required hereunder or under any other Transaction Document (other than any covenant or agreement referred to in clause (a)(ii) below) and such failure remains unremedied for twenty (20) days after the earlier of the date (A) such Person receives notice of such failure from the Collateral Agent, the Administrative Agent or the Required Purchasers, or (B) a Responsible Officer obtains knowledge of such failure;
(ii)    any of the following shall occur: (A) any ADT Entity or the Servicer shall fail to make any payment or deposit or transfer of monies required to be made by it hereunder or under any other Transaction Document (including, without limitation, any ADT Obligation) as and when due and such failure is not remedied within two (2) Business Days, or (B) the conditions subsequent set forth in Section 5.3 is not satisfied on or prior to the date that is the twelve (12) month anniversary of the Closing Date,;
(iii)    the Servicer shall fail to deliver any Information Package when due pursuant to Section 3.1(a) and such failure is not remedied within three (3) Business Days; or
(b)    any representation or warranty made or deemed to be made by any Servicer, ADT Entity (or any of their officers) under or in connection with any Transaction Document or any certificate, Purchase Request, Paydown Notice, Information Package, or

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any other report, financial statement or other written information delivered in connection therewith shall prove to have been false or incorrect in any material respect when made or deemed to be made (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) and solely to the extent capable of cure, shall continue unremedied for twenty (20) days after the earlier of the date (A) such Person receives notice of such breach from the Collateral Agent, the Administrative Agent or the Required Purchasers, or (B) a Responsible Officer obtains knowledge of such breach; or
(c)    an Event of Bankruptcy shall have occurred with respect to any ADT Entity; or
(d)    a Change of Control shall occur; or
(e)    the Collateral Agent, for the benefit of the Affected Parties, fails at any time to have a valid perfected ownership interest or first priority perfected security interest in the Pool Receivables and the Related Assets (or any portion thereof) and all proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or
(f)    the occurrence of any ERISA Event that, individually or together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or
(g)    any ADT Entity shall be required to register as an “investment company” under (and as defined in) the Investment Company Act; or
(h)    any material provision of this Agreement or any other Transaction Documents shall cease to be the valid and binding obligation enforceable against any ADT Entity, as applicable; or
(i)    the Seller shall fail to pay in full all of its Seller Obligations to the Collateral Agent, the Administrative Agent, or any Purchaser hereunder by the Legal Final or any ADT Entity shall fail to pay in full all of its ADT Obligations to the applicable person or the Administrative Agent on their behalf in accordance with the terms of this Agreement by the Legal Final; or
(j)    one or more final judgments for the payment of money in an aggregate amount in excess of $84,000,000 in the case of ADT, the Parent or any other Material Subsidiary of the Parent or $1,000,000 in the case of the Seller and the same shall not be vacated, discharged or stayed or bonded pending appeal for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of ADT, the Parent or any Material Subsidiary of the Parent to enforce any such judgment; or
(k)    the Seller, ADT, the Parent or any of their respective Material Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least, in respect of the Seller, $1,000,000, or in respect of the Seller, ADT, the Parent or any of their respective Material Subsidiaries $84,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
(l)    the breach of any of the financial covenants set forth in the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreements as in effect on the Closing Date or an event of default (or similar event) shall have occurred thereunder, in each case without regard to any waivers of such breaches or defaults; or
(m)    from and after the Ratio Effective Date, the average of the Delinquency Ratios for the three preceding Settlement Periods, as determined on any Reporting Date, shall exceed 3%; or
(n)    from and after the Ratio Effective Date, the average of the Loss Ratios for the three preceding Settlement Periods, as determined on any Reporting Date, shall exceed 2.5%; or
(o)    (x) on any Reporting Date, the sum of the aggregate Purchasers’ Pool Investment and the Required Reserves exceeds the Net Portfolio Balance, as calculated on a pro forma basis after taking into account the application of Monthly Collections pursuant to Section 3.1(d) on the immediately following Settlement Date, and solely to the extent a Purchase Request has been delivered by the Seller on or prior to such Reporting Date in accordance with Section 1.2(a) in respect of the Settlement Date immediately succeeding such Reporting Date, which would, on a pro forma basis, after giving effect to the related Purchase (as set forth in the definition of Net Portfolio Balance) and the application of Monthly Collections in accordance with Section 3.1(d), cure such circumstance, has not been so cured on such immediately succeeding Settlement Date, or (y) on any Settlement Date, after giving effect to the related Purchase (as set forth in the definition of Net Portfolio Balance) and the application of Collections in accordance with Section 3.1(d), the sum of the aggregate Purchasers’ Pool Investment and the Required Reserves exceeds the Net Portfolio Balance; or
(p)    the Performance Support Agreement is canceled, rescinded, amended, or modified without the prior written consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent; or

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(q)    the Servicer or any ADT entity shall take any action that materially and adversely affects the collectability of all or any significant portion of the Pool Receivables or the ability of the Seller, or ADT (as Servicer or otherwise) or the Parent to perform its respective obligations under this Agreement or any other Transaction Document; or
(r)    ADT ceases to provide Monitoring Services generally; or
(s)    any Lock-box Account, any Collection Account or the Omnibus Account to which Collections are remitted shall cease to be subject to the proper Payment Direction or a Control Agreement, or any such Payment Direction or Control Agreement shall cease to be in full force and effect, in each case, without being simultaneously replaced with a proper Payment Direction or Control Agreement or with the consent of the Administrative Agent, the Collateral Agent and each Purchaser Agent; or
(t)    the average ADT Managed Pool Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 0.70%.
An Event of Termination shall be deemed to be continuing until waived in writing by the Administrative Agent, the Collateral Agent and the Required Purchasers.
SECTION 10.2    Remedies. Upon, or any time after, the occurrence of an Event of Termination (other than an Event of Termination described in Section 10.1(c)) that remains continuing, the Collateral Agent or the Administrative Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Servicer (on the Seller’s behalf) declare the Acceleration Date to have occurred and shall have all of the remedies herein, including without limitation Section 8.1(b) and this Section 10.2. In addition, upon the occurrence of an Event of Termination, the Administrative Agent may (i) designate another person to succeed ADT as Servicer, which successor may be the Administrative Agent in accordance with Section 8.1(b), and (ii) direct the Obligors in respect of each Pool Receivables to, or direct ADT to instruct such Obligors to, pay all amounts payable under the Contracts related to the Pool Receivables directly to such account as the Administrative Agent shall designate. Upon the occurrence of an Event of Termination described in Section 10.1(c), the Acceleration Date shall occur automatically. Upon, or at any time after, the occurrence of the Acceleration Date, no Purchases thereafter will be made. Upon the declaration or automatic occurrence of the Acceleration Date pursuant to this Section 10.2, the Collateral Agent, on behalf of the Purchasers and the other Affected Parties, shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document, or under applicable Law, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Collateral subject hereto)), all of which rights shall be cumulative. Subject to Section 11.1, upon, or at any time after, the Acceleration Date, the Administrative Agent and the Collateral Agent shall in respect of the exercise of the rights and remedies under this Section 10.2 act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers.

ARTICLE XI

PURCHASER AGENTS; COLLATERAL AGENT;
ADMINISTRATIVE AGENT;
CERTAIN RELATED MATTERS
SECTION 11.1    Limited Liability of Purchasers, Purchaser Agents, Collateral Agent, and the Administrative Agent. The obligations of the Collateral Agent, the Administrative Agent, each Purchaser and each Purchaser Agent under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of such Person, no claim may be made by the Seller, the Servicer or ADT, against the Collateral Agent, the Administrative Agent, any Purchaser, or any Purchaser Agent, or their respective Affiliates, directors, members, managers, officers, employees, attorneys, or agents for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission, or event occurring in connection therewith; and the Seller and ADT hereby waives, releases, and agrees not to sue upon any claim for any such damages not expressly permitted by this Section 11.1, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary: (i) in no event shall the Collateral Agent, the Administrative Agent, or any Purchaser Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable Law, and (ii) neither the Collateral Agent, the Administrative Agent, nor any Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any party hereto or any other Person, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Collateral Agent, the Administrative Agent, or any Purchaser Agent shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Collateral Agent, the Administrative Agent, or any Purchaser Agent. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers. Nothing herein or in any other Transaction Document or related documents shall obligate the Administrative Agent or the Collateral Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it does not reasonably expect to be indemnified to its satisfaction. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Program Documents, except for its or their own gross negligence or willful misconduct. In performing its functions and duties hereunder, the Collateral Agent and the Administrative Agent shall act solely as the agent of the Purchasers and the Purchaser Agents, as applicable, and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any ADT Entity or any other Person.
SECTION 11.2    Authorization and Action of each Purchaser Agent. By its execution hereof, in the case of each Purchaser, and by accepting the benefits hereof, each Enhancement Provider and Liquidity Provider, each such party hereby designates and appoints its related Purchaser

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Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Purchaser Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents.
SECTION 11.3    Authorization and Action of the Administrative Agent and Collateral Agent. By its execution hereof, in the case of each Purchaser and Purchaser Agent, each such party hereby designates and appoints Mizuho as the Administrative Agent and Mizuho as the Collateral Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such party by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to Section 10.2, The Administrative Agent and the Collateral Agent reserve the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents. If any provision of any Transaction Document permits the Collateral Agent or the Administrative Agent to take any action in its discretion, this paragraph shall not limit such discretionary right.
SECTION 11.4    Delegation of Duties of each Purchaser Agent. Each Purchaser Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Purchaser Agent shall be responsible to any Purchaser in its Purchaser Group for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 11.5    Delegation of Duties of the Administrative Agent and the Collateral Agent. The Collateral Agent and the Administrative Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Collateral Agent nor the Administrative Agent shall be responsible to any Purchaser, any Purchaser Agent, or any other Person for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 11.6    Successor Administrative Agent and Collateral Agent; Termination. (a) The Administrative Agent may, upon at least thirty (30) days’ notice to the Servicer, the Seller and each Purchaser Agent, resign as an Administrative Agent. Such resignation shall not become effective until a successor agent (i) is appointed by the Required Purchasers and so long as no Event of Termination has occurred and is continuing, and such assignment is not to an Affiliate of Mizuho, is consented to by the Servicer and the Seller (each such consent not to be unreasonably withheld, conditioned, or delayed), and (ii) has accepted such appointment. Upon such acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.
(a)    The Collateral Agent may, upon at least thirty (30) days’ notice to the Servicer (on the Seller’s behalf), the Administrative Agent, and each Purchaser Agent, resign as Collateral Agent. Such resignation shall not become effective until (1) a successor

Collateral Agent (i) is appointed by the Required Purchasers and so long as no Event of Termination has occurred and is continuing, and such assignment is not to an Affiliate of Mizuho, is consented to by the Servicer and the Seller (each such consent not to be unreasonably withheld, conditioned, or delayed), and (ii) has accepted such appointment, and (2) such successor Collateral Agent has established a new Collateral Agent’s Account with a depository institution that is an Eligible Bank and the resigning Collateral Agent has transferred all amounts held in its Collateral Agent’s Account to such new Collateral Agent’s Account. Upon such acceptance of its appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights and duties of such retiring Collateral Agent, and such retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents.
(b)    If the Collateral Agent (i) is no longer an Eligible Collateral Agent, or (ii) if the Collateral Agent breaches in any material respect any of its obligations under this Agreement and such breach is not cured (if capable of being cured) within thirty (30) days after the Collateral Agent receives notice of such breach from any Purchaser Agent, the Required Purchasers may, upon at least ten (10) Business Days’ notice to the Servicer, the Seller, the Collateral Agent, the Administrative Agent, and each Purchaser Agent, terminate the Collateral Agent and appoint a successor to the Collateral Agent. Such termination shall not become effective until a successor Collateral Agent (i) is appointed by the Required Purchasers and so long as no Event of Termination has occurred and is continuing, consented to by the Servicer and the Seller (each such consent not to be unreasonably withheld, conditioned, or delayed), and (ii) has accepted such appointment and is made a party to this Agreement and each other Transaction Document to which the Collateral Agent is a party. Upon such acceptance of its appointment as the Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall succeed to and become vested with all the rights and duties of such retiring Collateral Agent, and such retiring Collateral Agent shall be discharged from its duties and obligations under the Transaction Documents.
(c)    The appointment and authorization of any Collateral Agent and the Administrative Agent under this Agreement shall terminate upon the earlier to occur of (i) the Final Payout Date, and (ii) the effective date of the replacement of such Collateral Agent or Administrative Agent, as applicable, with a successor in accordance with this Section 11.6.
SECTION 11.7    Indemnification. Each Purchaser (or in the case of a Conduit Purchaser, the related Purchaser Agent) shall indemnify and hold harmless the Collateral Agent and the Administrative Agent and their respective officers, directors, employees, representatives, and agents (to the extent not reimbursed by the Seller or the Servicer and without limiting the obligation of the Seller or the Servicer to do so), ratably in accordance with its aggregate Pool Limits from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses, and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not such Person is designated a party thereto)

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that may at any time be imposed on, incurred by or asserted against the Collateral Agent or the Administrative Agent for such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery, or performance of the Transaction Documents or any other document furnished in connection therewith.
SECTION 11.8    Reliance, etc. Without limiting the generality of Section 11.1, the Collateral Agent, the Administrative Agent, and each Purchaser Agent: (a) may consult with legal counsel, independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (b) makes no warranty or representation to any Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to any Purchaser or any such other holder for any statements, warranties, or representations made by other Persons in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any Transaction Document on the part of the Seller or to inspect the property (including the books and records) of the Seller; (d) shall not be responsible to any Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate, or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.9    Purchasers and Affiliates. Each of the Purchasers, the Purchaser Agents, the Collateral Agent, the Administrative Agent, and any of their respective Affiliates may engage in any kind of business with any ADT Entity or any Obligor, any of their respective Affiliates, and any Person who may do business with or own securities of any ADT Entity, any Obligor or any of their respective Affiliates.
SECTION 11.10    Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise (including pursuant to Section 13.4), on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Lien created or granted by such other Purchaser, in the amount necessary to create proportional participation (based on proportional Investments before giving effect to such recovery) by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 11.11    Non-Reliance. Each Purchaser expressly acknowledges that none of the Collateral Agent, the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact, or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent, the Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of any ADT Entity, shall be deemed to constitute any representation or warranty by the Collateral Agent, the Administrative Agent, or any Purchaser Agent. Each Purchaser represents and warrants to the Collateral Agent, the Administrative Agent, and each Purchaser Agent that, independently and without reliance upon the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial, and other conditions and creditworthiness of any ADT Entity and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Without limiting the foregoing, the Purchasers and the Purchasers Agents acknowledge and agree that (i) the Administrative Agent has made certain of its own analytics, credit evaluations, models and/or projections regarding the performance and expected performance of the Receivable Pool available to certain Purchasers and/or Purchaser Agents, (ii) such information was made available to it solely as an accommodation by the Administrative Agent and that it has made its own independent credit analysis and investigation regarding the performance and expected performance of the Receivable Pool, and (iii) the Administrative Agent shall have no responsibility or liability for the accuracy or completeness of any such information. Except for items specifically required to be delivered hereunder, neither the Collateral Agent nor the Administrative Agent shall have any duty or responsibility to provide any Purchaser Agent or Purchaser with any information concerning any ADT Entity, or any of their Affiliates that comes into its possession or any of its officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact, or Affiliates.
ARTICLE XII

INDEMNIFICATION
SECTION 12.1    Indemnities by the Seller.
(a)    General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, the Seller agree to indemnify and hold harmless the Collateral Agent, the Administrative Agent, each Purchaser, each Purchaser Agent, each other Affected Party, each of their respective Affiliates, and all members, managers, directors, shareholders, officers, employees, and attorneys, or agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities, and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (subject to the limitations in respect of attorneys’ fees and disbursements set forth in the proviso to Section 13.6) but excluding Taxes (indemnification for which shall be governed by Section 3.3(e)) (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby, or the ownership, maintenance or funding, directly or indirectly, of the Pool Receivables or Related Assets (or any portion thereof) or otherwise arising out of or relating to or resulting from the actions or inactions of any ADT Entity, the Servicer or any of their respective Affiliates, provided, however, notwithstanding anything to the contrary in this Article XII,

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excluding Indemnified Amounts solely to the extent resulting from the fraud, bad faith, gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction. Without limiting the generality of the foregoing but subject to the express limitations set forth in this Section 12.1, the Seller shall indemnify and hold harmless each Indemnified Party for any and all Indemnified Amounts arising out of, relating to, or resulting from:
(i)    the transfer by the Seller of any interest in any Pool Receivable or Related Asset;
(ii)    any representation or warranty made by the Seller under or in connection with any Transaction Document, any Purchase Request, any Information Package, or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been untrue, false, or incorrect when made or deemed made;
(iii)    the failure of the Seller to comply with the terms of any Transaction Document, any applicable Law any Contract, any Pool Receivable, or Related Assets or the nonconformity of any Contract, Pool Receivable, or Related Assets with any such Law;
(iv)    the failure to vest in favor of the Collateral Agent of an enforceable perfected ownership interest, or a first priority perfected security interest, in any Pool Receivables and all Related Assets against all Persons including any bankruptcy trustee or similar Person;
(v)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Pool Receivable whether at the time of any Purchase or at any time thereafter;
(vi)    any suit or claim related to the Pool Receivables or any Transaction Document (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable);
(vii)    failure by the Seller to comply with the “bulk sales” or analogous Laws of any jurisdiction;
(viii)    any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type taxes or the failure by the Seller to timely collect and remit to the appropriate authority any such taxes;
(ix)    any commingling of any Collections of Pool Receivables with any other funds;

(x)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xi)    any failure of the Seller, or ADT to assign any Pool Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by any ADT Entity of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount payable hereunder with respect to or resulting from any such violation or breach;
(xii)    the existence or assertion of any Adverse Claim in favor of any Governmental Authority or any other Person against any Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract or any portion or proceeds thereof, including, without limitation, as a result of any portion of any such Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract being attributable to governmental fees, surcharges, or taxes;
(xiii)    any Pool Receivable failing to constitute an Eligible Receivable;
(xiv)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Pool Receivable;
(xv)    any investigation, litigation or proceeding related to any Transaction Document or the use of proceeds, of Purchases or the ownership of Pool Receivables or the Related Assets;
(xvi)    any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Receivable;
(xvii)    the facts or circumstances giving rise to any Event of Termination or Unmatured Event of Termination; or
(xviii)    any inability to litigate any claim against any Obligor in respect of any Pool Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding.

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(b)    Contribution. If for any reason the indemnification provided above in this Section 12.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
(c)    For the avoidance of doubt, there shall be no recourse to the Servicer for the Seller’s indemnification obligations under this Section 12.1 other than to the extent expressly provided for in this Agreement or in any other Transaction Document.
SECTION 12.2    Indemnities by ADT and the Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable Law, each of ADT and the Servicer agree to indemnify and hold harmless each Indemnified Party from any and all Indemnified Amounts incurred by any of them and arising out of, relating to or resulting from: (i) any breach by it (in any capacity) of any of its obligations or duties under this Agreement or any other Transaction Document; (ii) the untruth or inaccuracy of any representation or warranty made by it (in any capacity) hereunder or under any other Transaction Document; (iii) the failure of any information contained in any Purchase Request or Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, the Servicer (in any capacity) to be true and correct; (iv) any negligence or willful misconduct on its part (in any capacity) arising out of, relating to, in connection with, or affecting any transaction contemplated by the Transaction Documents, any Contract, any Pool Receivable or any Related Asset; (v) the failure by it (in any capacity) to comply with any applicable Law, rule, or regulation with respect to any Pool Receivable or the related Contract or its servicing thereof; (vi) any commingling of any funds by it (in any capacity) relating to any Pool Receivables or Related Assets with any of its funds or the funds of any other Person; (vii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; (viii) any failure of the Seller or it to assign any Pool Receivable or Related Asset purported to be assigned as contemplated under the Transaction Documents, or the violation or breach by any ADT Entity of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount payable hereunder with respect to or resulting from any such violation or breach; or (ix) the existence or assertion of any Adverse Claim in favor of any Governmental Authority or any other Person against any Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract, or any portion or proceeds thereof, including, without limitation, as a result of any portion of such Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract being attributable to governmental fees, surcharges, or taxes; provided, however, notwithstanding anything to the contrary in this Article XII, excluding Indemnified Amounts solely to the extent (w) resulting from the fraud, bad faith, gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction, (x) resulting from the uncollectability of any such Pool Receivables not arising from any action or breach of any ADT entity, (y)  they constitute recourse with respect to a Pool Receivable by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, or (z) constitute special, indirect, consequential, or punitive damages.
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1    Amendments, Etc.
(a)    No amendment, modification, or waiver of any provision of this Agreement or consent to any departure by the Seller or ADT therefrom shall in any event be effective unless the same shall be in writing and signed by the Seller, ADT, the Collateral Agent, the Administrative Agent, and the Required Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver, or modification shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Yield in respect of the Purchasers’ Pool Investment or any Fees owed to any Purchaser, the Collateral Agent, any Purchaser Agent or the Administrative Agent without the prior written consent of such Person; (ii) forgive or waive or otherwise excuse any repayment of the Purchasers’ Pool Investment without the prior written consent of each Purchaser and the related Purchaser Agent affected thereby; (iii) increase the Purchase Group Limit in respect of any Purchaser Group without its prior written consent; (iv) amend or modify the provisions of this Section 13.1, or the definition of “Acceleration Date”, “Delinquent Receivable”, “Defaulted Receivable”, “Eligible Receivable”, “Event of Termination”, “Unmatured Event of Termination”, “Required Purchasers”, “Net Portfolio Balance”, “Purchase Termination Date” (other than pursuant to an extension thereof in accordance with Section 3.5), “Required Reserves”, “Yield Period” or “Settlement Period” (or any of the definitions used in any such preceding definition in a manner that would circumvent the intention of the restrictions set forth in this Section 13.1), in each case, without the prior written consent of each Purchaser and Purchaser Agent, or (v) release all or any material part of the Pool Receivables or Related Assets from the security interest granted by the Seller to the Collateral Agent hereunder without the prior written consent of each Purchaser and Purchaser Agent; provided, further, that the consent of ADT and the Seller shall not be required for the effectiveness of any amendment which modifies on a prospective basis, the representations, warranties, covenants, or responsibilities of the Servicer at any time when the Servicer is not an Affiliate of ADT or the fees and expenses payable to any such Servicer. Notwithstanding anything in any Transaction Document to the contrary, none of the Seller or ADT shall amend, waive, or otherwise modify any other Transaction Document, or consent to any such amendment or modification, without the prior written consent of the Collateral Agent, the Administrative Agent, and the Required Purchasers.
(b)    To the extent that the Seller and ADT consent to an Initial Syndication, and it or any other assignment is to a Conduit Purchaser, the parties hereto agree to negotiate in good faith to amend or amend and restate this Agreement to reflect prevailing terms in receivables financing transactions which include Conduit Purchasers; provided, that nothing

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in this Section 13.1(b) shall require any party to this Agreement to consent to an amendment that adversely affects such party in any significant manner.
SECTION 13.2    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid, or by facsimile or email, to the intended party at the address, facsimile number, or email address of such party set forth in Schedule I or at such other address, facsimile number, or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephonic or electronic means.
SECTION 13.3    Successors and Assigns; Participations; Assignments.
(a)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller and ADT may not assign or transfer any of their rights or delegate any of their duties hereunder or under any Transaction Document without the prior consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent.
(b)    Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment, waiver or other modification of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, ADT, the Servicer, the Collateral Agent, each Purchaser Agent, each other Purchaser and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. Each Participant shall be subject to the requirements under Section 3.3(e)(v) as if such Participant were a Purchaser, it being understood that the documentation required under such section shall be delivered to the participating Purchaser. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers or all Purchaser Agents. Each Purchaser that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Purchases (and Yield, fees, and other similar amounts under this Agreement) of each Participant’s interest in the interests of such Purchaser under the Transaction Documents (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Pool Receivables or Related Assets or other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Collateral Agent nor the Administrative Agent (in its capacity as Administrative Agent) shall have any responsibility for maintaining a Participant Register.
(c)    Assignment by Conduit Purchasers. This Agreement and each Conduit Purchaser’s rights and obligations under this Agreement (including its interest in the Pool Receivables or Related Assets) or any other Transaction Document shall be freely assignable in whole or in part by such Conduit Purchaser and its successors and permitted assigns to any Eligible Assignee without the consent of ADT, the Servicer or the Seller except to the extent such consent may be required solely in accordance with clause (iv) of the definition of Eligible Assignee. Each assignor of all or a portion of its interest in the Pool Receivables or Related Assets shall notify the Collateral Agent, the Administrative Agent, each Purchaser Agent, and ADT (on its and the Seller’s behalf) of any such assignment. Each assignor of all or a portion of its interest in the Pool Receivables or Related Assets may, in connection with such assignment and subject to Section 13.8, disclose to the assignee any information relating to the Pool Receivables or Related Assets, furnished to such assignor by or on behalf of the Seller, the Servicer, the Collateral Agent, or the Administrative Agent. Furthermore, notwithstanding anything to the contrary set forth herein (other than Section 13.3(f)), each Conduit Purchaser may at any time pledge, grant a security interest in, or otherwise transfer all or any portion of its interest in the Pool Receivables or Related Assets or under this Agreement to a Collateral Trustee, in each case without notice to or the consent of any other party hereto, but such pledge, grant, or transfer shall not relieve any Person from its obligations hereunder.
(d)    Assignment by Non-Conduit Purchasers. Each Purchaser which does not constitute a Conduit Purchaser may freely assign to any Eligible Assignee without the consent of the Seller, ADT or the Servicer except as required pursuant to clause (iv) of the definition of Eligible Assignee all or a portion of its rights and obligations under this Agreement or in any other Transaction Document (including all or a portion of its interest in the Pool Receivables or Related Assets) in each case, with prior written consent (such consent not to be unreasonably withheld) of the Collateral Agent, the Administrative Agent, the related Purchaser Agent and with prior written notice to Servicer (on its and the Sellers’ behalf); provided, however, the parties to each such assignment (other than an assignment described in clause (B) above) shall execute and deliver to the Collateral Agent, the Administrative Agent, each Purchaser Agent and the Servicer (on its and the Seller’s behalf), for its recording in the Register, a duly executed and enforceable joinder to this Agreement in substantially the form of Exhibit F hereto (“Joinder”).
From and after the effective date specified in such Joinder, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Joinder, have the rights of

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a Purchaser thereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Joinder, relinquish such rights and be released from such obligations under this Agreement. In addition, any Purchaser that constitutes a banking institution may assign all or any portion of its rights (including its interest in the Pool Receivables or Related Assets) under this Agreement to any Federal Reserve Bank or any central bank having jurisdiction over such Purchaser without notice to or consent of the Seller, the Servicer, any other Purchaser, the Collateral Agent, or the Administrative Agent.
Notwithstanding anything to the contrary in this Section 13.3, but subject to Section 13.1(b), the Initial Syndication shall require the prior written consent of the Seller and ADT, which may be withheld in their sole respective discretions.
(e)    Register.
(i)    The Administrative Agent (on behalf of the Sellers) shall in respect of the Receivable Pool maintain a register for the recordation of the names and addresses of the Purchasers, and the Purchases (and Yield, fees, and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Collateral Agent, and the Purchasers shall be entitled to conclusively rely on the information contained in the Register for all purposes hereunder (including with respect to the identities of the Purchasers and the amount of their Investment) and otherwise treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser for all purposes hereunder and under the other Transaction Documents. The Register shall be available for inspection by the Seller, the Servicer and any Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    The Administrative Agent shall also maintain in the Register each assignee’s interest or obligations under the Transaction Documents with respect to each assignment pursuant to Section 13.3(c) or 13.3(d) and shall record such assignment upon notice from the applicable Purchaser. The entries in the Register shall be conclusive absent manifest error.
(f)    Status of Receivables. Notwithstanding the foregoing, unless disposed of or assigned by the Servicer or the Collateral Agent in accordance with the terms of this Agreement (including pursuant to Section 10.2), each Purchaser’s interest in the Pool Receivables or Related Assets shall remain subject to the provisions of this Agreement, including the provisions relating to the re-conveyance of Receivables to the Seller or the Servicer, notwithstanding any sale or assignment of such interest by such Purchaser.
(g)    Status of Conduit Purchasers. So long as any Conduit Purchaser holds any Investment, such Conduit Purchaser shall be a multi-seller asset-backed commercial paper conduit.

SECTION 13.4    No Waiver; Remedies; Set-Off. No failure on the part of the Collateral Agent, the Administrative Agent, any Liquidity Provider, any Enhancement Provider, any Affected Party, any Purchaser, any Purchaser Agent, or any Indemnified Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights, or remedies provided by Law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the foregoing, each Purchaser, each Purchaser Agent, the Administrative Agent, the Collateral Agent, each Enhancement Provider, each Liquidity Provider, each Affected Party, and any of their Affiliates (each a “Set-off Party”) are each hereby authorized at any time during the continuance of an Event of Termination, (in addition to any other rights it may have) to setoff, appropriate, and apply (without presentment, demand, protest, or (subject to the last sentence hereof) any other notice, each of which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Set-off Party (including by any branches or agencies of such Set-off Party) to, or for the account of, any ADT Entity against amounts owing by any ADT Entity under this Agreement or the other Transaction Documents (even if contingent or unmatured). For the avoidance of doubt, the applicable Set-off Party shall not set off against any deposits of ADT with respect to any obligations of the Seller or against the Seller for any obligations of ADT. Each Set-off Party (or its related Purchaser Agent, if applicable) shall promptly notify the Administrative Agent, the Collateral Agent, each Purchaser Agent, the Seller and the Servicer of its exercise of set-off rights pursuant to this Section 13.4, which notice shall specify (i) the amount of the Obligations setoff, (ii) whether such Obligations constitute Seller Obligations or ADT Obligations, (iii) if the setoff was against amounts payable to any ADT Entity (other than the Seller), the type of ADT Obligation to which such setoff relates, and (iv) the effective date of such setoff.
Following the Administrative Agent’s receipt of any such notice from a Set-off Party (or its related Purchaser Agent, if applicable) in respect of an ADT Obligation which had been setoff, the Administrative Agent shall, if it had received a Demand Collection in respect of such ADT Obligation, make appropriate adjustments to the amounts distributable by it pursuant to Section 3.3(a) to reflect such setoff to the extent that such ADT Obligation Payments were not previously applied pursuant to Section 3.3(a).
Following the Collateral Agent’s receipt of any such notice from a Set-off Party (or its related Purchaser Agent, if applicable) in respect of a Seller Obligation which had been setoff, the Collateral Agent shall make appropriate adjustments to the amounts allocated and distributed pursuant to Section 3.1(d) to reflect such setoff of such Seller Obligation by such Set-off Party; provided that the Collateral Agent shall have no obligation to make any such adjustment in respect of a Settlement Date unless, it has received the applicable notice of setoff on or prior to the Reporting Date immediately preceding such Settlement Date. For purposes of the above adjustments by the Collateral Agent, all setoff, effected by a Set-off Party shall be deemed to have been applied to Seller Obligations in the reverse order of application of the Seller Obligations as set forth in Section 3.1(d).
SECTION 13.5    Binding Effect; Survival.

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(a)    This Agreement shall be binding upon and inure to the benefit of the Seller, ADT, the Servicer, the Collateral Agent, the Administrative Agent, each Purchaser, and the provisions of Section 4.2 and Article XII shall inure to the benefit of the Affected Parties and Indemnified Parties, respectively, and their respective successors and assigns.
(b)    Each Liquidity Provider, each Enhancement Provider, and each other Affected Party are express third party beneficiaries hereof. Subject to clause (i) of Section B of Appendix A hereto, this Agreement shall not confer any rights or remedies upon any other Person, other than the third party beneficiaries specified in this Section 13.5(b).
(c)    This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 1.2(e), 3.2, 3.3, 4.1, 4.2, 4.3, 11.7, 13.4, 13.5, 13.6, 13.7, 13.8, 13.11, 13.12, 13.13, and 13.16 shall be continuing and shall survive any termination of this Agreement.
SECTION 13.6    Costs and Expenses. The Seller shall promptly pay, (x) on the Closing Date, with respect to all such costs and expenses incurred on or prior to the Closing Date and for which invoices have been provided reasonably prior to the Closing Date and (y) by remittance to the Collateral Agent’s Account within three (3) Business Days of demand, with respect to all other such costs and expenses, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Collateral Agent, the Administrative Agent, each Purchaser and each Purchaser Agent in connection with:
(a)    the negotiation, preparation, execution, and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents including reasonable and documented accountants’, auditors’, consultants’, and attorneys’ fees and expenses to any of such Persons and the reasonable and documented fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants, or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing; and
(b)    subject only to the limitations in Sections 7.1(c) and 7.4(c), the administration (including periodic auditing and inspections as provided for herein) of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all reasonable and documented expenses and accountants’, consultants’, and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby;
provided, that so long as no Unmatured Event of Termination or Event of Termination has occurred and remains continuing, the Seller’ obligation to pay the reasonable and documented attorneys’ fees and expenses incurred by the Collateral Agent, the Administrative Agent, the Purchasers and the Purchaser Agents shall be limited to paying the reasonable and documented fees and expenses of two (one if the Collateral Agent and the Administrative Agent are Affiliates or the same Person) law firms, each one selected by the Collateral Agent and the Administrative Agent in its sole discretion; provided, however, that such limitation shall not be applicable in respect of any Person if such limitation on representation would be inappropriate due to an actual or potential conflict of interest between the Collateral Agent, the Administrative Agent, any Purchaser Agent or any Purchaser, including situations in which there are one or more legal defenses available to one such Person that are different from or additional to those available to any other such Person; provided, further, that, for the avoidance of doubt, no limitation on the reasonable and documented attorneys’ fees and expenses incurred by the Collateral Agent, the Administrative Agent, any Purchaser, or any Purchaser Agent during the continuance of an Unmatured Event of Termination or Event of Termination shall be applicable even if such event subsequently ceases to be continuing.
SECTION 13.7    No Proceedings; Limited Recourse.
(a)    The Seller, ADT, the Servicer, the Collateral Agent, the Administrative Agent, each Purchaser, and each Purchaser Agent, each hereby agrees that it will not institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness of such Conduit Purchaser shall have been indefeasibly paid in full. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.
(b)    The Servicer, ADT, the Collateral Agent, the Administrative Agent, each Purchaser, and each Purchaser Agent, each hereby agrees, and each Affected Party, Indemnified Party, Set-off Party and each other Person (other than the Seller) obtaining any benefits from this Agreement and the Transaction Documents, by its acceptance of such benefits, shall be deemed to have agreed, that it will not institute against the Seller, or join any other Person in instituting against the Seller, any proceeding of the type referred to in the definition of Event of Bankruptcy. The foregoing shall not limit the right of any such Person (each, a “Seller Creditor”) right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Seller Creditor, to the extent such Seller Creditor has not otherwise caused the institution of such proceeding. All claims against the Seller of any Seller Creditor that has instituted or has caused the institution of such a proceeding shall be subordinated to the claims of each Seller Creditor that has not instituted or caused the institution of such a proceeding, and the foregoing agreement shall constitute a “subordination agreement” within the meaning of Section 510 of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the obligations of the Seller hereunder and

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thereunder are solely the obligations of the Seller, payable solely from the Seller’s own assets.
(c)    Notwithstanding anything to the contrary contained herein, the obligations of any Conduit Purchaser under this Agreement are solely the obligations of such Conduit Purchaser and shall be payable at such time as funds are received by or are available to such Conduit Purchaser in excess of funds necessary to pay in full all outstanding Commercial Paper Notes of such Conduit Purchaser and, if applicable, all obligations and liabilities of such Conduit Purchaser to any related Commercial Paper Note issuer, and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Purchaser but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11, of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes; provided, however, that each party hereto agrees that for purposes of this Section 13.7(c), a Conduit Purchaser does not own a direct interest in the Pool Receivables, the Related Assets, Collections and the proceeds therefrom, but only a right to the amounts set forth as payable to it herein, and accordingly this Section 13.7(c) does not contemplate that amounts payable to the Seller or Servicers from the proceeds of Pool Receivables and Related Assets, including Collections, all as set forth herein, would be subordinated to the payment of a Conduit Purchaser’s Commercial Paper Notes.
(d)    No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Agreement shall be had against any member, manager, officer, director, employee or agent of such Conduit Purchaser or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely an obligation of each Conduit Purchaser individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, employee or agent of any Conduit Purchaser or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such member, manager, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them.
(e)    Except as expressly provided in any Transaction Document, no recourse shall be had for the payment of any amount owing by the Seller in respect of this Agreement or the other Transaction Documents or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against the Servicer, any other ADT Entity or any Affiliate of any of the foregoing (other than the Seller), or any stockholder, employee, officer, director, incorporator or beneficial owner of any of the foregoing; provided, however, that the foregoing shall not in any manner affect, limit or waive any of the obligations of the Servicer, any other ADT Entity or any Affiliate of any of the foregoing that such Person may have under any Transaction Document.
SECTION 13.8    Confidentiality.
(a)    Each party hereto acknowledges that the Collateral Agent, the Administrative Agent, each Purchaser, and each Purchaser Agent regards the terms of the transactions contemplated by this Agreement to be proprietary and confidential, and each such party severally agrees that:
(i)    it will not disclose without the prior consent of the Collateral Agent, the Administrative Agent (other than to its Collateral Trustee (if any), and its and its Affiliates’ directors, officers, employees, agents, accountants, auditors, and counsel or other advisors (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.8), (1) any information regarding the pricing terms in, or copies of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, (2) any information regarding the organization, business, or operations of any Purchaser generally or the services performed by the Collateral Agent or the Administrative Agent for any Purchaser, or (3) any information which is furnished by the Collateral Agent or the Administrative Agent to such party and is designated by the Collateral Agent or the Administrative Agent to such party in writing as confidential (the information referred to in clauses (1), (2), and (3) is collectively referred to as the “Program Information”); provided that such party may disclose any such Program Information: (A) to any other party to this Agreement (and any representatives so long as they are informed that such information is confidential and agree to keep such information confidential) for the purposes contemplated hereby, (B) to the extent requested by any regulatory authority or by applicable Laws, (C) as may be required by any Governmental Authority having jurisdiction over such party, (x) in order to comply with any Law applicable to such party or (y) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand, or similar process) to disclose any such Program Information, (D) to any permitted assignee of such party’s rights and obligations hereunder to the extent they agree to be bound by this Section 13.8, (E) in connection with the exercise of any remedies hereunder or any suit, action, or proceeding relating to this Agreement or the enforcement of rights hereunder, or (F) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the 1934 Act or in connection with obtaining or monitoring a rating on any Commercial Paper Notes, or (G) in connection with filings (including exhibit filings) required under the 1934 Act, as reasonably determined by the applicable filing party to be necessary or appropriate for the purposes of complying with applicable Law;

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(ii)    it, and any Person to which it discloses such information, will use the Program Information solely for the purposes of evaluating, administering, performing and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and
(iii)    it, and any Person to which it discloses such information, will, upon written demand from the Collateral Agent or the Administrative Agent, return (and cause each of its representatives to return) to the Collateral Agent or the Administrative Agent or destroy (whether to return or destroy being in the sole discretion of such party), all documents or other written material received from the Collateral Agent or the Administrative Agent, as the case may be, pursuant to clauses (2) or (3) of subsection (i) above and all copies thereof made by such party which contain all Program Information; provided however that it may retain one copy of such document or material and any Program Information incorporated into any of its credit review documentation, or as it otherwise deem necessary in order to comply with ordinary and customary retention requirements of financial institutions, sound banking practices and audit and examination requirements or as otherwise may be required by applicable Law. Any Person required to maintain the confidentiality of any information as provided in this Section 13.8(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
(b)    Availability of Confidential Information. Section 13.8(a) shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Collateral Agent or the Administrative Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Collateral Agent or the Administrative Agent.
(c)    Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Program Information, to the extent permitted by applicable Law and if practical to do so under the circumstances, such party shall provide the Collateral Agent, the Administrative Agent, each Purchaser Agent, and ADT with prompt written notice so that the Collateral Agent or the Administrative Agent may at the expense of ADT seek a protective order or other appropriate remedy and/or if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or the Collateral Agent and the Administrative Agent waive compliance with the provisions of this Section 13.8(c), such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d)    Disclosure of Tax Treatment and Structure. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) hereto may disclose to any and all Persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of U.S. Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.
(e)    Confidentiality of the Collateral Agent, the Administrative Agent, and Purchasers. The Collateral Agent, the Administrative Agent, each Purchaser, each Purchaser Agent, each Affected Party, and their successors and assigns agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Collateral Trustee (if any) and its and its Affiliates’ directors, officers, employees, and agents, including accountants, auditors, legal counsel, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree or be otherwise bound to keep such Information confidential on terms at least as restrictive as this Section 13.8(e)), (ii) to the extent requested by any regulatory authority or by applicable Laws, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable Law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide ADT and the Seller with prompt notice of any such required disclosure so that ADT or the Seller, as applicable, may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other Affected Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree or be otherwise bound to keep such Information confidential on terms at least as restrictive as this Section 13.8(e)), (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to any prospective participant or assignee provided such person agrees to be bound by this Section 13.8(e), (vii) with the consent of the Seller and ADT, (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 13.8(e) or any agreement contemplated by this Section 13.8(e) or (2) becomes available to such Person on a nonconfidential basis from a source other than ADT, or any of its Affiliates (and not in breach of this Section 13.8(e) or any agreement contemplated by this Section 13.8(e)) or (ix) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the 1934 Act or in connection with obtaining or monitoring a rating on any Commercial Paper Notes. For the purposes of this Section, “Information” means all information received

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from ADT or any Affiliate of ADT, other than any such information that is available to such Person on a nonconfidential basis prior to disclosure by ADT or any Affiliate of ADT.
(f)    Privacy Requirements. Notwithstanding anything to the contrary in this agreement, in no event shall any ADT Entity be required to provide the Administrative Agent, the Collateral Agent, any Purchaser, any Purchaser Agent or any other Person with any Borrower Information that may constitute nonpublic and/or personal information protected under the Privacy Requirements (collectively, “Non-Public Borrower Data”) unless the condition set forth in Section 5.1(n) is satisfied.
SECTION 13.9    Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Article, Appendix, Schedule, or Exhibit are to such Section or Article of, or Appendix, Schedule, or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause, or subclause are to such subsection, clause, or subclause of such Section, subsection, or clause.
SECTION 13.10    Integration. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
SECTION 13.11    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, OR ANY PURCHASER IN THE POOL RECEIVABLES, OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 13.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR UNDER ANY AMENDMENT, INSTRUMENT, OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 13.13    Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:
(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
SECTION 13.14    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 13.15    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein (including in Section 13.3), (i) each Purchaser that constitutes a banking institution or any assignee or participant thereof other than a Conduit Purchaser, or (ii) in the event that any Conduit Purchaser assigns any of its interest in, to and under the Pool Receivables or Related Assets to any Liquidity Provider or Enhancement Provider, any such Person, may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Pool Receivables or Related Assets or under this Agreement to secure the obligations of such Person to a Federal Reserve Bank or otherwise to any other federal Governmental Authority or special purpose entity formed or sponsored by any such federal Governmental Authority or any central bank having jurisdiction over such Person, in each case without notice to or the consent of the Seller, ADT or the Servicer, but such pledge, grant, or transfer shall not relieve any Person from its obligations hereunder, and each of the other parties hereto shall be entitled to treat such Purchaser’s Investment and its interest in the Pool Receivables or Related Assets or under this Agreement as not having been assigned, pledged or otherwise transferred for all purposes under this Agreement.
SECTION 13.16    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such

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prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 13.18    PATRIOT Act Notice. Each of the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Purchaser or Purchaser Agent) and each Purchaser Agent and Purchaser hereby notifies ADT and the Seller that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies ADT and the Seller. Such information includes the name and address of ADT and the Seller and other information that will allow the Administrative Agent, the Collateral Agent, such Purchaser Agent or such Purchaser to identify ADT and the Seller in accordance with the USA PATRIOT Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADT LLC,
individually and as the Servicer
By:	/s/ Lee D. Jackson
Name: Lee D. Jackson
Title: Vice President and Assistant Secretary

ADT FINANCE LLC, as Seller

By:	/s/ Deepika Yelamanchi
Name: Deepika Yelamanchi
Title: Vice President and Treasurer

MIZUHO BANK, LTD.,
as Administrative Agent, Arranger, and Structuring
Agent
By:	/s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

MIZUHO BANK, LTD.,
as Collateral Agent
By:	/s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

MIZUHO BANK, LTD.,
as a Purchaser Agent for Mizuho Bank, Ltd., as
Purchaser
By:	/s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

80
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MIZUHO BANK, LTD.,
as a Purchaser
By:	/s/ Richard A. Burke
Name: Richard A. Burke
Title: Managing Director

APPENDIX A

DEFINITIONS
This is Appendix A to the Receivables Purchase Agreement, dated as of March 5, 2020 among ADT LLC, individually and as Servicer, ADT FINANCE LLC, as Seller (the “Seller”), the various Purchasers and Purchaser Agents from time to time party thereto and Mizuho Bank, Ltd. (“Mizuho”), as Administrative Agent, Arranger, Structuring Agent and Collateral Agent (as such terms are defined below).
A.    Defined Terms.
As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated herein below:
“1934 Act” means the Securities Exchange Act of 1934.
“Acceleration Date” means the date specified in Section 10.2 following the occurrence of an Event of Termination.
“Accounts Amendment Effective Date” means the date that is the earlier to occur of (x) the twelve (12) month anniversary of the Closing Date, and (y) the date upon which the conditions set forth in Section 3.5(b) are satisfied.
“Administrative Agent” means Mizuho, in its capacity as administrative agent for the Purchaser Agents and the Purchasers as set forth herein and in the other Transaction Documents.
“Administrative Agent’s Account” means a special account of the Administrative Agent maintained at Mizuho Bank, Ltd. as the Administrative Agent shall designate to the Seller and ADT.
“ADT” is defined in the preamble.
“ADT Credit Agreement” means the Ninth Amended and Restated First Lien Credit Agreement dated as of July 1, 2015 among Prime Security Services Holdings, LLC, Prime Security Services Borrower, LLC, Barclays Bank PLC, as administrative agent and the other parties thereto.
“ADT Collateral Agreements” means, each of (i) the Collateral Agreement (First Lien), dated as of July 1, 2015, among Prime Security Services Borrower, LLC, each Subsidiary Loan Party party thereto, and Barclays Bank PLC (as successor in interest to Credit Suisse AG, Cayman Islands Branch, as collateral agent), and (ii) the Collateral Agreement (Second Lien), dated as of January 28, 2020, among Prime Security Services Borrower, LLC, Prime Finance Inc., each Subsidiary Guarantor party thereto, and Wells Fargo Bank, National Association, as collateral agent.
“ADT Credit Score” means the designated credit score of an Obligor assigned by ADT in accordance with ADT’s internal scoring system and the Credit and Collection Policy.
“ADT Entity” means ADT, the Servicer (if the Servicer is an Affiliate of the Parent), the Seller and the Parent.
“ADT Indentures” means, each of (i) the indenture dated as of April 4, 2019, among Prime Security Services Borrower, LLC, as issuer, Prime Finance Inc., as Co-Issuer, the guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee, (ii) indenture dated as of July 5, 2012, between the ADT Corporation, as issuer, and Wells Fargo Bank, National Association, as trustee, (iii) indenture dated as of May 2, 2016, between Prime Security One MS, Inc., as issuer, and Wells Fargo Bank, National Association, as trustee, and (iv) indenture dated as of January 28, 2020, among Prime Security Services Borrower, LLC, as issuer, Prime Finance Inc., as issuer, the subsidiary guarantors party thereto from time to time, and Wells Fargo Bank, National Association, as trustee and collateral agent.
“ADT Managed Pool Delinquency Ratio” means, with respect to any Settlement Period, a ratio (expressed as a percentage) calculated by dividing (i) the number of residential customers originated through the direct sales channel (excluding, for the avoidance of doubt, dealers or contracts acquired from dealers or any third parties) with any payment, or part thereof, of any Service Charge Receivable that remains unpaid for 91 to 120 days from the original due date of such payment as of the Cut-off Date for such Settlement Period, by (ii) the total number of residential customers originated through the direct sales channel, with an “active status” in the Records of ADT as of the Cut-off Date for such Settlement Period.
“ADT Obligations” means any obligation owed by any ADT Entity (other than the Seller) to the Collateral Agent, the Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party, any other Affected Party, or any account institution that maintains a Lock-box Account, a Collection Account or the Omnibus Account arising out of or in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect or absolute or contingent, including, all Indemnified Amounts payable pursuant to Section 12.2.
“Advance Rate” means, in respect of any Receivable, the applicable “Advance Rate” set forth in the Advance Rate Matrix corresponding to such Receivable based upon its Product Type and Remaining Term as determined on the Purchase Date in respect of such Receivable. For the avoidance of doubt, any Receivable with a Product Type other than “Tier 1”, “Tier 2”, Tier 3” or “Burglar Alarm” or with an Original Term exceeding 60 months, will be zero.
“Advance Rate Matrix” means the Advance Rate Matrix attached as Schedule III to this Agreement, as may be amended from time to time with the consent of all Purchasers.
“Adverse Claim” means any claim of ownership or any Lien other than any Permitted Adverse Claims.
“Affected Party” means the Collateral Agent, the Administrative Agent, each Purchaser, each Purchaser Agent, each Liquidity Provider, each Enhancement Provider and each Program Administrator.
“Affiliate” when used with respect to a Person means any other Person Controlling, Controlled by, or under common Control with, such Person. “Affiliated” has the meaning correlative to “Affiliate”.
“Agreement” is defined in the preamble.
“Allocated Share” is defined in Section 1.2(a).
“Anti-Corruption Laws” is defined in Section 6.1(y)(iii).
“Applicable Cooling Off Period” means, in respect of a Receivable, the period of time after origination thereof during which the related Obligor shall have the right to cancel or terminate such Contract without fee, premium or penalty whether by Law or under the terms of the related Contract or otherwise.
“Approval Date” is defined in Section 3.5.
“Arranger” means Mizuho, in its capacity as Arranger for the transactions contemplated by this Agreement and the other Transaction Documents.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Rate” for any day falling in a particular Yield Period with respect to any Rate Tranche and any Purchaser Group means an interest rate per annum equal to the applicable LIBO Rate for such Yield Period.
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means, with respect to any Purchaser, as of any date of determination, a fluctuating rate of interest per annum equal to the highest of:
(a)    the applicable Prime Rate for such date; and
(b)    the Federal Funds Rate for such date, plus 0.50%.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Yield Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Yield Period,” the definition of “Bank Rate” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Purchaser Agents in a manner substantially consistent with market practice (provided that, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(i)
in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(ii)	in the case of clause (i) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(i)
a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(ii)
a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent by notice to each Purchaser Agent, the Servicer and the Seller.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.5 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.5.
“Billing Address” means, the billing address of each Obligor relating to a Receivable specified in the Records of the Servicer.
“Borrower Information” means any personally identifiable information or records in any form (oral, written, graphic, electronic, machine-readable, or otherwise) relating to an Obligor, including but not limited to: an Obligor’s name, address, telephone number, account number, or transactional account history, account status; the fact that the Borrower has a relationship with ADT or any of its Affiliates; and any other personally identifiable information, in each case, other than any such information provided in a manner that does not personally identify such Obligor and in compliance with applicable Privacy Requirements.
“Business Day” means a day other than Saturday or Sunday or on which commercial banks in New York City, New York are authorized or required by applicable law to be closed for business; provided, that, when used with respect to a Yield Rate or associated Rate Tranche based on the applicable LIBO Rate, “Business Day” shall also exclude any day on which banks are not open for domestic and international business (including dealings in U.S. Dollar deposits) in London, England.
“Cash Equivalents” means (a) cash, (b) direct general obligations of the United States of America or obligations the prompt payment of the principal of and interest on which is unconditionally guaranteed by the United States of America, (c) U.S. dollar-denominated commercial paper notes which are rated at least “A-1+” by S&P and at least “P-1” by Moody’s, or (d) time deposits at, or certificates of deposit and bankers acceptances issued by, commercial banks located in the United States (including domestic branches or agencies of foreign banks) having short-term deposit ratings of “A-1” by S&P and “P-1” by Moody’s, provided that each such investment specified in clauses (b), (c) and (d) is payable in Dollars, has a maturity of the lesser of (i) ninety-one (91) days, and (ii) the days remaining until the next Payment Date, and is payable in the United States of America, or (e) U.S. Dollar-denominated money market funds of United States issuers that have ratings of at least “AAAm” by S&P and at least “Aaa” by Moody’s (or equivalent long-term ratings) and permit daily liquidation of investments. Ratings by S&P which include an “r” designation are not eligible to be Cash Equivalents unless approved by S&P or otherwise meet the rating conditions of S&P.
“Cash Purchase Price” is defined in Section 1.1.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or implementation of any Law, or (b) any change in any Law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.
“Change of Control” means the occurrence of any of the following:
(a)    all of the outstanding Voting Securities of the Seller shall cease to be owned by ADT; or
(b)    all of the outstanding Voting Securities of ADT shall cease to be directly or indirectly owned by the Parent.
“Chattel Paper” has the meaning of “chattel paper” set forth in Section 9-102 of the UCC.
“Closing Date” means March 5, 2020.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” is defined in Section 9.1.
“Collateral Agent” means Mizuho, in its capacity as Collateral Agent, together with its successors and assigns.
“Collateral Agent’s Account” means a special account of the Collateral Agent maintained at Mizuho Bank Ltd., New York Branch as the Collateral Agent shall designate in writing to the other parties hereto.
“Collateral Trustee” means, with respect to any Conduit Purchaser, a collateral trustee for the benefit of the holders of the Commercial Paper Notes of such Conduit Purchaser appointed pursuant to such entity’s program documents.
“Collection Account” means each collection account of the Servicer maintained with an Eligible Bank into which Collections are to be remitted.
“Collection Agent” means any collection agent sub-servicer, special servicer or similar agent which is not an Affiliate of ADT appointed by the Servicer to assist it with its collection duties hereunder.
“Collection Agent Fees” all fees and expenses of any Collection Agent retained by the Servicer to collect any Receivable which are netted against the amount of, or otherwise reduce the amount of the Collections paid by, the Obligor of such Receivable.
“Collections” means with respect to any Receivable and the Related Assets, (a) all cash collections and other cash proceeds of such Receivable or Related Assets, from or on behalf of the related Obligors in payment of any amounts owed in respect of such Receivable or Related Assets, or applied to such other charges in respect of such Receivable or Related Assets, or applied to such amounts owed by such Obligors, (b) Deemed Collections, (c) amounts treated as Collections in accordance with Section 8.3(d), and (d) all other amounts required to be remitted to the Collateral Agent’s Account pursuant to any Transaction Document. For the avoidance of doubt the term “Collections” in respect of a Receivable and the Related Assets shall include all amounts allocated to such Receivable in accordance with the related Contract and Section 7.4(n).
“Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Conditional Service Guaranty” means the conditional service guaranty advertised by ADT to customers as in effect on the Closing Date, which generally provides that refunds for any system-related issues will only be issued after ADT has attempted to resolve the issue, has not been able to resolve such issue within the first six months of the Contract, and any related Equipment has been removed, as the same may be amended with the consent of the Administrative Agent, the Collateral Agent and the Purchasers.
“Conditional Service Guaranty Receivable” means, any Receivable which was originated when the Conditional Service Guaranty was in effect or to which the Conditional Service Guaranty applies, to the extent that the relevant Obligor still has the right to claim a refund for any system or service related concerns, including, without limitation, any Receivable in respect of which the related Obligor has notified any ADT Entity of a system or service concern within the first six (6) months of the effective date of the related Contract and such issue was not conclusively resolved within the first six (6) months of the effected date of the related contract.
“Conditional Service Guaranty Reserve” means, as of any date: (i) if the Level 1 Ratings Trigger is in effect, the Financed Unpaid Balance of all Conditional Service Guaranty Receivables that are Pool Receivables; and (ii) otherwise, zero
“Conduit Purchaser” means each multi-seller asset-backed commercial paper conduit listed as such as set forth on the signature pages of this Agreement or in any Joinder, other than any such Person that ceases to be a party hereto pursuant to such Joinder.
“Constituent Documents” means, with respect to any Person, the organization documents of such Person, including (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Contract” means, with respect to any Receivable, any retail installment agreement, contract, or other document (including any purchase order or invoice), between ADT and an Obligor, pursuant to which such Receivable arises or governing or evidencing such Receivable.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means an agreement with respect to any Lock-Box Account, Collection Account or the Omnibus Account, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent has “control” over such account within the meaning of Article 8 and 9 of the UCC, and the related account bank has agreed to comply with the instructions of the Collateral Agent without further consent of the Seller, ADT or any other Person.
“CP Rate” means, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes of any Conduit Purchaser, the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent for such Conduit Purchaser and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or the applicable Purchaser Agent to fund or maintain such Rate Tranche and which may be also allocated in part to the funding of other assets of such Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the applicable Conduit Purchaser in respect of Yield for any Settlement Period with respect to any Rate Tranche funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity).
“Credit and Collection Policy” means the Servicer’s credit and collection policies, practices and procedures, relating to the Contracts and the Receivables, a copy of which is attached as Exhibit F hereto, as they may modified from time to time after the Closing Date in compliance with this Agreement.
“CRR” means Articles 404-410 of the Capital Requirements Regulation (EU) No. 575/2013, as amended, together with the rules and regulations thereunder.
“Cut-off Date” means the last day of each Settlement Period.
“Debt” means, with respect to any Person, (i) all obligations (whether secured or unsecured) of such Person for money borrowed and all other obligations (contingent or otherwise) of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, (ii) all obligations of such Person evidenced by notes, bonds, debentures, loan agreements, reimbursement agreements, or similar instruments (including senior, mezzanine and junior borrowings, (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all capital lease obligations of such Person, (v) all obligations in respect of derivative instruments to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP, (vi) liabilities in respect of unfunded vested benefits under plans covered by Title VI of ERISA, (vii) all indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (viii) all indebtedness of others referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above Guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such indebtedness is incurred.
“Deemed Collections” is defined in Section 3.2(a).
“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof or any payment or part of the related Service Charge Receivable, if any, remains unpaid for 90 days or more after the date hereof (b) any ADT Entity or the Servicer has knowledge or notice that the Obligor thereof is subject to an Event of Bankruptcy and the related bankruptcy case, action, or proceeding has not been dismissed by the applicable court, and such Obligor’s obligations with respect to such Receivable have not been reaffirmed by such Obligor with the approval of the applicable court, or (c) which, consistent with the Credit and Collection Policy, is or should have been written off as uncollectible or defaulted.
“Defaulting Purchaser” means all of the Purchasers of a Purchaser Group, (a) that have failed, within two (2) Business Days of the date required to be funded or paid hereunder, to fund any portion of a Purchase hereunder that they have, in accordance with Section 1.2 agreed to fund, unless the Purchaser Agent for such Purchaser Group notifies the Administrative Agent in writing that such failure is the result of the good faith determination by such Purchaser Group that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, (b) (i) if any Purchaser in such Purchaser Group has become the subject of an Event of Bankruptcy, or (ii) become the subject of a Bail-in Action.
“Delinquency Ratio” means, with respect to any Settlement Period, a ratio (expressed as a percentage) calculated as (i) the sum of the Financed Unpaid Balances of all Delinquent Receivables that constitute Pool Receivables as of the Cut-off Date for such Settlement Period, divided by (ii) the aggregate Financed Unpaid Balance of Pool Receivables that constitute Eligible Receivables as of the Cut-off Date for such Settlement Period.
“Delinquent Receivable” means a Receivable that is not a Defaulted Receivable as to which any payment or part thereof, or any payment or part thereof of the related Service Charge Receivable, if any (other than any Service Charge Receivable related to a Defaulted Receivable), remains unpaid for more than 60 days from the original due date for such payment; provided, that once a Receivable has been written off as uncollectible it shall no longer be a Delinquent Receivable.
“Dilution” means, as of any date of determination, with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is either (a) reduced or canceled as a result of (i) any defective, rejected, or returned merchandise or services, any cash discount, or any failure by any ADT Entity to deliver any merchandise or services or otherwise perform under the underlying contract or invoice, (ii) any change in or cancellation of any of the terms of such contract or invoice or any other adjustment by ADT which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (b) subject to any specific dispute, offset, counterclaim, or defense whatsoever between the Obligor and the Seller, ADT, the Servicer, or any Affiliate thereof, in each case, other than to the extent arising from the bankruptcy or insolvency of the related Obligor, or the financial or credit condition or financial default, of such related Obligor.
“Direct Deposit Obligor” means, as of any date of determination and with respect to any Receivable, an Obligor which has pursuant to the Contract authorized ADT to, from time to time, withdraw from the bank account of such Obligor and/or charge from the credit or debit card of such Obligor all amounts necessary to pay the Unpaid Balance of such Receivable when due and payable, to the extent such authorization has not been revoked or rescinded by such Obligor as of such date of determination.
“Early Opt-in Election” means the occurrence of:

(i)
a determination by the Administrative Agent that U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the LIBO Rate, a new benchmark interest rate to replace the LIBO Rate, and

(ii)
the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to each Purchaser Agent, the Servicer and the Seller.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (i) the Administrative Agent, any Purchaser Agent, any Purchaser, or any of their respective Affiliates that are financial institutions or banks, (ii) any Liquidity Provider, any Program Administrator, or any Enhancement Provider, (iii) any commercial paper conduit or similar entity that is managed by the Administrative Agent, any Purchaser or any Purchaser Agent or any of their respective Affiliates, (iv) any other financial or other institution that is acceptable to the Administrative Agent, and solely with respect to this clause (iv) so long as no Unmatured Event of Termination or Event of Termination has occurred and is continuing, with the consent of the Seller (such consent not to be unreasonably withheld, conditioned, or delayed), and (v) a collateral agent, trustee, or similar party which holds the assets of a Conduit Purchaser on behalf of the holders of the Commercial Paper Notes issued by such Conduit Purchaser.
“Eligible Bank” means a financial institution which has a senior short-term unsecured debt rating (or where such financial institution does not have such a rating, the senior short-term unsecured debt rating of the parent of such financial institution) from both Moody’s and S&P of at least P-1 and A-1 respectively or the long-term unsecured debt rating equivalent thereof which, for the avoidance of doubt, is a long-term unsecured debt rating of at least A3, in the case of Moody’s, and at least A-, in the case of S&P.
“Eligible Collateral Agent” means a bank or financial institution which has a long-term unsecured debt credit rating from Moody’s of at least “Baa1” or if such bank or financial institution is not rated by Moody’s, the equivalent rating from another nationally recognized statistical rating organization.
“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money and that has been duly authorized by each party thereto and that (i) does not require the Obligor thereunder to consent to any transfer, sale, or assignment thereof or of the related Receivable or any proceeds thereof, (ii) is not subject to a confidentiality provision or similar covenant of non-disclosure that would restrict the ability of the Administrative Agent, the Collateral Agent or any Purchaser to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder), (iii) remains in full force and effect, (iv) provides for a total Original Term of up to 60 months, (v) the first installment in respect of which is required to be paid by the related Obligor upon completion of the installation of the Equipment which is the subject matter of such Contract, (vi) is substantially in the form of Exhibit E hereto or which is in such other form approved in writing by the Administrative Agent and, except to the extent resulting from the Conditional Service Guaranty, is not subject to any amendment, supplement or other modification as a result of any promotional activity, advertising or other statement or warranty (including on any ADT Entity's website, except for such amendment, supplement or modification permitted under Section 7.3(b)), and (vii) is not assignable by the related Obligor without the consent of ADT.
“Eligible Receivable” means, as of any date of determination, a Receivable:
(a)    (i) which represents all or part of the sales price of the Equipment and the installation cost of such Equipment, sold and provided by ADT in the ordinary course of its business and which Receivable has been sold or contributed to the Seller pursuant to the Sale Agreement, and (ii) which is not owed to ADT or the Seller as a bailee or consignee for another Person;
(b)    which constitutes Chattel Paper, an “account” (as defined in Section 9-102(a) of the UCC) or a “payment intangible” (as defined in Section 9-102(a) of the UCC);
(c)    which is not a Service Charge Receivable;
(d)    which is not a Defaulted Receivable;
(e)    with regard to which the representations of the Seller in respect of such Receivable are true and correct;
(f)    the sale or contribution of which pursuant to the Sale Agreement and this Agreement does not violate or contravene any Law or the related Contract;
(g)    which is denominated and payable only in U.S. Dollars in the United States;
(h)    the Obligor of which, as of the date of Purchase is a Direct Deposit Obligor with respect to such Receivable and has been instructed by ADT that to the extent that its payments will not be made through the withdrawal from its bank account and/or the charge of its credit or debit card, such payments shall be made to a Lock-box relating to a Lock-box Account that is subject to a Payment Direction in the form of Exhibit G-1 hereto or a Control Agreement;
(i)    the Obligor of which is domiciled or organized in the United States of America (but excluding a Receivable the Obligor of which is domiciled or organized in the Commonwealth of Puerto Rico or the Virgin Islands of the United States) and with respect to which ADT has a Billing Address for such Obligor in the United States;
(j)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid, and binding obligation of the related Obligor to pay the full Unpaid Balance of such Receivable, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in Law), (ii) as of the date of its Purchase, is not subject to any dispute, offset, netting, litigation, counterclaim, or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Obligor) or other event or circumstance that would give rise to a Deemed Collection, and (iii) is not subject to any Adverse Claim;
(k)    that together with the Contract related thereto, does not contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, and privacy) in any respect, with respect to which the origination thereof did not violate any such Law in any such respect and with respect to which no party to the Contract related thereto is in violation of any Law;
(l)    which (i) was originated by ADT in the ordinary course of its business, (ii) satisfies the requirements of the Credit and Collection Policy, and (iii) has been acquired by the Seller from ADT pursuant to and in accordance with the terms of the Sale Agreement;
(m)    the Obligor of which is not, any ADT Entity or an Affiliate of any ADT Entity;
(n)    the Obligor of which is not a Sanctioned Person;
(o)    the Obligor of which is required to make payments no less frequently than monthly under the related Contract;
(p)    which represents the sales price of goods or services within the meaning of Section 3(c)(5) of the Investment Company Act;
(q)    the Obligor of which (i) is a residential customer of ADT in good standing and listed in the Records of ADT as having an “active status”, (ii) either (x) has not been the Obligor under a Delinquent Receivable during the twelve (12) months immediately preceding the date of Purchase, or (y) has a minimum Telco98 score of 625 and an ADT Credit Score of “A”, “B” or “C”, (iii) is not an Obligor in respect of any Defaulted Receivable, and (iv) is not subject to cancellation or disconnection in respect of ADT’s Monitoring Services in accordance with the Credit and Collection Policy, the terms of the Contract or otherwise;
(r)    which does not constitute a Delinquent Receivable;
(s)    which relates to Equipment which is designated on the Records of ADT and in accordance with the Credit and Collection Policy as a product type “Tier 1”, “Tier 2”, “Tier 3” or “Burglar Alarm” for the purpose of installing home security monitoring equipment systems for a single site;
(t)    which is non-executory and has been fully earned by performance on the part of ADT;
(u)    in respect of which no further action is required to be performed by ADT or any other Person with respect thereto pursuant to the terms of the Contract, any promotional activity, advertising or any other statement or warranty or otherwise (subject, to the extent applicable with respect to any Receivable, only to the Conditional Service Guaranty), other than payment thereon by the applicable Obligor;
(v)    in respect of which the payment of the Unpaid Balance thereof by the related Obligor is not contingent upon such Obligor receiving Monitoring Services and the termination of the Monitoring Services provided by ADT to the related Obligor will not affect the obligation of such Obligor to pay the full Unpaid Balance of such Receivable or otherwise affect the rights of ADT, the Seller or the Collateral Agent under the related Contract in respect of such Receivable;
(w)    the Obligor of which is not a Governmental Authority and is a residential customer;
(x)    the related Contract in respect of which cannot be cancelled or terminated unless the related Obligor pays the full Unpaid Balance of such Receivable;
(y)    which has been outstanding beyond the Applicable Cooling Off Period or, except to the extent provided by the Conditional Service Guaranty, any other period prior to which such Receivable can be cancelled or terminated in any manner, which would excuse the related Obligor of its obligation to pay all or any portion of the Unpaid Balance thereof, and with respect to which the first installment payment thereof has been paid by the related Obligor and collected and applied by the Servicer;
(z)    the Unpaid Balance of which is not, as of the date of Purchase, subject to reduction, cancellation, setoff, offset, special refunds, or credits for any reason, including without limitation as a result of defective or rejected Equipment or other goods;
(a)    in respect of which all sales taxes to be paid in connection with the related Equipment and installation thereof have been fully paid by ADT, or if not due and payable as of the Purchase Date in respect of such Receivable, has been fully paid by the due date thereof (except for any such sales taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided);
(b)    the Financed Unpaid Balance of which does not exceed $5,000;
(c)    without limiting any of the foregoing, no portion of which (i) is subject to any Lien in favor of any Governmental Authority, or (ii) results in (or, in the case of non-payment of any such governmental fee, surcharge, or tax by any Person, would result in) any Adverse Claim on such Receivable or any proceeds thereof in favor of any Governmental Authority (other than, for the avoidance of doubt, Adverse Claims that may be imposed by any Governmental Authority from time to time on the assets of ADT generally (or any Person treated as the same Person as ADT for tax purposes) in respect of any governmental fees, surcharges or taxes that will be paid or contested in compliance with Section 7.1(p) and Section 7.4(l));
(d)    which as of the date of Purchase, has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances, or credit), including as a result of any promotional activity, advertising or other statement or warranty (including on any ADT Entity’s website), other than the Conditional Service Guaranty;
(e)    if any Deemed Collection arises in respect of such Receivable, the Seller is not in default of its obligation to pay the full amount of such Deemed Collection in accordance with Section 3.2;
(f)    the Obligor of which is receiving Monitoring Services provided by ADT commensurate with the related Contract, except pursuant to a voluntary termination of such Monitoring Services by such Obligor after the Purchase Date of such Receivable;
(g)    the Unpaid Balance of which is payable by the related Obligor in up to 60 equal monthly installments under the related Contract; and
(h)    which is not a Warranty Receivable.
“Enhancement Agreement” means any agreement between a Conduit Purchaser and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to such Conduit Purchaser’s commercial paper facility.
“Enhancement Provider” means any Person providing credit support to a Conduit Purchaser under an Enhancement Agreement, including pursuant to an unfunded commitment, or any similar entity with respect to any permitted assignee of such Conduit Purchaser.
“Equipment” means in respect of a Contract, all alarm system and monitoring equipment installed by ADT pursuant to such Contract.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c)(1), (6) or (10) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(a) is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any ADT Entity, or any ERISA Affiliate thereof of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any ADT Entity, or any ERISA Affiliate thereof from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) the incurrence by any ADT Entity, or any ERISA Affiliate thereof of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by any ADT Entity, or any ERISA Affiliate thereof of any notice, or the receipt by any Multiemployer Plan from ADT, the Servicer, the Parent, the Seller, or any ERISA Affiliate thereof of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or is in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Retention Effective Date” means the first date upon which a Purchaser notifies ADT and the Seller that the transaction contemplated by this Agreement must comply with the EU Securitization Rules.
“EU Securitization Rules” means the Securitization Regulation, together with any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the Securitization Regulation, and, in each case, any relevant guidance (having a binding effect or with which European Union institutions or competent authorities of European Union member states are accustomed to comply) published by the European Banking Authority, the European Securities and Markets Authority (or, in either case, any predecessor or successor authority) or by the European Commission.
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either: (a) (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) consecutive days (or, for purposes of Section 10.1(c), if such case or proceeding is in respect of the Seller, zero (0) days); or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, or other similar Law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Termination” is defined in Section 10.1.
“Excess ADT Credit Score B Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool related to Obligors with an ADT Credit Score of “B”, as of such date of determination, exceeds (b) 30.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess ADT Credit Score B, C, Q, W, Z and Null Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool related to Obligors with an ADT Credit Score of “B”, “C”, “Q”, “W”, “Z” and “Null” as of such date of determination, exceeds (b) 50.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess ADT Credit Score C Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool related to Obligors with an ADT Credit Score of “C”, as of such date of determination, exceeds (b) 15.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess ADT Credit Score C, Q, W, Z and Null Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool related to Obligors with an ADT Credit Score of “C”, “Q”, “W”, “Z” and “Null” as of such date of determination, exceeds (b) 35.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess Concentration Amount” means, as of any date of determination, the sum, as calculated without duplication for any Eligible Receivable that falls into more than one of the following, of (a) the Excess Single State Unpaid Balance Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (b) the Excess Third State Obligor Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (c) the Excess Second Largest State Obligor Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (d) the Excess Largest State Obligor Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (e) the Excess ADT B Credit Score Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (f) the Excess ADT C Credit Score Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (g) the Excess Q, W, Z and Null ADT Credit Score Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, (h) the Excess ADT B, C, Q, W, Z and Null Credit Score Concentration Amount, as determined as of the last day of the most recently ended Settlement Period, and (i) the Excess ADT C, Q, W, Z and Null Credit Score Concentration Amount, as determined as of the last day of the most recently ended Settlement Period; provided, that if such date of determination occurs in any month upon and after the completion of application of Collections in accordance with Section 3.1(d) with respect to any Settlement Date occurring in such month, each of the amounts calculated above shall also include the Eligible Receivables (if any) purchased on such Settlement Date. In order to avoid duplication in calculating the Excess Concentration Amount, each component of the Excess Concentration Amount shall be determined in the order set forth above, and the aggregate Financed Unpaid Balances of any Eligible Receivables that are included in the Excess Concentration Amount in any prior step shall be deemed not to constitute Eligible Receivables in the numerator of any otherwise applicable subsequent step.
“Excess Largest State Obligor Concentration Amount” means as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool which relate to Obligors with Billing Addresses in the Largest State, as of such date of determination, exceeds (b) 20.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess Second Largest State Obligor Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool which relate to Obligors with Billing Addresses in the Second Largest State, as of such date of determination, exceeds (b) 20.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess Single State Unpaid Balance Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool which relate to an Obligor with a Billing Address in any single State (or commonwealth) in the United States, as of such date of determination, other than the Obligors in the Largest State, the Second Largest State or the Third Largest State, exceeds (b) 10.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess Third Largest State Obligor Concentration Amount” means, as of any date of determination, the amount, if any by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool which relate to Obligors with Billing Addresses in the Third Largest State, as of such date of determination, exceeds (b) 20.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excess Q, W, Z and Null ADT Credit Score Concentration Amount” means, as of any date of determination, the amount, if any, by which (a) the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool related to Obligors with an ADT Credit Score of “Q”, “W”, “Z” and “Null”, as of such date of determination, exceeds (b) 20.00% of the aggregate Financed Unpaid Balances of all Eligible Receivables in the Receivable Pool, as of such date of determination.
“Excluded Taxes” means (i) any Taxes based upon, or measured by, any Affected Party’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) in which such Affected Party has its principal office or under the laws of which such Affected Party is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Affected Party does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Affected Party maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States, or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any of the Seller, ADT or the Servicer is located, (iii) with regard to any Affected Party, any withholding Tax to the extent it is (a) imposed on amounts payable to such Affected Party because such Affected Party designates a new lending office, except to the extent that such Affected Party was entitled, at the time of designation of a new lending office, to receive amounts in respect of such Taxes from any of the Seller, ADT or the Servicer, as applicable, pursuant to Section 3.3, (b) attributable to such Affected Party’s failure to comply with Section 3.3(e)(v), or (c) imposed on amounts payable to such Affected Party with respect to an applicable interest in Pool Receivables or Related Assets pursuant to a law in effect on the date on which such Affected Party acquires such interest, except to the extent that, in the case of an assignment to such Affected Party, such Affected Party’s assignor was entitled, immediately before the time of such assignment, to receive amounts in respect of such Taxes from the Seller, ADT or the Servicer, as applicable, pursuant to Section 3.3, (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Affected Party’s gross negligence or willful misconduct, and (v) any FATCA Withholding Tax. For the avoidance of doubt, Excluded Taxes shall include any backup withholding in respect of income or branch profits under Section 3406 of the Code or any similar provision of state, local or foreign law.
“Exiting Purchaser” is defined in Section 3.5.
“Extension Request” is defined in Section 3.5.
“FATCA” means Sections 1471 through 1474 of the Code and the current or future U.S. Treasury Regulations issued thereunder, as the same may be amended, modified, or supplemented from time to time (so long as any future, amended, modified, supplemented, or successor version is substantively comparable and not materially more onerous to comply with), corresponding provisions of successor Law, official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code and any published intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement.
“FATCA Withholding Tax” means any withholding Tax imposed under FATCA.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by the Administrative Agent, equal (for each day during such period) to:
(a)    the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
(b)    if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Liquidity Provider or Purchaser Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letters” means any fee letter among any of the Seller or ADT, on the one hand, and the Administrative Agent, the Collateral Agent, or the Purchaser Agents, on the other hand, setting out the fees and expenses payable in connection with this Agreement or other Transaction Documents.
“Fees” means all fees payable by the Seller pursuant to any Fee Letter, including the Funded Fee.
“Final Payout Date” means the date following the Purchase Termination Date on which Purchasers’ Pool Investment shall have been reduced to zero and all other amounts then accrued or payable to any of the Affected Parties under the Transaction Documents shall have been paid in full in cash.
“Financed Unpaid Balance” means, as of any time of determination with respect to a Pool Receivable, the sum of all remaining unpaid monthly installment payments (up to a maximum of the next 36 such monthly installment payments in the case of a Pool Receivable with a Product Type “Burglar Alarm” or in respect of which no credit check was performed in connection with its origination), owed by the related Obligor in respect of such Pool Receivable as of such time of determination.
“Funded Fee” is defined in the Fee Letter.
“Funded Fee Percentage” is defined in the Fee Letter.
“GAAP” means generally accepted accounting principles in the United States of America as consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations incurred in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedge Rate” means, for any date of determination, the sum of (i) the Weighted Average Swap Rate, (ii) 2.0%, (iii) the Funded Fee Percentage, and (iv) the Servicing Fee Rate.
“Indemnified Amounts” is defined in Section 12.1(a).
“Indemnified Party” is defined in Section 12.1(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or deemed made by or on account of any obligation of the Seller (or the Servicer on behalf of the Seller) under any Transaction Document, and (b) Other Taxes.
“Independent Manager” means a natural person who (I) is not at the time of initial appointment, or at any time while serving as Independent Manager of the Seller, and has not been at any time during the preceding five (5) years: (a) a member, partner, equityholder, manager, director, officer or employee of ADT or the Parent, or any of their respective Affiliates (other than as special member, independent director, independent manager, or similar capacity, of the Seller or any Affiliate of the Seller that is a securitization vehicle or is similarly structured to be a special purpose bankruptcy remote entity); (b) a creditor, supplier, service provider (including a provider of professional services) or any other Person who derives any material portion of its revenues from its activities with the Seller, the Parent, or ADT or any of their respective Affiliates (other than as a provider of corporate services in the ordinary course of business or as special member, independent director, independent manager, or similar capacity, of the Seller or any Affiliate of the Seller that is a securitization vehicle or is similarly structured to be a special purpose bankruptcy remote entity); or (c) a member of the immediate family of any such disqualified Person described in clauses (a) or (b) above and (II) (1) has prior experience as a special member, independent director, independent manager or similar capacity for an entity that is a securitization vehicle or is similarly structured to be a special purpose bankruptcy remote entity whose Constituent Documents required the unanimous consent of all independent managers before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy, and (2) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management, or placement services to issuers of securitization or structured finance instruments, agreements, or securities, including, without limitation, Citadel SPV (USA) LLC, Corporation Service Company, CT Corporation, Lord Securities Corporation, Wilmington Trust, National Association or Wilmington Trust SP Services, Inc.
“Information” is defined in Section 13.8(e).
“Information Package” is defined in Section 3.1(a).
“Initial Syndication” means the first assignment by Mizuho, as the initial Purchaser, of all or any portion of its interest under this Agreement to any (i) any Conduit Purchaser or (ii) any Person other than its own Affiliates.
“Investment” means as of any date of determination, with respect to any Purchaser, the aggregate of all Cash Purchase Price paid to, or for the account of, the Seller in connection with all Purchases allocated to such Purchaser pursuant to Section 1.2, as reduced from time to time by Collections distributed to such Purchaser (or to its Purchaser Agent for such Purchaser’s account) and applied on account of such Purchaser’s Investment pursuant to Sections 3.1(d); provided, that if such Purchaser’s Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Purchaser’s Investment in respect of such Receivable Pool shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
“Investment Company Act” means the Investment Company Act of 1940.
“Joinder” is defined in Section 13.3(d).
“Largest State” means, as of any date of determination, the state (or commonwealth) in the United States, in respect of which the largest amount of aggregate Financed Unpaid Balances of Eligible Receivables in the Receivable Pool in respect of Obligors with Billing Addresses in such state (or commonwealth) relate.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award, or similar item of or by a Governmental Authority or any interpretation, implementation or application thereof.
“Legal Final” means the earliest of (a) the Acceleration Date, and (b) the date which is 60 months after the Purchase Termination Date.
“Level 1 Ratings Trigger” means a condition that is in effect at any time when ADT Inc.: (i) has a long-term “corporate family rating” of “B3” or less by Moody’s and a long-term “issuer rating” of “B-” or less by S&P, (ii) has a long-term “corporate family rating” of “B1” with negative outlook or “B2” or less by Moody’s and a long-term “issuer rating” of less than “B-” or “B-” with negative outlook by S&P, (iii) has a long-term “corporate family rating” of less than “B3” or “B3” with negative outlook by Moody’s and a long-term “issuer rating” of “B+” with negative outlook or “B” or less by S&P, (iv) has a long-term “corporate family rating” of “Caa1” or less by Moody’s, (v) has a long-term “issuer rating” of “CCC+” or less by S&P, or (vi) is not rated by either S&P or Moody’s.
“LIBO Rate” means for any Yield Period, the rate per annum equal to the greater of (i) 0.00% and (ii) (a) the interest rate per annum designated as the LIBO Rate by the applicable Purchaser Agent for a period of time comparable to such Yield Period that appears on the Reuters Screen LIBO Page (or on any successor or substitute page of such service providing rate quotations comparable to those currently provided on such page of such service, as determined by such Purchaser Agent from time to time) for purposes of providing quotations of the London interbank offered rate or, if for any reason such rate is not available, the rate determined by the applicable Purchaser Agent from another recognized source or interbank quotation for deposits in U.S. dollars as of 11:00 a.m. (London, England time) with respect to such Purchaser Agent or related Purchaser on the second Business Day preceding the first day of such Yield Period or (b) if a rate cannot be determined under the foregoing clause, an annual rate equal to the average (rounded upwards if necessary to the nearest 1/100th of 1%) of the rates per annum at which deposits in U.S. Dollars with a duration comparable to such Yield Period in a principal amount substantially equal to the principal amount of the applicable Rate Tranche are offered to the principal London office of the applicable Purchaser Agent (or its related Purchaser) by three London banks, selected by the Administrative Agent in good faith, at about 11:00 a.m. London time on the second Business Day preceding the first day of such Yield Period.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.
“Liquidation Fee” means, as of any date of determination, for each Rate Tranche (or portion thereof), the amount, if any (without duplication of any amounts payable pursuant to Section 4.3), by which:
(a)    the additional Yield which would have accrued on the reductions of such Purchaser’s Tranche Investment on any day which is not a Settlement Date determined in accordance with clause (a) of the definition of Settlement Date with respect to such Rate Tranche during such if such reductions had not been made until the Settlement Date determined in accordance with clause (a) of the definition of Settlement Date exceeds,
(b)    the income, if any, received for such day during such Settlement Period by the affected Purchaser from investing the proceeds of such reductions of such Purchaser’s Tranche Investment.
“Liquidity Advance” means a loan, advance, purchase, or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.
“Liquidity Provider” means any lender, credit enhancer, or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer, or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Purchaser.
“Lock-box” means a post office box maintained by a Lock-box Bank relating to a Lock-box Account.
“Lock-box Accounts” means each of the accounts (and any related Lock-box) specified in Schedule V (or such as have been notified to and approved by the Collateral Agent and the Administrative Agent in accordance with Section 7.3(d)) maintained at a Lock-box Bank in the name of the Seller.
“Lock-box Bank” means any of the banks party to a Lock-box agreement.
“Loss Ratio” means, with respect to any Settlement Period, a ratio (expressed as a percentage) calculated as (i) the sum of the Financed Unpaid Balances of all Defaulted Receivables that constitute Pool Receivables as of the Cut-off Date for such Settlement Period, plus, without duplication, the sum of all Losses during such Settlement Period, divided by (ii) the aggregate Financed Unpaid Balance of all Pool Receivables that constitute Eligible Receivables as of the Cut-off Date for such Settlement Period.
“Loss Reserve” means as of any time of determination, the product of (i) the result of (A) one (1) minus (B) the Weighted Average Advance Rate for the Receivables Pool as of such time of determination, multiplied by (ii) the Net Portfolio Balance on such time of determination.
“Losses” means the Financed Unpaid Balance (net of recoveries) of any Pool Receivables that have been, or should have been, written-off as uncollectible by the Servicer in accordance with the Credit and Collection Policies.
“Material Subsidiary” means, in respect of any Person, any Subsidiary of such Person that satisfies (or would have satisfied) the definition of “Material Subsidiary” in the ADT Credit Agreement as such definition is in effect on the Closing Date.
“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document, or (ii) if a particular Person is not specified, the ability of any ADT Entity or the Servicer to perform its respective obligations under this Agreement or any other Transaction Document;
(b)    (i) the validity or enforceability of any Transaction Document, or (ii) the value, validity, enforceability, or collectability of all or any portion of Pool Receivables, or the Related Assets with respect thereto;
(c)    the assets, operations, business or financial condition of any ADT Entity; or
(d)    the status, existence, perfection, priority, enforceability, or other rights and remedies of any Purchaser, the Collateral Agent or the Administrative Agent associated with its respective interest in the Pool Receivables, or the Related Assets;
provided, that no Material Adverse Effect shall be deemed to have occurred if any event or circumstance, individually or in the aggregate, has a material adverse effect as set forth above on only an insignificant portion of the Pool Receivables and the Related Assets, and after the occurrence of such event or circumstance, the sum of the aggregate Purchasers’ Pool Investment and the Required Reserves does not exceed the Net Portfolio Balance.
“Mizuho” is defined in the preamble.
“Monitoring Services” means the monitoring and notification services provided by ADT under any contract which give rise to the Service Charge Receivables.
“Monthly Collections” means, with respect to each Settlement Date, the aggregate amount of Collections deposited to the Collateral Agent’s Account during the immediately preceding Settlement Period, plus any Deemed Collections with respect to such Settlement Period deposited to the Collateral Agent’s Account three (3) Business Days prior to such Settlement Date as required pursuant to Section 3.3.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Portfolio Balance” means, at any time in any calendar month, (A) if such time is prior to the completion of the application of Collections in accordance with Section 3.1(d) with respect to the Settlement Date occurring in such calendar month, an amount equal to (x) the aggregate Financed Unpaid Balance of Pool Receivables that constitute Eligible Receivables as of the end of the last day of the most recently ended Settlement Period, minus (y) the sum of (a) the Excess Concentration Amount as of the end of the last day of the most recently ended Settlement Period, plus (b) without duplication of any amounts already removed from the Net Portfolio Balance (including as a result of the related Pool Receivable no longer constituting an Eligible Receivable), all cash Collections and security deposits which have been allocated to the reduction of the Financed Unpaid Balance of such Eligible Receivables but have not yet been applied to reduce such Financed Unpaid Balance, as of the last day of the end of the last day of the most recently ended Settlement Period, plus (c) without duplication of any such amounts already removed from the Net Portfolio Balance (including as result of the related Pool Receivable no longer constituting an Eligible Receivable), the aggregate amount, as of the end of the last day of the most recently ended Settlement Period, for all Pool Receivables that are Eligible Receivables of all Dilutions and discounts, rebates or other credits that reduce the Financed Unpaid Balance in respect of such Pool Receivables; and (B) if such time is upon and after the completion of application of Collections in accordance with Section 3.1(d) with respect to any Settlement Date occurring in such calendar month, the amount determined pursuant to clause (A)(x) hereof plus, upon the completion of any Purchase occurring upon and after such time, pursuant to the terms of this Agreement, an amount equal to the aggregate Financed Unpaid Balance of the Pool Receivables of such Purchase that constitute Eligible Receivables as of the end of the last day of the most recently ended Settlement Period, minus the sum of (a) the Excess Concentration Amount as of the end of the last day of the most recently ended Settlement Period with respect to the combined Receivables Pool including any such Purchase, plus (b) without duplication of any amounts already removed from the Net Portfolio Balance (including as a result of the related Pool Receivable no longer constituting an Eligible Receivable), all cash Collections and security deposits which have been allocated to the reduction of the Financed Unpaid Balance of such Eligible Receivables but have not yet been applied to reduce such Financed Unpaid Balance, as of the last day of the end of the last day of the most recently ended Settlement Period with respect to the combined Receivables Pool including any such Purchase, plus (c) without duplication of any such amounts already removed from the Net Portfolio Balance (including as result of the related Pool Receivable no longer constituting an Eligible Receivable), the aggregate amount, as of the end of the last day of the most recently ended Settlement Period with respect to the combined Receivables Pool including any such Purchase, for all Pool Receivables that are Eligible Receivables of all Dilutions and discounts, rebates or other credits that reduce the Financed Unpaid Balance in respect of such Pool Receivables.
“Non-Cash Purchase” means a Purchase or proposed Purchase of Eligible Receivables, pursuant to a Purchase Request, where the Cash Purchase Price set forth in such Purchase Request is zero.
“Non-Public Borrower Data” is defined in Section 13.8(e).
“Obligations” means Seller Obligations and ADT Obligations.
“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including any guarantor thereof.
“OFAC” is defined in Section 6.1(y)(ii).
“Omnibus Account” means the Omnibus Account of the Servicer maintained with an Eligible Bank into which Collections shall be deposited.
“Original Term” means, with respect to any Receivable, the total number of months over which monthly installment payments are due under the related Contract.
“Other Connection Taxes” means, with respect to an Affected Party, Taxes imposed as a result of a present or former connection between the Affected Party and the jurisdiction imposing such Tax (other than connections arising from the Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Pool Receivables (or Related Assets) or Transaction Document).
“Other Permitted Amounts” means (i) as of any date of determination on or prior to the Accounts Amendment Effective Date, any cash of any ADT Entity or their respective Affiliates (other than Collections in respect of Pool Receivables remitted to any Lock-box Account, Collection Account or the Omnibus Account), and (ii) as of any date of determination after the Accounts Amendment Effective Date, none.
“Other Taxes” means all present or future stamp and other similar Taxes payable or determined to be payable in connection with the execution, delivery, filing, and recording of this Agreement or the other Transaction Documents, except any such Taxes that are (i) Other Connection Taxes imposed with respect to an assignment, or (ii) Excluded Taxes.
“Parent” means ADT Inc. a Delaware Corporation.
“Participant Register” is defined in Section 13.3(b).
“Participant” is defined in Section 13.3(b).
“Payment Direction” means (i) in respect of any Lock-box Account, the Irrevocable Payment Direction in the form of Exhibit G-1 hereto, from ADT to the applicable Lock-box Bank, as consented and agreed to by the applicable Lock-box Bank and acknowledged by the Collateral Agent, (ii) in respect of any Collection Account, the Irrevocable Payment Direction in substantially the form of Exhibit G-2 hereto from ADT to the applicable account bank, as consented and agreed to by such account bank and acknowledged by the Collateral Agent, and (iii) in respect of the Omnibus Account, the Irrevocable Payment Direction in the form of Exhibit G-3 hereto, from ADT to the account bank of maintaining such account, as consented and agreed to by such account bank and acknowledged by the Collateral Agent.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Support Agreement” means the Performance Support Agreement, dated on or about the Closing Date or the initial Purchase Date, among the Parent, the Administrative Agent and the Collateral Agent, in form and substance acceptable to the Collateral Agent, the Administrative Agent and the Required Purchasers.
“Permitted Adverse Claims” means any Lien (a) created under the Transaction Documents to the Purchasers, the “Collateral Agent, the Administrative Agent, the Affected Parties, and the Purchaser Agents, (b) granted pursuant to the ADT Credit Agreement, the ADT Indentures or the ADT Collateral Agreements with respect to any assets or property other than the Seller, the Pool Receivables and the Collections and Related Assets in respect thereof and the other Collateral, (c) created under the Sale Agreement in favor of the Seller, or (d) as to which no enforcement collection, execution, levy, or foreclosure proceeding shall have been commenced or threatened and that solely secure the payment of taxes, assessments and/or governmental charges or levies, if and to the extent the same are either (x) not yet due and payable, or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, but, in any case, only to the extent that such Lien securing payment of such taxes or assessments or other governmental charges constitutes an inchoate tax lien.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority, or any other entity of whatever nature.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any ADT Entity or any ERISA Affiliate thereof is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pool Limit” means in respect of each Purchaser, the maximum amount corresponding to such Purchaser specified as its “Pool Limit” on Schedule IV to this Agreement.
“Pool Deficiency Amount” means as of any time of determination, an amount equal to the sum, without duplication, of (i) the amount, if any, necessary to reduce, the sum of the Purchasers’ Pool Investment and the Required Reserves at such time to an amount equal to the Net Portfolio Balance at such time, plus (ii) the amount, if any which is necessary to reduce the aggregate Investment of all Exiting Purchasers to zero, plus (iii) the amount, if any, necessary to reduce the Pool Investment to an amount equal to the Purchasers’ Pool Limit, plus (iv) the amount, if any, necessary to reduce each Purchaser Group Investment to an amount equal to the related Purchaser Group Limit.
“Pool Receivable” means a Receivable in the Receivable Pool.
“Prime Rate” means a rate per annum equal to the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the USA “Prime Rate”, as published for such day (or, if such day is not a Business Day, for the preceding Business Day), or, if such rate is not so published for any day which is a Business Day, the rate announced by the Administrative Agent from time to time as its prime rate of interest at its principal office in New York, New York, such rate to change as and when such designated rate changes.
“Privacy Requirements” means (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) federal regulations implementing such act and codified at 12 C.F.R. Part 1016 and 16 C.F.R. Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Obligor Information and codified at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568, and 570, and 16 C.F.R. Part 314; (iv) the Health Insurance Portability and Accountability Act of 1996, 29 U.S.C. § 1181 et seq.; (v) the California Consumer Privacy Act of 2018, CAL. CIV. CODE § 1798.100 et seq. and implementing regulations, and (vi) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Borrower Information including, but not limited to, information security requirements promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation and codified at 201 C.M.R. Part 17.00.
“Product Type” means the type of product sold to the Obligor under the Contract, including “Tier 1”, “Tier 2”, “Tier 3” or “Burglar Alarm”, each as defined in ADT’s Credit & Collection Policy.
“Program Administration Agreement” means that certain administration agreement between a Conduit Purchaser and Program Administrator governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.
“Program Administrator” means, with respect to any Conduit Purchaser, the administrator designated for such Conduit Purchaser under its Program Administration Agreement.
“Program Information” is defined in Section 13.8(a)(i).
“Proportionate Share” means at any time, for any Purchaser Group, a percentage equal to the quotient of (a) the Purchaser Group Investment of such Purchaser Group at such time, divided by (b) the Purchasers’ Pool Investment at such time.
“Purchase” is defined in Section 1.1.
“Purchase Date” is defined in Section 1.2(a).
“Purchase Facility” means the receivables purchase facility evidenced by this Agreement.
“Purchase Limit” means in respect of a Purchaser Group, the unused portion of the Pool Limit of such Purchaser Group.
“Purchase Request” is defined in Section 1.2(a).
“Purchase Termination Date” means the earliest of (a) March 5, 2021, and (b) the occurrence of an Event of Termination.
“Purchaser” means each Conduit Purchaser (if any) and each other Person listed as such as set forth on the signature pages of this Agreement or in any Joinder as a “Purchaser”, other than any such Person that ceases to be a party hereto pursuant to such Joinder.
“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and listed as such as set forth on the signature pages of this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent in accordance with this Agreement.
“Purchaser Group” means each group consisting of a Purchaser Agent, its related Purchasers, including any related Conduit Purchaser, if any, administered or represented by such Purchaser Agent and each Liquidity Provider and Enhancement Provider related to any such Conduit Purchaser.
“Purchaser Group Limit” means, at any time, with respect to any Purchaser Group, the aggregate Pool Limits of all Purchasers at such time in such Purchaser Group.
“Purchaser Group Investment” means at any time with respect to any Purchaser Group, the aggregate Investments of all Purchasers at such time in such Purchaser Group.
“Purchasers’ Pool Investment” means, at any time, the aggregate Investments of all Purchasers.
“Purchasers’ Pool Limit” means, the aggregate Pool Limits of all Purchaser Groups at such time.
“Purchasers’ Tranche Investment” means in relation to any Rate Tranche the amount of Purchasers’ Pool Investment allocated by the Administrative Agent to such Rate Tranche; provided, that at all times the aggregate amounts allocated to all Rate Tranches shall equal Purchasers’ Pool Investment.
“Ratable Share” means, for any Purchaser Group, (x) at any time prior to the Purchase Termination Date, a percentage equal to (a) the Purchase Limit of such Purchaser Group divided by (b) the Purchase Limit of all Purchaser Groups and (y) at any time from and after the Purchaser Termination Date, zero.
“Rate Tranche” means, at any time, a portion of a Purchaser’s Investment relating to a Receivable Pool selected by the applicable Purchaser Agent pursuant to Section 2.1 and designated as a Rate Tranche solely for purposes of computing Yield.
“Ratio Effective Date” means the first date, upon which the Purchasers’ Pool Investment exceeds $50,000,000.
“Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument, or a general intangible (as such terms are defined under the UCC), arising from the financing of the sale and installation costs of Equipment by ADT pursuant to a Contract and including any payment obligations of such Person with respect thereto; provided, however that no right to payment or other indebtedness owing by a Sanctioned Person shall (i) constitute a Receivable, (ii) be deemed to have been sold or contributed to the Seller by ADT pursuant to the Sale Agreement, or (iii) sold or pledged hereunder by the Seller.
“Receivable Pool” means at any time all of the outstanding Receivables sold or, purported to be sold to the Collateral Agent (on behalf of the Purchasers) pursuant to this Agreement.
“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports, and other information (including computer programs, tapes, disks, other information storage media, data processing software, and related property and rights) prepared or maintained by ADT, the Servicer, or the Seller, respectively, with respect to the Pool Receivables, the Related Assets, the related Service Charge Receivables and the Obligors of such Pool Receivables. For the avoidance of doubt, “Records” shall include any Chattel Paper (tangible or electronic) evidencing any Pool Receivables.
“Register” is defined in Section 13.3(e).
“Related Assets” means (a) with respect to any Pool Receivable, (x) all security interests, hypothecations, reservations of ownership, liens, or other Adverse Claims, and property subject thereto from time to time purporting to secure payment of such Pool Receivable, including pursuant to the Contract pursuant to which such Pool Receivable was originated, together with all financing statements, registrations, hypothecations, charges, or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Pool Receivable, if any, (y)  all interest in any Equipment relating to the Contract giving rise to such Pool Receivable including the right to repossess such Equipment, and (z) all guarantees, insurance policies, and other agreements or arrangements of whatsoever character from time to time supporting of such Pool Receivable whether pursuant to the Contract pursuant to which such Pool Receivable was originated, including any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account, (b) all Collections in respect of, and other proceeds of, such Pool Receivable in respect of the period from and after the Cut-off Date immediately preceding the Purchase Date relating to such Pool Receivables , (c) all rights and remedies (but none of the obligations) of the Seller under the Sale Agreement and the other Transaction Documents and any other rights or assets pledged, sold, or otherwise transferred to the Seller thereunder, and (d) all the products and proceeds of any of the foregoing; provided, that the term “Related Assets” when used to refer to the Related Assets sold, assigned, contributed or transferred to the Seller under the Sale Agreement shall refer to such term as defined in the Sale Agreement.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remaining Term” means, as of any date of determination, with respect to any Receivable, the number of remaining unpaid monthly installment payments due under the related Contract for the payment of the Financed Unpaid Balance following such date of determination.
“Reporting Date” is defined in Section 3.1(a).
“Required Purchasers” means, at any time, Purchasers whose aggregate Investments at such time aggregate to more than 50.00% of the Purchasers’ Pool Investment at such time; provided, however, that if at such time any Purchaser is a Defaulting Purchaser, the Investments of such Defaulting Purchaser shall be disregarded for purposes of determining the Required Purchasers unless such Defaulting Purchaser is the sole Purchaser.
“Required Reserves” means the sum of (i) the Loss Reserve, (ii) the Yield and Fee Reserve, and (iii) the Conditional Service Guaranty Reserve.
“Response Date” is defined in Section 3.5.
“Responsible Officer” shall mean in respect of an ADT Entity or the Servicer any executive officer, assistant treasurer, treasurer, or controller of such ADT Entity, and any other officer of such ADT Entity or the Servicer, as the case may be, responsible for the administration of this Agreement.
“Retained Interest” means a material net economic interest of not less than five percent (5%) of the then current aggregate Purchasers’ Pool Investment, which takes the form of the first loss tranche in accordance with Article 6(3)(d) of the Securitization Regulation represented by ADT’s direct or indirect equity interest in the Seller.
“RPA Deferred Purchase Price” is defined in Section 1.1.
“Sale Agreement” means the Receivables Sale and Contribution Agreement, dated on or about the Closing Date or the initial Purchase Date, between ADT and the Seller.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including, without limitation, as of the date hereof, Cuba, Crimea (Ukraine), Iran, Sudan, Syria, and North Korea.
“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (or any successor thereto) or the U.S. Department of State, available at: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business, or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanctions” is defined in Section 6.1(y)(ii).
“Sanctions Laws” is defined in Section 6.1(y)(ii).
“SEC” means the Securities and Exchange Commission or any successor governmental authority.
“Second Largest State” means as of any date of determination, the state (or commonwealth) in the United States, in respect of which the second largest amount of aggregate Financed Unpaid Balances of Eligible Receivables in the Receivable Pool in respect of Obligors with Billing Addresses in such state (or commonwealth) relate.
“Securities Act” means the Securities Act of 1933.
“Securitization Regulation” means Regulation (EU) 2017/2402.
“Security” is defined in Section 2(a)(1) of the Securities Act.
“Seller” is defined in the preamble.
“Seller Creditor” is defined in Section 13.7(b).
“Seller Obligations” means any obligation owed by the Seller to the Collateral Agent, the Administrative Agent, any Purchaser Agent, any Purchaser, any Indemnified Party, any other Affected Party, or any account institution that maintains a Lock-box Account, a Collection Account or the Omnibus Account arising in connection with this Agreement, and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts payable pursuant to Section 12.1.
“Service Charge Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, instrument, a payment intangible or a general intangible (as such terms are defined under the UCC), arising from ADT’s providing the Monitoring Services pursuant to a contract and including any payment obligations of such Person with respect thereto.
“Servicer” is defined in Section 8.1(a).
“Servicing Fee” means in respect of the Receivable Pool, for any day, an amount equal to the product of (i) the Servicing Fee Rate, times the Financed Unpaid Balance of all Pool Receivables at the end of such day, and (ii) 1/360.
“Servicing Fee Rate” means 0.50%.
“Set-off Party” is defined in Section 13.4.
“Settlement Date” means (a) the twentieth (20th) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), and (b) on and after the Acceleration Date, each additional day selected from time to time by the Administrative Agent (it being understood that the Administrative Agent may select such Settlement Date to occur daily); provided, that the last Settlement Date shall be the Final Payout Date.
“Settlement Period” means:
(a)    the period from the Closing Date, to the end of the calendar month immediately succeeding the calendar month in which such date occurs; and
(b)    thereafter, each subsequent calendar month;
provided, that the last Settlement Period shall end on the Final Payout Date.
“S&P” means Standard & Poor’s Ratings Services.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Structuring Agent” means Mizuho, in its capacity as structuring agent for the transactions contemplated by this Agreement and the other Transaction Documents.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Successor Notice” is defined in Section 8.1(b).
“Taxes” means all income, gross receipts, rental, escheat, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal), and taxes, fees, levies, imposts, charges, or withholdings of any nature whatsoever (including backup withholding), together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.
“Telco98” means the numeric credit modeling score developed by Equifax.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Largest State” means, as of any date of determination, the state (or commonwealth) in the United States, in respect of which the third largest amount of aggregate Financed Unpaid Balances of Eligible Receivables in the Receivable Pool in respect of Obligors with Billing Addresses in such state (or commonwealth) relate.
“Tranche Investment” means in relation to any Rate Tranche and any Purchaser, the amount of such Purchaser’s Investment allocated by the related Purchaser Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches of all Purchasers in respect of the Receivable Pool shall equal the Purchasers’ Pool Investment; provided, further, that at all times the aggregate amounts allocated to all Rate Tranches in respect of a Receivable Pool of any Purchaser shall equal the aggregate Investment of such Purchaser.
“Transaction Documents” means (i) this Agreement, the Sale Agreement, the Fee Letters, the Lock-box agreements, each applicable Payment Direction, each applicable Control Agreement entered into in connection with the Omnibus Account, each Lock-box Account and each Collection Account, the limited liability company agreement of the Seller, the Performance Support Agreement, all amendments, waivers and other modification to any of the above-referenced agreements or documents, executed and delivered by any ADT Entity, and (ii) each other agreement entered into in connection with any Transaction Document which either (x) is expressly designated as a “Transaction Document” by the Administrative Agent, the Seller and ADT or (y) in respect of which counsel to any ADT Entity has provided an opinion of counsel as to enforceability.
“True Sale” shall mean, with respect to any Receivable, the sale, contribution or transfer of an ownership interest in such Receivable (not the granting of a security interest therein), within the meaning of all applicable Law, including the United States Bankruptcy Code, which sale or transfer was not made with the intent to hinder, delay or defraud any present or future creditors and is not voidable or subject to avoidance under the United States Bankruptcy Code.
“UCC” means, in respect of each state in the United States of America, the Uniform Commercial Code as from time to time in effect in such state.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.
“Unpaid Balance” means, as of any time with respect to a Receivable, an amount equal to the sum of all remaining unpaid monthly installment payments owed by the related Obligor in respect of such Receivable under the related Contract as of such time of determination.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“U.S. Dollars” means dollars in lawful money of the United States of America.
“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees, or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).
“Weighted Average Advance Rate” means, as of any date of determination, the lesser of (A) 85.00%, and (B) the percentage obtained by (i) multiplying the Advance Rate applicable to each Eligible Receivable in the Receivable Pool with a fraction, (x) the numerator of which is the Financed Unpaid Balance of such Eligible Receivable, and (y) the denominator of which is the aggregate Financed Unpaid Balance of all Eligible Receivables in the Receivable Pool, and (ii) summing all of the products calculated pursuant to clause (i).
“Weighted Average Swap Rate” means, as of any date of determination, the result of (I) the sum of (x) the product of (i) the 5-year USD Libor Swap Rate (USSW) as of such date of determination, and (ii) the Financed Unpaid Balance of all Eligible Receivables with an Original Term greater than 36 months, plus (y) the product of (i) the 3-year USD Libor Swap Rate (USSW) as of such date of determination, and (ii) the Financed Unpaid Balance of all Eligible Receivables with an Original Term of 36 months or less, divided by (II)  the aggregate Financed Unpaid Balance of all Eligible Receivables in the Receivable Pool.
“Weighted Average Term” means, as of any date of determination, with respect to all Receivables in the Receivable Pool which are Eligible Receivables, the number of months following such date of determination obtained by summing the products obtained by:
(a)    multiplying (i) the number of remaining unpaid monthly installment payments at such time in respect of each Pool Receivable due from the applicable Obligor under the Contract which payments give rise to such Receivable, by (ii) the Financed Unpaid Balance of such Pool Receivable;
and dividing such sum by:
(b)    the aggregate Financed Unpaid Balances at such time of all Pool Receivables which are Eligible Receivables.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield” means, for any day with respect to any Rate Tranche for the Receivable Pool:

{(PTI x YR)/360} + LF
where:
YR	=	;
PTI	=	Purchasers’ Tranche Investment in such Rate Tranche on such day; and
LF	=	the Liquidation Fee, if any, for such day.

“Yield and Fee Reserve” means as of any date of determination, the product of:
(a)    the Weighted Average Term divided by 12; times
(b)    the Hedge Rate; times
(c)    the Financed Unpaid Balance of all Pool Receivables; times
(d)    the Weighted Average Advance Rate; times
(e)    one (1) minus the Hedge Rate.
“Yield Period” means for any Rate Tranche, the period from and including the Closing Date to and excluding the first Settlement Date occurring hereunder, and thereafter, each period from and including each Settlement Date and to but excluding the immediately following Settlement Date.
“Yield Rate” means for any Rate Tranche on any day:
(a)    in the case of a Rate Tranche funded by a Conduit Purchaser through the issuance of Commercial Paper Notes, the applicable CP Rate; and
(b)    in the case of a Rate Tranche not funded by Commercial Paper Notes, the applicable Bank Rate for such Rate Tranche;
provided, that:
(i)    on any day as to any Rate Tranche which is funded by Commercial Paper Notes, the Yield Rate shall equal the applicable Base Rate if (A) the Administrative Agent does not receive notice or determines, by 12:00 noon (New York City time) on the third Business Day prior to the first day of the related Yield Period or Settlement Period, as applicable, that such Rate Tranche shall not be funded by Commercial Paper Notes, or (B) the Administrative Agent determines that (I) funding that Rate Tranche on a basis consistent with pricing based on the applicable Bank Rate would violate any applicable Law, or (II) that deposits of a type and maturity appropriate to match fund such Rate Tranche based on the applicable Bank Rate are not available; and
(ii)    on any day when any Event of Termination, shall have occurred that remains continuing the applicable Yield Rate for each Rate Tranche means a rate per annum equal to the higher of (A) the applicable Base Rate, plus 2.00% per annum and (B) the rate per annum otherwise applicable to such Rate Tranche during the current Yield Period or Settlement Period, as applicable plus 2.00% per annum.
B. Other Interpretive Matters.
(a)    All accounting terms defined directly or by incorporation in this Agreement or the Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement, the Sale Agreement and all such certificates and other documents, unless the context otherwise requires: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) the term “including” means “including without limitation”; (f) references to any Law refer to that Law as amended from time to time and include any successor Law; (g) references to any agreement refer to that agreement as from time to time amended, restated, extended, or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (h) references to any Person include that Person’s permitted successors and assigns; (i) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (j) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (k) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; (l) terms in one gender include the parallel terms in the neuter and opposite gender; and (m) the term “or” is not exclusive.

(b)	Each of the ADT Entities, the Collateral Agent, each Purchaser, and the Administrative Agent agree that no party hereto shall be deemed to be the drafter of this Agreement.

EXHIBIT A
FORM OF PURCHASE REQUEST
____________________, 20___
Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attention:
Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement, dated as of March 5, 2020 (as amended, restated, supplemented or otherwise modified, the “Receivables Purchase Agreement”), among ADT FINANCE LLC (the “Seller”), ADT LLC, as Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, Mizuho Bank, Ltd., as collateral agent, administrative agent, arranger, and structuring agent. Capitalized terms used in this Purchase Request and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
This letter constitutes a Purchase Request pursuant to Section 1.2(a) of the Receivables Purchase Agreement. The Servicer (on behalf of the Seller) hereby requests that the Purchasers make a Purchase of the Receivables set forth on Annex A hereto on the Settlement Date to occur on [●], [20_____], effective on the Cut-off Date that occurred on [●], [20_____] with a proposed aggregate Cash Purchase Price of $___________ . The Seller and the Servicer hereby represents and warrants that each Receivable set forth on Annex A is an Eligible Receivable. Attached hereto as Annex B is the Information Package in respect of the Settlement Period and Yield Period, as applicable immediately preceding the proposed date of Purchase.
The Servicer hereby directs the Purchasers to pay the Cash Purchase Price to the account of the Seller [specified on Schedule II of the Receivables Purchase Agreement][designated below:
Holder Name:
Bank Name:
Branch:
SWIFT:

Exhibit A-1
SK 28677 0004 8417431 v39

Address:
Account Number:
ABA Number:]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Request to be executed by its duly authorized officer as of the date first above written.
ADT LLC, as Servicer and on behalf of the Seller

By:
Name:
Title:

Annex A

Obligor Name & Billing Address	Account Number	ADT Credit Score of Obligor	Date of Origination	Unpaid Balance	Financed Unpaid Balance	Remaining Term For Payment of Unpaid Balance	Remaining Term For Payment of Financed Unpaid Balance	Product Type; Credit Check (Y/N)
1.
2.
3.
4.
5.
Receivables

EXHIBIT B
FORM OF PAYDOWN NOTICE
____________________, 20_____
[SPECIFY NAME AND ADDRESS OF THE ADMINISTRATIVE AGENT]

Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement, dated as of March 5, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among ADT FINANCE LLC, as Seller (“Seller”), ADT LLC., as Servicer, the various Purchasers and Purchaser Agents from time to time party thereto and Mizuho Bank, Ltd., as collateral agent, administrative agent, arranger and structuring agent. Capitalized terms used in this notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
This letter constitutes a notice of the Seller’s optional reduction of Purchasers’ Pool Investment in the Receivable Pool pursuant to Section 3.2(b)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Purchasers’ Pool Investment in the Receivable Pool on [SPECIFY SETTLEMENT DATE], _____ by $____________________. Subsequent to such reduction, the Purchasers’ Pool Investment in the Receivable Pool will be $________________.

IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written.
ADT LLC, on behalf of the Seller

By:
Name:
Title:

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of March 5, 2020 among ADT LLC (“Servicer”), ADT FINANCE LLC as Seller (the “Seller”), the various Purchasers and Purchaser Agents from time to time party thereto, and Mizuho Bank, Ltd., as collateral agent, administrative agent, Arranger and structuring agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement (including those incorporated by reference therein).
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________ of Servicer.
2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of Servicer, ADT, and each Seller during the accounting period covered by the attached financial statements.
3.    [Except as set forth in paragraph 4, the][T]he examinations described in paragraph 2 above did not disclose, and I have no actual knowledge of, the existence of any condition or event which constitutes an Event of Termination or an Unmatured Event of Termination, as each such terms are defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.
4.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Seller or the Servicer on its behalf has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications and the financial statements delivered with this Compliance Certificate in support thereof, are made and delivered as of the _____ day of _____________, 20__.
By: ____________________________
Name:
Title:

EXHIBIT D
FORM OF INFORMATION PACKAGE
(attached)

EXHIBIT E
FORMS OF CONTRACT
(attached)

EXHIBIT F
CREDIT AND COLLECTION POLICY
(attached)

EXHIBIT G-1
FORM OF LOCK-BOX ACCOUNT PAYMENT DIRECTION

EXHIBIT G-2
FORM OF COLLECTION ACCOUNT PAYMENT DIRECTION

EXHIBIT G-3
FORM OF OMNIBUS ACCOUNT PAYMENT DIRECTION

EXHIBIT H
FORM OF JOINDER
[see attached]

SCHEDULE I
ADDRESSES FOR NOTICES
If to any ADT Entity:
c/o ADT LLC
1501 Yamato Road
Boca Raton, FL 33431
Attention: Chief Legal Officer
Facsimile: (561) 226-2856
with copies to:
Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: Chief Legal Officer
Telephone: (212) 515-3484
Facsimile: (646) 607-0539

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Gregory A. Ezring, T. Robert Zochowski
Telephone: (212) 373-3762
Facsimile: (212) 492-0762If to Mizuho:
Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attention:    Johan Andreasson
Tel:    (212) 282-3544
Fax:    (212) 282-4105
Email:    Johan.Andreasson@mizuhogroup.com

SCHEDULE II
PAYMENT INSTRUCTIONS
With respect to Mizuho:
Destination Bank:    Mizuho Bank Ltd., New York Branch
ABA Number: 026 004 307
Account Name: ISA Loan Agency
Account No.: H79-740-005344
Reference: ADT Finance LLC
With respect to the Seller:
BNY Mellon Bank
500 Ross Street
Pittsburgh, PA 15262
Contact:    Brina Hilliard
412.234.3359
brina.hilliard@bnymellon.com

Routing/ABA #:    043000261
Swift:            MELNUS3P
Account #:        132-3080

SCHEDULE III
ADVANCE RATE MATRIX

Advance Rate1)
Remaining Term2)	Tier 1-3 w/ Credit Check	Tier 1-3 wo/ Credit Check	Burglar Alarm w/ Credit Check	Burglar Alarm wo/ Credit Check
60	71.55%
59	72.14%
58	72.73%
57	73.32%
56	73.90%
55	74.49%
54	75.08%
53	75.67%
52	76.25%
51	76.84%
50	77.43%
49	78.02%
48	78.60%
47	79.19%
46	79.78%
45	80.37%
44	80.95%
43	81.54%
42	82.13%
41	82.72%
40	83.30%
39	83.89%
38	84.48%
37	85.07%
36	85.67%	69.59%	84.29%	64.64%
35	85.70%	69.65%	84.39%	64.77%
34	85.74%	69.72%	84.48%	64.90%
33	85.79%	69.78%	84.56%	65.06%
32	85.83%	69.86%	84.67%	65.20%
31	85.88%	70.01%	85.22%	65.44%
30	86.24%	71.01%	85.61%	66.63%
29	86.61%	72.01%	86.00%	67.81%
28	86.97%	73.01%	86.39%	68.99%
27	87.34%	74.01%	86.78%	70.17%
26	87.70%	75.01%	87.17%	71.36%
25	88.07%	76.00%	87.56%	72.54%
24	88.43%	77.00%	87.96%	73.72%
23	88.80%	78.00%	88.35%	74.90%
22	89.16%	79.00%	88.74%	76.08%
21	89.53%	80.00%	89.13%	77.27%
20	89.89%	81.00%	89.52%	78.45%
19	90.26%	82.00%	89.91%	79.63%
18	90.62%	83.00%	90.30%	80.81%
17	90.99%	84.00%	90.70%	82.00%
16	91.35%	85.00%	91.09%	83.18%
15	91.72%	86.00%	91.48%	84.36%
14	92.08%	87.00%	91.87%	85.54%
13	92.45%	88.00%	92.26%	86.72%
12	92.81%	89.00%	92.65%	87.91%
11	93.18%	90.00%	93.04%	89.09%
10	93.54%	91.00%	93.43%	90.27%
9	93.91%	92.00%	93.83%	91.45%
8	94.27%	93.00%	94.22%	92.64%
7	94.64%	94.00%	94.61%	93.82%
6	95.00%	95.00%	95.00%	95.00%
5	95.00%	95.00%	95.00%	95.00%
4	95.00%	95.00%	95.00%	95.00%
3	95.00%	95.00%	95.00%	95.00%
2	95.00%	95.00%	95.00%	95.00%
1	95.00%	95.00%	95.00%	95.00%

1) Subject to 85% maximum advance rate in aggregate
2) The number of remaining installments at the time such Eligible Receivable is acquired by the Seller
SCHEDULE IV
POOL LIMITS

Pool Limit
Mizuho Bank, Ltd.	$200,000,000

SCHEDULE V
LOCK-BOX AND ACCOUNT INFORMATION

Bank	Address	Lock-box #	Account #(s)
BNY Mellon	ADT LLC, PO Box 371878, Pittsburgh, PA 15250	371878	192-5363
BNY Mellon	BNY Mellon One Wall Street New York, NY 10286	Virtual LB #66	022-2615
BNY Mellon	BNY Mellon One Wall Street New York, NY 10286	Virtual LB #20 and #55	008-8452

COLLECTION ACCOUNT INFORMATION

Bank	Address	Account #(s)
BNY Mellon	BNY Mellon One Wall Street New York, NY 10286	192-5865
BNY Mellon	BNY Mellon One Wall Street New York, NY 10286	192-6243

OMNIBUS ACCOUNT

Bank	Address	Account #(s)
BNY Mellon	BNY Mellon One Wall Street New York, NY 10286	132-3080

SCHEDULE VI
UCC DETAILS

Legal Name	Other Names	Location of Physical Records	Jurisdiction of Organization / Entity Type	FEIN	Organizational ID
ADT FINANCE LLC	None	1501 Yamato Road, Boca Raton, FL 33431	DE	45-4517261	7705696

Exhibit A-3
SK 28677 0004 8417431 v39